Exhibit 10.1

EXECUTION COPY

LOAN AGREEMENT

(Main Street Priority Loan Facility)

Dated as of December 1, 2020

among

MOHEGAN TRIBAL GAMING AUTHORITY,

as the Borrower,

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT,

as an additional party with respect to certain

representations, warranties and covenants,

and

LIBERTY BANK,

as Lender

v

SCHEDULES

1.03	Persons/Entities/Contracts in Accordance with GAAP
5.06	Mohegan Sun Real Property
6.06	Litigation
6.08A	Pocono Real Property
6.08B	Mohegan Golf Real Property
6.09	Environmental Matters
6.13	Subsidiaries and Other Equity Investments
6.16	Intellectual Property Matters
6.24	Operating Accounts
9.01	Existing Liens
9.02	Existing Investments
9.03	Existing Indebtedness
12.02	Lender’s Office, Certain Addresses for Notices

EXHIBITS

A	Promissory Note
B	[Reserved]
C	Financial Reporting Requirements of Appendix C to the FAQs
D	Compliance Certificate
E	[Reserved]
F	[Reserved]
G	[Reserved]
H	Form of Liquidity Certificate
I	Form of Monthly Forecast Summary
J	Form of Perfection Certificate
K	Form of Restricted Group Reporting

LOAN AGREEMENT

This LOAN AGREEMENT is entered into as of December 1, 2020 (as may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT, a federally recognized Indian Tribe and Native American sovereign nation (the “Tribe”), the MOHEGAN TRIBAL GAMING AUTHORITY, a governmental instrumentality of the Tribe (the “Borrower”) and LIBERTY BANK, a Connecticut bank (together with its permitted successors and assigns, the “Lender”).

RECITALS

A.    Borrower has requested that the Lender provide the loan set forth in this Agreement to Borrower under the terms and conditions of the Main Street Lending Program administered by the Federal Reserve Bank of Boston.

B.    The Lender is willing to provide such loan upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“AAA” has the meaning specified in Section 12.18(a).

“Account Control Agreement” means a control agreement among Borrower or a Restricted Subsidiary, as applicable, the Administrative Agent (or, following the payment in full of the Obligations (as defined in the Credit Agreement), the Lender) and the depositary or securities intermediary for each Operating Account, in a form reasonably acceptable to the Lender and the Borrower (it being understood that any Account Control Agreement in effect as of the date hereof is acceptable ).

“Act” has the meaning specified in Section 12.24.

“Administrative Agent” means Citizens Bank, N.A. in its capacity as administrative agent under the Credit Agreement, together with its permitted successors and assigns.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, each Governmental Component of the Tribe shall be deemed to be an Affiliate of the Tribe and each other Governmental Component of the Tribe.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Allocation Plan” means the Mohegan Tribal Gaming Revenue Allocation Plan, last amended as of July 29, 2010, as such plan may be amended or succeeded from time to time, approved by the Bureau of Indian Affairs on July 29, 2010, relating to the application, distribution or use of revenues from class II and class III gaming (as defined in IGRA).

“Assignment-in-Blank” means that certain Main Street Priority Loan Facility Assignment Executed in Blank dated as of even date herewith, executed by the Lender, the Borrower, and, as applicable, the Administrative Agent (as defined in the Co-Lender Agreement), as the same may be amended or modified from time to time.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; provided that Attributable Indebtedness shall not include obligations or liabilities or any Person to pay rent or other amounts under any lease, which obligations would be required to be classified as and accounted for as an operating lease under GAAP as in effect on the Credit Agreement Closing Date, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended September 30, 2019, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Authority Property” means any and all now owned or hereafter acquired real, mixed and personal Property of Borrower (whether or not otherwise designated as property of Borrower) and its Restricted Subsidiaries. “Authority Property” in any event includes, without limitation, (a) Mohegan Sun and Pocono and (b) all gaming revenues of Borrower and all gaming and other revenues of its Restricted Subsidiaries, provided that neither (i) the Property of the WNBA Subsidiary and Borrower’s ownership interests in the WNBA Subsidiary, nor (ii) the Property of any Unrestricted Subsidiaries, nor (iii) the Pennsylvania Tax Revenues, shall be considered to be Authority Property.

“Authorizing Resolutions” means (a) as to the Tribe, Resolution No. 2021-13 of the Tribal Council dated December 1, 2020 and (b) as to the Borrower, Resolution No. TGA 2021-04 of the Management Board dated December 1, 2020.

“Available Amount” shall mean, on any date, an amount not less than zero, equal to:

(a)    the aggregate amount of Quarterly Excess Cash Flow for each completed full Fiscal Quarter after the Closing Date (beginning, for the avoidance of doubt, with the Fiscal Quarter ending on March 31, 2021), minus the aggregate amount of Investment Returns deducted in calculating the usage of an Investment basket pursuant to the definition of “Investment” to the extent such Investment Return was included in Consolidated EBITDA for such period; plus

(b)    the amount of Investment Returns not deducted in calculating the usage of an Investment basket pursuant to the definition of “Investment” and received by the Borrower and its Restricted Subsidiaries from Persons other than Loan Parties after the Closing Date to the extent not included in Consolidated EBITDA; plus

(c)    without duplication of any amounts included in clause (b) above, the amount of Investment Returns not deducted in calculating the usage of an Investment basket pursuant to the definition of “Investment” and received by the Borrower and its Restricted Subsidiaries after the Closing Date in respect of (1) Investments prior to the Closing Date in Inspire Integrated Resort Co. Ltd. and (2) Investments prior to the Closing Date in Salishan Mohegan LLC, in each case to the extent not included in Consolidated EBITDA; plus

(d)    upon the redesignation of a Subsidiary that was previously designated as an Unrestricted Subsidiary as a Restricted Subsidiary, the aggregate amount of any Investment in such Subsidiary that was made pursuant to Section 9.02 prior to such redesignation and is outstanding at the time of such redesignation; minus

(e)    the aggregate amount of any (i) Investments made pursuant to Section 9.02(j)(i), (ii) Restricted Payments made pursuant to Section 9.06(f)(i) and (iii) Junior Prepayments pursuant to Section 9.12(f)(x) (in each case, in reliance on the then-outstanding Available Amount) made since the Closing Date and on or prior to such date.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq., as amended.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, and (b) the rate of interest in effect for such day as publicly announced from time to time by the Lender as its “prime rate”. The “prime rate” is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

“Benchmark” means, initially, LIBOR; provided, however, that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, has occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions hereof.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Lender, giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated or bilateral credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender, giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Lender reasonably determines to be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Lender reasonably determines is necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; and

(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Lender on not fewer than five (5) Business Days’ notice to the Borrower, so long as the Lender has not received, by such date, written notice of objection to such Early Opt-In Election from the Borrower.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark and solely to the extent that the Benchmark has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Benchmark for all purposes hereunder in accordance with the provisions hereof and (y) ending at the time that a Benchmark Replacement has replaced the Benchmark for all purposes hereunder pursuant to the provisions hereof.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Certification” means that certain MSPLF Borrower Certifications and Covenants dated as of even date herewith, executed and delivered by the Borrower in accordance with the MSPLF, as the same may be amended or modified from time to time.

“Borrower Materials” has the meaning specified in Section 8.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York and, if such day relates to the Eurodollar Rate, means any such day that is also a London Banking Day.

“Capital Expenditure” means any expenditure that is considered a capital expenditure under GAAP, including any amount that is required to be treated as an asset subject to a Capital Lease.

“Capital Lease” means, as to any Person, a lease of any Property by that Person as lessee that is or should be recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with GAAP; provided that the term “Capital Lease” shall not include any lease that would be required to be classified and accounted for as an operating lease under GAAP as existing on the Credit Agreement Closing Date.

“Capital Stock” means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests, limited liability company membership interests, or any other participation, right, warrants, options or other interest in the nature of an equity interest or ownership interest in such Person, but excluding any debt security convertible or exchangeable into such equity interest or ownership interest. For the avoidance of doubt, the Tribe’s ownership interest in the Borrower and the Borrower’s and its Restricted Subsidiaries’ ownership interest in Restricted Subsidiaries shall be deemed to be Capital Stock.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136, as in effect from time to time.

“Cash Equivalents” means, for any Person: (a) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or by any agency thereof or issued by FNMA, FHLMC or FFCB, in either case maturing not more than one year from the date of acquisition thereof by such Person; (b) time deposits, certificates of deposit or bankers’ acceptances (including eurodollar deposits) issued by (i) any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $500,000,000 that is assigned at least a “B” rating by Thomson Financial Bank Watch or (ii) the Lender or bank holding company owning the Lender (in each case, at the time of acquisition); (c) commercial paper maturing not more than one year from the date of acquisition thereof by such Person and (i) issued by the Lender or bank holding company owning the Lender or (ii) rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s, respectively, (in each case, at the time of acquisition); (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in subsections (a) above or (e) below entered into with a bank meeting the qualifications described in subsection (b) above (in each case, at the time of acquisition); (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof or by any foreign government, and rated at least “A” by S&P or “A” by Moody’s (in each case, at the time of acquisition); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by the Lender or any commercial bank satisfying the requirements of subsection (b) above (in each case, at the time of acquisition); (g) money market mutual funds that invest primarily in the foregoing items (determined at the time such investment in such fund is made); (h) corporate notes issued by domestic corporations that are rated at least “A” by S&P or “A” by Moody’s, in each case maturing within one year from the date of acquisition; or (i) auction rate securities including taxable municipals, taxable auction notes, and money market preferred; provided that the credit quality is consistent with subsection (h) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means that the Borrower ceases to be a wholly-owned instrumentality of the Tribe, managed and controlled by the Tribe.

“Claim” has the meaning specified in Section 12.18(a).

“Closing Date” shall mean the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Lender Agreement” means that certain MSPLF Co-Lender Agreement dated as of even date herewith, executed by the Borrower and the Lender, as both the Initial Lender and the Administrative Agent (as each such term is defined in the Co-Lender Agreement), as the same may be amended or modified from time to time.

“Collateral” means, collectively, the Property pledged or purported to be pledged to the Lender pursuant to the Security Documents and any additional Property pledged to the Lender pursuant to Section 8.13. The Collateral shall not include any Protected Assets or any Excluded Assets (as defined in the Security Agreement).

“Commission” means the National Indian Gaming Commission.

“Commitment Letter” has the meaning specified in Section 4.02(c).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compact” means the tribal-state Compact entered into between the Tribe and the State of Connecticut pursuant to IGRA, dated May 17, 1994, together with that certain Memorandum of Understanding dated May 17, 1994, as such may be amended.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, the Borrower’s and its Restricted Subsidiaries’ Consolidated Net Income for such period before (i.e., calculated without giving effect to) any of the following: interest expense (including amortization of debt issuance costs, non-cash interest payments, the interest component of payments in respect of Capital Leases and commissions and other fees in respect of letters of credit), taxes, depreciation, amortization, non-cash rent expense, Pre-Opening Expenses, non-cash change in value of derivative instruments, interest costs associated with derivative instruments not otherwise included in interest expense, non-cash litigation accruals, charges or expenses relating to the modification or early retirement of debt, any impairment charges or asset write-offs, all non-recurring non-cash losses or expenses (or gains or income) not otherwise specified and all gains or losses in connection with a Disposition outside the ordinary course of business, acquisition and merger related charges, and extraordinary items, all as determined in accordance with GAAP, plus (a) cash dividends and distributions paid to the Borrower and its Restricted Subsidiaries from any Person that is not a Restricted Subsidiary, provided that the cumulative amount of such cash dividends and distributions included in Consolidated EBITDA shall not exceed the cumulative amount of the Borrower’s and its Restricted Subsidiaries’ share of the Consolidated EBITDA of such Person, plus (or minus) (b) any loss (or gain) of the Borrower and its Restricted Subsidiaries arising from a change in GAAP, plus (or minus) (c) any non-cash loss, costs or expenses (or non-cash gain or income) of the Borrower and its Restricted Subsidiaries resulting from adjustments to any earn out obligation or other contingent consideration and any loss or income of the Borrower and its Restricted Subsidiaries resulting from an earn out obligation or other contingent consideration being paid or no longer being contingent, plus (d) the Estimated Business Interruption Insurance for such period (notwithstanding any classification of the affected operations as discontinued operations or any disposal of such operations), plus (e) [reserved], plus (f) non-recurring cash charges and expenses of the Borrower and its Restricted Subsidiaries (excluding fees and expenses included in clause (g) below), and costs of the Borrower and its Restricted Subsidiaries, in each case, incurred in connection with reduction-in-force, severance and similar operational restructuring programs, including without limitation, measurement period adjustments, the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, integration costs, personnel restructuring, relocation or integration costs, one-time compensation charges and the amount of any signing, retention and completion bonuses; provided, that aggregate amount of additions made to Consolidated EBITDA for any period pursuant to clause (f) shall not exceed 10.0% of Consolidated EBITDA in the aggregate for any Test Period (after giving effect to clause (f)), plus (g) fees and expenses incurred by the Borrower and its Restricted Subsidiaries in connection with the issuance, incurrence, repayment, prepayment, refinancing, redemption or repurchase of Indebtedness of Borrower or any of its Restricted Subsidiaries and the making of Investments or Dispositions, including without limitation investment banking, brokerage and legal costs, minus (h) the Estimated Business Interruption Insurance Shortfall for such period, minus (i) business interruption insurance proceeds received during such period to the extent they represent payment of amounts previously included in Estimated Business Interruption Insurance. If and to the extent that any non-cash litigation accruals have not been included in the computation of Consolidated EBITDA, the amount of any non-appealable judgment or the cash payment in respect of any settlement or judgment in respect thereof (net of any assets acquired in connection with such settlement or judgment) in any future period shall be subtracted from Consolidated EBITDA. Notwithstanding anything to the contrary contained herein, for all purposes of this Agreement other than the determination of “Excess Cash Flow”, Consolidated EBITDA for the calendar month ending (x) March 31, 2020 shall be deemed to be $37,118,000, (y) April 30, 2020 shall be deemed to be $25,094,000, and (z) May 31, 2020 shall be deemed to be $25,987,000.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis (exclusive of any Indebtedness of the Borrower’s Restricted Subsidiaries to the Borrower or another Restricted Subsidiary or any Indebtedness of the Borrower to any Restricted Subsidiary), the sum (without duplication) of (a) the outstanding principal amount of all Indebtedness for borrowed money minus the amount of any cash borrowed by the Borrower and pledged or deposited by the Borrower pursuant to Section 2.03(a)(iii) of the Credit Agreement (as in effect on the date hereof) or Section 2.16 of the Credit Agreement (as in effect on the date hereof) as cash collateral, (b) the aggregate amount of all Attributable Indebtedness, (c) the outstanding principal amount of all Indebtedness of the type described in clause (e) of the definition thereof, (d) the outstanding principal amount of all Indebtedness of the type described in clause (d) of the definition thereof, and (e) all Guarantees with respect to outstanding Indebtedness of the types specified in subsections (a) through (d) above of Persons other than the Borrower or any Restricted Subsidiary. Notwithstanding the foregoing, Consolidated Funded Indebtedness shall not include (a) any Defeased Indebtedness or (b) the aggregate principal amount of Indebtedness (including any interest paid-in-kind thereon), if any, in respect of any Specified Tribal Contribution. The amount of Consolidated Funded Indebtedness shall be deemed to be zero with respect to any letter of credit, unless and until a drawing is made with respect thereto. “Consolidated Funded Indebtedness” shall exclude the Consolidated Funded Indebtedness of each Unrestricted Subsidiary and all Subsidiaries of any Unrestricted Subsidiary. “Consolidated Funded Indebtedness” shall exclude any Guarantee of Indebtedness at the Mohegan Sun Korea Project to the extent and for such time as the Borrower deems such Guarantee as incurred pursuant to Section 9.02(k) and Section 9.03(h).

“Consolidated Net Income” means, with respect to any fiscal period, the consolidated net income from continuing operations before extraordinary or non-recurring items of Borrower and its Restricted Subsidiaries for that period, determined in accordance with GAAP; provided further that, without duplication: (a) the Consolidated Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to Borrower or any Restricted Subsidiary; and (b) the Consolidated Net Income of any Restricted Subsidiary that is not a Loan Party shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Consolidated Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders.

“Constitution” means the Constitution of the Tribe adopted by the Tribe and ratified by the Tribe’s members by Tribal Referendum dated April 12, 1996, as amended August 10, 2002, as amended September 6, 2003, as amended May 2, 2004, as amended November 30, 2007, as amended June 16, 2010, as amended February 23, 2014, and as it may be further amended from time to time.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound. The term Contractual Obligation includes the Credit Agreement.

“Control” has the meaning specified in the definition of “Affiliate.”

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“Credit Agreement” means the Credit Agreement dated as of October 14, 2016 among the Borrower, the Tribe, the Administrative Agent and the other lender parties thereto, as amended through the Fourth Amendment to Credit Agreement dated August 28, 2020, and as it may be further amended from time to time.

“Credit Agreement Closing Date” means October 14, 2016.

“CT Expo” means an exposition and convention center construction project on or about the existing reservation of the Tribe located adjacent to Uncasville, Connecticut, which may include an exhibition hall and pre-function area, ballroom, conference rooms, entertainment and retail amenities, support and kitchen facilities and other related facilities and related fixtures, equipment and other personalty.

“CT Expo Subsidiary” means a Subsidiary of the Borrower established in connection with, and in order to effectuate, acquisition, design, installation, development, construction and/or operation of the CT Expo.

“Cure Expiration Date” has the meaning specified in Section 10.04.

“Customary Intercreditor Agreement” means with respect to any Indebtedness, a customary intercreditor agreement in form and substance mutually agreed by the Lender and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to (or, in the case of any Indebtedness incurred pursuant to Section 9.03(q), pari passu with) the Liens on the Collateral securing the Obligations.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, the Tribe or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means a fluctuating interest rate per annum at all times equal to the interest rate otherwise applicable to the Loan plus 5% per annum.

“Defeased Indebtedness” means Indebtedness (a) that has been defeased in accordance with the terms of the indenture or other agreement under which it was issued, (b) that has been called for redemption and for which funds sufficient to redeem such Indebtedness have been set aside in a separate account by the Borrower, (c) for which amounts are set aside in trust or are held by a representative of the holders of such Indebtedness or any third party escrow agent pending satisfaction or waiver of the conditions for the release of such funds, or (d) that has otherwise been defeased to the satisfaction of the Lender.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by the Borrower or any Guarantor, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the avoidance of doubt, an Extraordinary Loss shall not constitute a Disposition.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof (other than solely (x) for Capital Stock that is not Disqualified Capital Stock or upon a sale of assets, casualty event or a change of control, in each case, subject to the prior payment in full of the Obligations, (y) as a result of a redemption required by Gaming Law or (z) as a result of a redemption that by the terms of such Capital Stock is contingent upon such redemption not being prohibited by this Agreement), pursuant to a sinking fund obligation or otherwise (other than solely for Capital Stock that is not Disqualified Capital Stock) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 181 days after the latest Maturity Date then in effect at the time of issuance thereof.

“Dollar” and “$” mean lawful money of the United States.

“Early Opt-in Election” means the occurrence of:

(a)    a determination by the Lender that at least five currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of the then-current Benchmark, a new benchmark interest rate to replace the Benchmark, and

(b)    the election by the Lender to declare that an Early Opt-in Election has occurred and the provision by Lender of written notice of such election to the Borrower.

“Earth Hotel Lease” means that certain sublease dated February 1, 2015, by and between the Borrower and Mohegan Tribal Finance Authority, including all exhibits and schedules attached thereto.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Estimated Business Interruption Insurance” means an estimate of the amount (determined in good faith by senior management of the Borrower, notwithstanding the failure of any designation by applicable insurance carriers as to how much of any expected recovery is attributable to business interruption coverage as opposed to other types of coverage) of business interruption insurance the Borrower and the Restricted Subsidiaries expect to collect with respect to any applicable period; provided that such amount (a) shall not be taken in account for any period after two years following the date of the event giving rise to the claim under the relevant business interruption insurance, and (b) shall not exceed the sum of (i) the excess of (A) the applicable casualty property’s historical Consolidated EBITDA for the four fiscal quarters most recently ended prior to such date for which internal financial reports are available for that property ending prior to the date of the business interruption (or annualized if such property has less than four full quarters of operations) over (B) the actual Consolidated EBITDA generated by such property for such four fiscal quarter period, and (ii) the amount of insurance proceeds not reflected in subsection (i) that the Borrower expects to collect as a reimbursement in respect of expenses incurred at that property with respect to such period (provided that the amount included pursuant to this subsection (ii) shall not exceed the amount of the other expenses incurred at that property that are actually included in calculating the Borrower and its Restricted Subsidiaries’ Consolidated Net Income for such fiscal quarter).

“Estimated Business Interruption Insurance Shortfall” shall mean, for any period in which it is ultimately determined that the amount of insurance proceeds payable in respect of an event for which Estimated Business Interruption Insurance amounts were previously included in Consolidated EBITDA are less than the amount of Estimated Business Interruption Insurance that were previously included in Consolidated EBITDA for such event, an amount equal to such shortfall.

“Eurodollar Rate” means the offered rate for deposits of U.S. Dollars for a three month term which the ICE Benchmark Administration (or any successor administrator of London Interbank Offered Rates (“LIBOR”)) fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to each Interest Payment Date.

“Event of Default” has the meaning specified in Section 10.01.

“Excess Cash Flow” means, for any period, without duplication,

(a)    Consolidated EBITDA for such period; minus,

(b)    the sum (for such period) of (in each case, to the extent not deducted in the calculation of Consolidated EBITDA):

(i)    Interest Charges actually paid in cash by Borrower and its Restricted Subsidiaries,

(ii)    the sum of (x) cash Maintenance Capital Expenditures incurred by Borrower and its Restricted Subsidiaries during such period plus (y) other cash Capital Expenditures incurred by Borrower and its Restricted Subsidiaries during such period plus (z) cash expenditures in respect of Investments made pursuant to Sections 9.02(f), (j)(ii), (k) (to the extent made in cash, including cash payments with respect to Guarantees), (m) (if the CT Expo Subsidiary is an Unrestricted Subsidiary at the time of such Investment) and (o) (or, if made prior to the Closing Date, the corresponding provisions of the Credit Agreement);

(iii)    cash payments of Priority Distributions,

(iv)    the aggregate principal amount of (1) all mandatory prepayments and scheduled repayments of any Indebtedness of the Borrower and its Restricted Subsidiaries during such period (other than any mandatory prepayment required pursuant to Section 2.05(f) of the Credit Agreement due to the existence of Excess Cash Flow (as defined in the Credit Agreement)) and (2) all voluntary prepayments of Indebtedness of the Borrower and its Restricted Subsidiaries during such period (other than (x) any voluntary prepayment or repurchase of term or Revolving Indebtedness deducted (or that will be deducted) from the amount of any mandatory prepayment required pursuant to Section 2.05(f) of the Credit Agreement pursuant to clauses (ii) and (iii) thereof, (y) any voluntary prepayment of Revolving Indebtedness, except to the extent any related commitment is permanently reduced in connection with such prepayment and (z) any voluntary prepayments made with the Available Amount pursuant to Section 9.12(f)(x)),

(v)    [Reserved],

(vi)    state or federal income taxes paid (or to be paid) in cash by Borrower and its Restricted Subsidiaries on a consolidated basis with respect to such period; provided, that with respect to any such amounts to be paid after the close of such period, any amount so deducted shall not be deducted again in calculating Excess Cash Flow for a subsequent period,

(vii)    cash costs incurred during such period in respect of (A) Pre-Opening Expenses and (B) fees and expenses in connection with the issuance, incurrence, repayment, prepayment, refinancing, redemption or repurchase of Indebtedness of, and the making of Investments or Dispositions by, Borrower or any of its Restricted Subsidiaries, including without limitation investment banking, brokerage and legal costs, minus

(c)    the Estimated Business Interruption Insurance for such period (notwithstanding any classification of the affected operations as discontinued operations or any disposal of such operations) to the extent such Estimated Business Interruption Insurance increased Consolidated EBITDA for such period and was not received in cash in such period, minus

(d)    cash costs incurred during such period to the extent such amounts were added back to Consolidated Net Income in calculating Consolidated EBITDA pursuant to clause (f) of the definition thereof, plus

(e)    the sum (for such period) of all amounts referred to in clauses (b)(ii), (iii), (iv) or (vii) above to the extent funded with the proceeds of the issuance or incurrence of Indebtedness (excluding proceeds of Revolving Indebtedness), the proceeds of the sale or issuance of Capital Stock or the proceeds of, any sale, transfer or other disposition to any person other than a Subsidiary of any asset or assets (or insurance proceeds or other compensation arising from any loss, damage, destruction or condemnation of any asset or assets) (but only to the extent that such sale, transfer or other disposition did not increase Consolidated EBITDA), plus

(f)    (i) any business interruption insurance received in cash and not included in Consolidated EBITDA for such period and (ii) the amount of any reduction to Consolidated EBITDA due to clause (h) of the definition thereof in such period, plus or minus, as the case may be

(g)    any extraordinary or non-recurring cash items excluded from Consolidated EBITDA and any cash tax refunds, cash pension plan reversions, indemnity payments, purchase price adjustments or other similar cash items (but, excluding, for the avoidance of doubt, any Net Cash Proceeds resulting from an Extraordinary Loss or Disposition outside the ordinary course of business).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, being engaged in a trade or business for applicable income, franchise or branch profits tax purposes in, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which the Lender acquires such interest in the Loan or changes its lending office, except, in each case, to the extent that amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to the Lender’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extraordinary Loss” means any loss, destruction or damage to Property of the Borrower or any of its Subsidiaries or condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of any such Property, or confiscation or requisition of use of any such Property.

“FAQs” means the Main Street Lending Program Frequently Asked Questions as published by the Board of Governors of the Federal Reserve System, as the same may be amended or modified from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, or any legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of any such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender on such day on such transactions as determined by the Lender.

“Federal Reserve Boston” means the Federal Reserve Bank of Boston.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Financial Covenant Restricted Period” means the period commencing on the Closing Date and ending on the date Borrower delivers to the Lender a Compliance Certificate certifying compliance with Sections 9.10(a), (b)(i) and (c)(i) as of the last day of the fiscal quarter of Borrower ending March 31, 2022 (or, if such Compliance Certificate is not delivered, on the date Borrower delivers to the Lender a Compliance Certificate certifying compliance with Sections 9.10(a), (b)(ii) and (c)(ii) as of the last day of the then most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 8.01(a) or (b)); provided that the Financial Covenant Restricted Period shall end prior to such date upon delivery by Borrower to the Lender of a Financial Covenant Restricted Period Termination Notice.

“Financial Covenant Restricted Period Termination Date” means the date on which the Financial Covenant Restricted Period ends pursuant to the definition thereof.

“Financial Covenant Restricted Period Termination Notice” means a Compliance Certificate (a) stating that Borrower elects to terminate the Financial Covenant Restricted Period effective as of the date such Compliance Certificate is delivered and (b) certifying that Borrower is in compliance with Sections 9.10(a), (b)(ii) and (c)(ii) as of the last day of the then most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 8.01(a) or (b) (determined in accordance with the last sentence of the definition of Consolidated EBITDA to the extent applicable).

“Fiscal Quarter” means the fiscal quarter of Borrower consisting of a three-month fiscal period ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of Borrower consisting of a twelve month fiscal period ending on each September 30.

“Fixed Amounts” has the meaning specified in Section 1.08(d).

“Fixed Charge Coverage Ratio” means, as of the last day of the applicable Fiscal Quarter, the ratio of:

(a)    Consolidated EBITDA for the most recently ended Test Period minus (i) the aggregate amount of any taxes on or measured by consolidated income of Borrower and its Restricted Subsidiaries for such Test Period (whether or not payable during such Test Period, and excluding any amount payable to the State of Connecticut under the Compact) to the extent not otherwise deducted in determining Consolidated EBITDA, (ii) Restricted Payments made pursuant to Section 9.06(f) that are made during such period to the extent that such Restricted Payments are not expenditures which have been deducted in computing Consolidated EBITDA for such Test Period, (iii) Priority Distributions that are made during such Test Period and (iv) Maintenance Capital Expenditures made during such Test Period; to

(b)    the sum of (i) Interest Charges to the extent payable in cash by Borrower or a Restricted Subsidiary for the most recently ended Test Period, plus (ii) any scheduled amortization payments by Borrower or a Restricted Subsidiary with respect to Indebtedness (including Capital Leases) required to be made during such Test Period in cash (other than any such principal payments due upon the final maturity of any such Indebtedness).

“Flood Determination” means, with respect to any mortgaged or to-be mortgaged property, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Loan Party relating thereto).

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Date” means the date on which the conditions set forth in Section 4.02 are satisfied or waived; provided that unless the Lender and the Borrower otherwise agrees, the Funding Date shall be no earlier than the third day following the Federal Reserve Boston’s commitment to purchase 95% of the Loan.

“Funding Deposit” means the deposit of no less than $2,000,000 of the proceeds of the Loan into the Lender Deposit Account, which Lender Deposit Account shall be subject to an Account Control Agreement in favor of the Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaming” means any and all activities defined as class II or class III gaming under IGRA or authorized under the Compact.

“Gaming Authority Ordinance” means Chapter 2, Article II of the Mohegan Tribe Code, also known as Ordinance No. 95-2 of the Tribe, as enacted on July 15, 1995.

“Gaming Board” means, collectively, (a) the Mohegan Tribal Gaming Commission, (b) the Connecticut Division of Special Revenue, (c) the Pennsylvania Gaming Control Board, (d) the Pennsylvania State Horse Racing Commission, (e) the Commission, and (f) any other Governmental Authority that holds licensing or permit authority over gambling, gaming or casino activities conducted by the Tribe, Borrower or any Restricted Subsidiary within its jurisdiction.

“Gaming Laws” means IGRA, the Gaming Ordinance, the Gaming Authority Ordinance and all other Laws pursuant to which any Gaming Board possesses licensing or permit authority over gambling, gaming or casino activities conducted by the Tribe, Borrower or any Restricted Subsidiary within its jurisdiction.

“Gaming License” shall mean every license, permit, franchise or other authorization from any Gaming Board required on the date hereof or at any time thereafter to own, lease, operate or otherwise conduct the class II gaming or class III gaming activities of the Borrower or its Restricted Subsidiaries, including all licenses granted under applicable federal, tribal, state, foreign or local laws.

“Gaming Ordinance” means Chapter 2, Article III of the Mohegan Tribe Code, also known as Ordinance 94-1 of the Tribe, as enacted on July 28, 1994.

“Governmental Assignee” shall have the meaning ascribed to such term in the instructions to the Borrower Certification.

“Governmental Authority” means the government of the United States, the Tribe or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Component” means with respect to the Tribe or any other government, any corporation, board, enterprise, authority, division, branch, political subdivision, agency, instrumentality or governmental component directly or indirectly owned or controlled by the Tribe or such other government. For the avoidance of doubt, the Borrower and its Subsidiaries are Governmental Components of the Tribe.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, keep well arrangements, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (excluding a Lien on the Capital Stock in any Unrestricted Subsidiary, which Lien only secures Indebtedness of such Unrestricted Subsidiary and its Subsidiaries which Indebtedness is not

Guaranteed by any Loan Party). The amount of any obligation under a Guarantee of a guarantor shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such obligation shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means those Persons identified as a Guarantor on Schedule 6.13 and any other Subsidiary that executes a Guaranty; provided that any Guarantor that is sold or otherwise transferred to a Person other than the Borrower or a Restricted Subsidiary in a Disposition permitted by Section 9.05 or that is designated as an Unrestricted Subsidiary hereunder may be released from the Guaranty in accordance with Section 11.10 and thereafter such Person shall no longer be a “Guarantor” or a “Loan Party” for purposes of any Loan Document.

“Guaranty” means the Guaranty, dated as of the date hereof, by each of the Guarantors (including any Guarantor that may become party thereto after the Closing Date pursuant to Section 8.13 hereof) and the Borrower in favor of the Lender.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IGRA” means the federal Indian Gaming Regulatory Act of 1988, as amended, codified at 25 U.S.C. § 2701, et seq.

“Impacted Loans” has the meaning specified in Section 3.03.

“Incremental Equivalent Debt” has the meaning specified in Section 9.03(f).

“Incurrence-Based Amounts” has the meaning specified in Section 1.08(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all direct or contingent obligations of such Person arising under Letters of Credit unpaid at draw, bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)    net obligations of such Person under any Swap Contract in respect of interest rate hedging;

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements) (excluding a Lien on the Capital Stock in any Unrestricted Subsidiary, which Lien only secures indebtedness of such Unrestricted Subsidiary and its Subsidiaries which indebtedness is not Guaranteed by any Loan Party), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, provided, however, that if such indebtedness has not been assumed, the amount of such indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the indebtedness secured;

(f)    Capital Leases and Synthetic Lease Obligations;

(g)    [Reserved]; and

(h)    all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. Indebtedness shall not include any Defeased Indebtedness. The obligations of Borrower under the Priority Distribution Agreement do not constitute Indebtedness. For the avoidance of doubt, Indebtedness excludes all leases classified as operating leases in accordance with GAAP as in effect on the Credit Agreement Closing Date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 12.05.

“Information” has the meaning specified in Section 12.08.

“Inspire” has the meaning specified in Section 7.16.

“Intercreditor Agreement” means the Pari Passu Intercreditor Agreement dated as of the Closing Date between the Administrative Agent and the Lender, as the same may be amended from time to time.

“Interest Charges” means, with respect to any fiscal period, the sum of (a) all interest, fees, charges and related expenses payable with respect to that period to a lender in connection with borrowed money or the deferred purchase price of assets that is treated as interest in accordance with GAAP, plus (b) the portion of rent payable with respect to that fiscal period under Capital

Leases that should be treated as interest in accordance with GAAP; provided however, that (x) the premium and related costs of purchases, tender offers, exchange offers and consent solicitations permitted in connection with the permitted prepayment, refinancing, repurchase or redemption of Indebtedness and the associated write off of unamortized debt issuance costs, (y) any PIK Interest and any in-kind interest in respect of the Credit Agreement, and (z) any in-kind interest in respect of any Specified Tribal Contribution, in each case, shall not be considered to be “Interest Charges.”

“Interest Payment Date” means each March 1, June 1, September 1, and December 1 occurring after the Funding Date and the Maturity Date.

“Investment” means any direct or indirect acquisition or investment by the Borrower or any Guarantor in any other Person that is not a Guarantor prior to or substantially concurrently with such acquisition or investment, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but, except to the extent the Borrower shall otherwise elect, reduced by the amount of any repayment, interest, return, profit, distribution, income or similar amount in respect of such Investment which has actually been received in cash or Cash Equivalents or has been converted into cash or Cash Equivalents (collectively, “Investment Returns”).

“Investment Returns” has the meaning specified in the definition of Investment.

“IP Rights” has the meaning specified in Section 6.16.

“IRS” means the United States Internal Revenue Service.

“Junior Prepayments” has the meaning specified in Section 9.12.

“Landlord Consent” means the consent executed by the Tribe as a part of the Leasehold Mortgage, and concurrently therewith in favor of the Lender, as it may from time to time be supplemented, modified, amended, restated or extended.

“Las Vegas Project” means that certain proposed development project consisting of the redevelopment of the existing Hard Rock Hotel and Casino in Las Vegas, Nevada under the Virgin Hotels brand, pursuant to which MGNV entered into a casino lease agreement with JC Hospitality, LLC.

“Laws” means, collectively, (a) all international, foreign, Federal, tribal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, in each case to the extent binding upon any relevant Person, (b) any interpretation or administration of the items described in clause (a) by any Governmental Authority which has the binding force of law with respect to any relevant Person, and (c) all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority which any relevant Person is obligated to conform to as a matter of law.

“LCT Election” has the meaning specified in Section 1.09.

“LCT Test Date” has the meaning specified in Section 1.09.

“Lease” means that certain Amended and Restated Lease, dated October 14, 2016, by and between the Tribe and Borrower, with respect to the real property underlying Mohegan Sun and the improvements thereon.

“Leasehold Mortgage” means that certain Open-End Leasehold Mortgage Deed, Assignment of Leases and Rents and Security Agreement, dated as of the date hereof, executed by the Borrower in favor of the Lender, encumbering the leasehold interest of the Borrower under the Lease to the reservation real property described on Schedule 5.06 and the related improvements and fixtures used in connection with Mohegan Sun.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Deposit Account” means an account in the Borrower’s name maintained with the Lender.

“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 12.02, or such other address or account as the Lender may from time to time notify the Borrower.

“Lending Office” means the Lender’s Office and any other office or offices identified by the Lender from time to time, which office may include any Affiliate of the Lender or any domestic or foreign branch of the Lender or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means any Investment permitted hereunder and any related incurrence of Indebtedness by the Borrower or one or more Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidity” means, on any date of determination, an amount equal to (i) the aggregate amount of unrestricted cash and Cash Equivalents of Borrower and its Restricted Subsidiaries (whether or not subject to an Account Control Agreement) that would not appear as “restricted” on a consolidated balance sheet of Borrower or any of its Restricted Subsidiaries in accordance with GAAP (including, for the avoidance of doubt, any “cage cash” of Borrower or any of its Restricted Subsidiaries), plus (ii) the aggregate amount of unused commitments under any Revolving Indebtedness, in each case as of such date.

“Loan” means the loan made pursuant to the MSPLF by the Lender to the Borrower under Article II hereof.

“Loan Documents” means collectively, this Agreement, the Note, the Security Documents, the Intercreditor Agreement, the Borrower Certification, the Assignment-in-Blank, the Co-Lender Agreement, the Request for Funding, the Guaranty, each Customary Intercreditor Agreement, any other intercreditor agreement entered into hereunder and any other agreements of any type or nature heretofore or hereafter executed and delivered by Borrower, the Tribe or any of its Affiliates to the Lender in any way relating to or in furtherance of this Agreement, in each case as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means a day on which dealings in US dollars deposits are transacted in the London interbank market.

“Maintenance Capital Expenditure” means a Capital Expenditure for the maintenance, repair, restoration or refurbishment of the properties of Borrower or any of its Restricted Subsidiaries, but excluding any Capital Expenditure which adds to Mohegan Sun, Pocono or any other property owned by the Borrower or its Restricted Subsidiaries.

“Management Activities” has the meaning specified in Section 12.22.

“Management Board” means the Management Board of Borrower, as established pursuant to the Gaming Authority Ordinance.

“Master Agreement” has the meaning specified in the definition of Swap Contract.

“Material Adverse Effect” means (a) a material adverse change in the business, assets, financial condition or results of operation of the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents; or (c) a material adverse effect upon the rights and remedies, taken as a whole, of the Lender under the Loan Documents.

“Material Agreements” means, collectively, the Lease, the Earth Hotel Lease, the Compact and the Town Agreement.

“Material Laws” means, collectively the Constitution, the Gaming Ordinance and accompanying gaming regulations, the Gaming Authority Ordinance, the UCC Ordinance, the Allocation Plan and each Authorizing Resolution.

“Material Restricted Subsidiary” means, collectively (a) Downs Racing, L.P., a Pennsylvania limited partnership, and each other Restricted Subsidiary of Borrower which owns any interest in the principal fixed assets used in connection with the gaming, lodging and entertainment activities conducted at Mohegan Sun or Pocono (but specifically excluding any

Restricted Subsidiary which is a passive landowner of property which is not actively used in such activities), and (b) as of any date of determination, any Restricted Subsidiary whose consolidated assets and operations, as of the last day of the then most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 8.01(b), account for 5% or more of the consolidated total assets of Borrower and its Restricted Subsidiaries as of that date or 5% or more of Consolidated EBITDA of Borrower and its Restricted Subsidiaries for the four Fiscal Quarter period ending on that date.

“Maturity Date” means December 1, 2025.

“Maximum Rate” has the meaning specified in Section 12.10.

“MGNV” means MGNV, LLC, or its successors or assigns to the management of the Las Vegas Project.

“Mohegan Gaming” means Mohegan Gaming & Hospitality, LLC, a Delaware limited liability company.

“Mohegan Global Holding” means Mohegan Global Holding Corporation, a federally chartered corporation.

“Mohegan Golf Mortgage” means that certain Open-End Mortgage Deed, Assignment of Leases and Rents and Security Agreements, dated as of the date hereof, executed by Mohegan Golf, LLC with respect to the real property described on Schedule 6.08B and the improvements and fixtures thereon.

“Mohegan Sun” means the casino property and related transportation, retail, dining and entertainment facilities, including the Casino of the Sky, Casino of the Wind and Casino of the Earth, and the Sky Hotel Tower (including any future expansions thereof), owned by the Borrower commonly known as “Mohegan Sun” and located in Uncasville, Connecticut, which facilities are located upon the real property described on Schedule 5.06.

“Mohegan Sun Korea Debt” means Indebtedness of any Person in respect of or related to Inspire or the Mohegan Sun Korea Project, which Indebtedness is Guaranteed by Borrower or any Restricted Subsidiary.

“Mohegan Sun Korea Debt Trigger” has the meaning specified in Section 10.01(r).

“Mohegan Sun Korea Management Agreement” has the meaning specified in Section 7.16.

“Mohegan Sun Korea Project” means the proposed development project consisting of an integrated resort, casino and related facilities to be located in Incheon, South Korea and owned by Inspire Integrated Resort Co. Ltd., a joint venture of Mohegan Gaming Advisors, LLC, a wholly-owned Unrestricted Subsidiary of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Debt” has the meaning specified in the FAQs.

“MSPLF” means the Main Street Priority Loan Facility established under section 13(3) of the Federal Reserve Act and consistent with the terms of the MSPLF Term Sheet and as adjusted or amended from time to time by the Federal Reserve and the United States Secretary of the Treasury and announced on the Federal Reserve’s website.

“MSPLF Term Sheet” means the term sheet entitled “Main Street Priority Loan Facility” dated June 28, 2020 and published on the website of the Federal Reserve and as adjusted or amended from time to time by the Federal Reserve and the United States Secretary of the Treasury and announced on the Federal Reserve’s website.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a)    with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Restricted Subsidiaries, the cash proceeds received in connection with such transaction, net of underwriting or placement agents’ fees, discounts and commissions and other reasonable and customary out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection therewith; and

(b)    with respect to any Disposition or any Extraordinary Loss, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and excluding business interruption and delay in completion insurance proceeds) over (ii) the sum of (A) the amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), including Indebtedness repaid in order to obtain a necessary consent to such Disposition or Extraordinary Loss or required to be repaid by applicable law, (B) the reasonable out-of-pocket expenses incurred by the Borrower or any Subsidiary in connection with such transaction (C) all Federal, state, provincial, foreign and local taxes arising in connection with such Disposition or Extraordinary Loss that are paid or required to be accrued as a liability under GAAP by such Person or its Restricted Subsidiaries, and (D) all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such Disposition or Extraordinary Loss which would otherwise constitute Net Cash Proceeds.

“Northeast Gaming Operations” means casino gaming operations (for the avoidance of doubt, excluding Keno lottery games outside of casino operations), projects or developments in the states of New York, Pennsylvania, Connecticut, Rhode Island, Massachusetts, New Hampshire, Vermont or Maine. For the avoidance of doubt, “Northeast Gaming Operations” does not include hotel, retail or other non-gaming activities, whether or not co-located with casino and other gaming operations.

“Note” means the promissory note made by the Borrower in connection with the Loan substantially in the form attached hereto as Exhibit A.

“Notice of Intent to Cure” has the meaning specified in Section 10.04.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Tribe or any Loan Party arising under any Loan Document, or otherwise with respect to the Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Tribe or any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Accounts” means the deposit and securities accounts of the Borrower and the Restricted Subsidiaries (excluding the Special Purpose Restricted Subsidiaries) described on Schedule 6.24, and each other deposit, securities, savings, brokerage or similar account hereafter established by the Borrower and the Restricted Subsidiaries (excluding the Special Purpose Restricted Subsidiaries), provided that Operating Accounts shall not include (i) the accounts designated on Schedule 6.24 as “Operating Account Exclusions,” (ii) any other deposit, securities, savings, brokerage or similar account hereafter established that in the aggregate for all such accounts contain less than $1,000,000 on deposit therein, (iii) any other deposit, securities, savings, brokerage or similar account hereafter existing for the purpose of collecting or disbursing funds for the payment of payroll, medical insurance and workmen’s compensation claims, tip money belonging to employees, money belonging to patrons and other disbursements of a similar nature, or accounts for the short-term investment of such funds pending their disbursement, or statutory or trust accounts (including horsemen and lottery accounts) or (iv) any other deposit, securities, savings, brokerage or similar account, the funds in which are swept at least once per day into an Operating Account subject to an Account Control Agreement and in the aggregate for all such accounts in this clause (iv) contain less than $5,000,000 on deposit therein.

“Organization Documents” means, (a) with respect to the Tribe, the Constitution, (b) with respect to the Borrower, the Gaming Authority Ordinance, (c) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (d) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (e) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than any such connection arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Junior Indebtedness” shall mean the Senior Unsecured Notes (and any Permitted Refinancing thereof that is not incurred under this Agreement) and Indebtedness incurred pursuant to Section 9.03(f), (i), (j), (k), (n) or (o) that is secured by a Lien on Collateral junior to the Liens securing the Obligations or that is unsecured.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outside Affiliates” means those Affiliates of the Tribe other than Borrower and its Restricted Subsidiaries.

“Ownership Interest” means, with respect to any Person, Capital Stock of such Person or any interest which carries the right to elect or appoint any members of the management board or the board of directors or other executive office of such Person.

“Participant” has the meaning specified in Section 12.07(d).

“Participant Register” has the meaning specified in Section 12.07(d).

“Participation Agreement” means that certain Participation Agreement under the Main Street Lending Program, by and between the Lender, as seller, and the SPV, as buyer, relating to the participation in the Loan under the MSPLF, in the form of a Standard Terms and Conditions for Participation Agreements for the Main Street Lending Program published on the Federal Reserve’s website and Transaction Specific Terms thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pennsylvania Tax Revenues” means the portion of the revenues of Downs Racing, L.P. which is required to be paid to the Commonwealth of Pennsylvania as a tax under Chapter 14 of the Pennsylvania Race Horse Development and Gaming Act.

“Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA, including a Multiple Employer Plan), other than a Multiemployer Plan, that is sponsored or maintained by the Borrower or any ERISA Affiliate, or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a Multiple Employer Plan or other plan described in Section 4064(a) of ERISA, to which the Borrower or any ERISA Affiliate has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means the purchase or other acquisition after the Closing Date by a Loan Party (other than the WNBA Subsidiary) of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or all of the Capital Stock in a Person that, upon the consummation thereof, will be a Guarantor (including as a result of a merger or consolidation); provided that, with respect to each such purchase or other acquisition:

(a)    each such newly created or acquired Subsidiary (and, to the extent required by Section 8.13, each of the Subsidiaries of such created or acquired Subsidiary) shall be a Guarantor and shall have complied with the requirements of Section 8.13, within the time periods specified therein (or, as to real property collateral, deposit accounts and such other collateral as the Lender may agree, such time periods as the Lender may agree in its sole discretion);

(b)    the aggregate amount of consideration (cash and noncash and including the fair market value of all Capital Stock issued or transferred to the sellers thereof, all earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete agreements with, the sellers thereof, and all assumptions of debt for borrowed money in connection therewith) paid during the term of this Agreement in respect of all such purchases and acquisitions shall not exceed $50,000,000; provided, the foregoing limitation shall not apply to a purchase or acquisition (and a purchase or acquisition shall not be included in such $50,000,000 limitation) if, after giving effect to the applicable purchase or acquisition, on a Pro Forma Basis (i) the Total Leverage Ratio would not exceed the lesser of (A) 4.65 to 1.00 and (B) 0.50:1.00 less than the maximum Total Leverage Ratio then permitted under Section 9.10(b) and (ii) the Senior Secured Leverage Ratio would not exceed 0.50:1.00 less than the maximum Senior Secured Leverage Ratio then permitted under Section 9.10(c);

(c)    such purchase or other acquisition is not “hostile” and the acquired property, assets, business or Person is in the same line of business as the Borrower or a business substantially related or incidental thereto;

(d)    (i) immediately before and after giving effect to such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect thereto on a Pro Forma Basis as of the last day of the most recently-ended Test Period the Borrower shall be in compliance with Section 9.10;

(e)    no Person acquired pursuant to, or formed to effect, a Permitted Acquisition may be designated as an Unrestricted Subsidiary simultaneously with the consummation of such Permitted Acquisition;

(f)    any Person acquired pursuant to a Permitted Acquisition that will, upon the consummation thereof, become a Restricted Subsidiary of the Borrower shall be wholly-owned, directly or indirectly, by the Borrower; and

(g)    the Borrower shall have delivered to the Lender, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Lender, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied substantially simultaneously with the consummation of such purchase or other acquisition.

“Permitted Junior Debt Conditions” means, in respect of any Indebtedness, that such Indebtedness (i) does not have a scheduled maturity date prior to the date that is 180 days after the latest Maturity Date (as defined in the Credit Agreement) then in effect at the time of issuance for any then-existing Facility (as defined in the Credit Agreement), (ii) does not have a Weighted Average Life to Maturity that is shorter than that of any outstanding Term Loans (as defined in the Credit Agreement), (iii) shall not have any scheduled principal payments or be subject to any mandatory redemption, prepayment, or sinking fund (except for customary change of control (and, in the case of convertible or exchangeable debt instruments, delisting) provisions and customary asset sale or event of loss provisions that permit application of the applicable proceeds to the payment of the Obligations prior to application to such Indebtedness) due prior to the date that is 180 days after the latest Maturity Date (as defined in the Credit Agreement) then in effect at the time of issuance for any then-existing Facility (as defined in the Credit Agreement), (iv) is not at any time guaranteed by the Borrower or any Subsidiary of the Borrower other than the Borrower or a Guarantor, (v) has terms (excluding pricing, fees, original issue discount, rate floors, premiums, optional prepayment or optional redemption provisions) that are (as determined by the Borrower in good faith), taken as a whole, no more restrictive to the Borrower and its Restricted Subsidiaries than the terms set forth in this Agreement and (vi) to the extent secured by any Collateral, the holders of which (or their authorized representatives) shall have subordinated their Liens thereon to the Liens of the Lender securing the Obligations pursuant to a Customary Intercreditor Agreement. For the avoidance of doubt, the usual and customary terms of debt instruments issued in a registered offering or under Rule 144A of the Securities Act shall be deemed to be no more restrictive to the Borrower and its Restricted Subsidiaries than the terms set forth in this Agreement.

“Permitted Junior Lien Indebtedness” means any Indebtedness of a Loan Party (and Guarantees of any Loan Party in respect thereof) that (a) is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and is not secured by any property or assets of Borrower or any Restricted Subsidiary other than the Collateral and (b) meets the Permitted Junior Debt Conditions.

“Permitted Liens” means the Liens permitted under Section 9.01.

“Permitted Refinancing” means, with respect to any Indebtedness, any Indebtedness incurred to refinance such Indebtedness so long as (a) any such refinancing Indebtedness shall (i) not have a stated maturity or, other than in the case of a revolving credit facility, a Weighted Average Life to Maturity that is shorter than that of the Indebtedness being refinanced, (ii) if the

Indebtedness being refinanced (or the Liens securing such Indebtedness) is subordinated to the Obligations (or to the Liens securing the Obligations, if applicable) by its terms or by the terms of any agreement or instrument relating to such Indebtedness, be (and be secured by Liens, if applicable) at least as subordinate to the Obligations (or to the Liens securing the Obligations) as the Indebtedness being refinanced (and unsecured if the refinanced Indebtedness is unsecured) and (iii) be in a principal amount that does not exceed the principal amount so refinanced (or, if purchased at a discount, such discounted amount), plus, accrued interest, plus, any customary premium or other payment required to be paid in connection with such refinancing, plus, the amount of customary fees and expenses of the Borrower or any of its Restricted Subsidiaries incurred in connection with such refinancing, plus, any unutilized commitments thereunder; (b) such Indebtedness being refinanced shall be repaid, satisfied and discharged or constitute Defeased Indebtedness, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid or provided for, on the date such Permitted Refinancing is issued, incurred or obtained; and (c) the obligors on such refinancing Indebtedness shall not include any Person that is not an obligor on the Indebtedness being refinanced; provided, that any Loan Party shall be permitted to guarantee any such refinancing Indebtedness of any other Loan Party.

“Permitted Rights of Others” means Rights of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease) that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Lien (other than a Lien that is a Permitted Lien as a result of this clause (b)), (c) Rights of Others pursuant to contracts in respect of Dispositions permitted hereunder, (d) the reversionary interest of a landlord under a lease of Property and (e) rights of lessors in personal Property leased by the Borrower and its Restricted Subsidiaries from such lessors.

“Permitted Tribal Payments” means payments for governmental goods and services provided to Borrower or any of its Restricted Subsidiaries by the Tribe or any of its representatives, political subunits, councils, agencies, instrumentalities or subsidiaries, in each case to the extent included in the calculation of Consolidated EBITDA (including charges for utilities, police and fire department services, health and emergency medical services, gaming commission and surveillance services, gaming disputes court and legal services, workers compensation and audit committee services, human resources services, finance and information technology services, construction, development and environmental related services, rental or lease agreements, the pro rata portion of Tribal Council costs and salaries attributable to the operations of Borrower, and similar pro rata costs of other tribal departments), in each case, to the extent that the costs of such departments are reasonably attributable to the operations of Borrower, provided that such payments are not duplicative of taxes imposed by the Tribe upon Borrower and its operations.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan) established by the Borrower or to which the Borrower is required to contribute on behalf of any of its employees or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, established by any ERISA Affiliate or to which any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, by Borrower, each Guarantor (other than the WNBA Subsidiary) and Mohegan Global Holding as of the Closing Date and each future Restricted Subsidiary that may subsequently become party thereto in favor of the Lender, with respect to all Capital Stock held by each such Loan Party in a Restricted Subsidiary (excluding any Special Purpose Restricted Subsidiary, any Tribal Entity and otherwise as provided in the definition of “Excluded Assets” therein).

“Pocono” means the harness racetrack and casino known as Mohegan Sun Pocono located in Plains Township, Pennsylvania, and related assets.

“Pocono Disposition” means any Disposition of all or any portion of Pocono, whether by sale of the underlying assets, the sale of Capital Stock in the Pocono Subsidiaries or otherwise; provided, that a Disposition solely of personal property located at Pocono without a concurrent sale or lease of the underlying real estate (and otherwise not as a going concern) shall not constitute a Pocono Disposition.

“Pocono Mortgages” means the Open-End Mortgage and Security Agreements, dated as of the date hereof, executed by those of the Pocono Subsidiaries owning real property interests underlying Pocono with respect thereto.

“Pocono Subsidiaries” means, collectively, (a) Downs Racing, L.P., a Pennsylvania limited partnership, Backside, L.P., a Pennsylvania limited partnership, Mill Creek Land, L.P., a Pennsylvania limited partnership, Northeast Concessions, L.P., a Pennsylvania limited partnership, and Mohegan Commercial Ventures PA, LLC, a Pennsylvania limited liability company, and their respective successors, and (b) any other Persons formed as Restricted Subsidiaries of Borrower for the purpose of owning or operating Pocono or any of the businesses related thereto.

“Pre-Opening Expenses” means, for any fiscal period, pre-opening expenses of any new hotel or gaming facility during that period, determined in accordance with GAAP.

“Priority Distribution Agreement” means that certain Priority Distribution Agreement, dated as of August 1, 2001, between the Tribe and Borrower, as amended December 31, 2014 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, so long as a true, correct and complete copy of any such amendment, restatement, supplement or modification has been provided to the Lender).

“Priority Distributions” means distributions or similar payments made by Borrower to the Tribe in an aggregate amount not to exceed (a) in any Fiscal Year $60,000,000 or (b) in any Fiscal Quarter $15,000,000; provided, that any such distribution or similar payment not made during the Fiscal Quarter in which it was first permitted as a Priority Distribution may be made as a Priority Distribution in any subsequent Fiscal Quarter of the applicable Fiscal Year or the following Fiscal Year (provided that if any such amount is so carried over, it will not be deemed used in the applicable subsequent Fiscal Quarter until after the making of any Priority Distributions permitted for such subsequent Fiscal Quarter). Subject to the limitations set forth above, Priority Distributions include priority distribution payments made by the Borrower under the Priority Distribution Agreement.

“Pro Forma Basis” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Protected Assets” means (i) any assets of the Tribe, or any instrumentality or subsidiary of the Tribe against which it would be a violation of federal law, applicable state law or the Compact to encumber or to enforce remedies hereunder; (ii) any real property held in trust in the name of the United States or subject to restrictions against alienation by the United States for the benefit of the Borrower or the Tribe and all improvements, fixtures and accessions affixed or attached to such real property; (iii) any deposit or securities account of the Tribe or any instrumentality or subsidiary of the Tribe, and any money, securities or other assets credited thereto, in each case (a) held for the purpose of collecting and disbursing funds for payroll, medical insurance, worker’s compensation claims and other purposes related thereto, (b) held in escrow or pursuant to a fiduciary obligation on behalf of, or for the benefit of, one or more Persons other than the Borrower or a Guarantor or (c) held for contract health or social services under federal laws or contracts; (iv) any assets of the Tribe employed in the provision of governmental services (including real property and related improvements, fixtures and accessions affixed or attached to such real property used for tribal housing, health care, education, museum or general governmental services) or containing or constituting materials of cultural significance; (v) any ownership interest in Gaming of the Tribe (but excluding any proceeds thereof); and (vi) any account receivable in respect of or other entitlement to Permitted Tribal Payments and Priority Distributions (but not, for the avoidance of doubt, any receipts or proceeds of such account receivable or entitlement to the extent not otherwise constituting a Protected Asset).

“Public Lender” has the meaning specified in Section 8.02.

“Quarterly Excess Cash Flow” means, for (a) any Fiscal Quarter ending December 31, March 31 or June 30, an amount equal to 50% of the Excess Cash Flow for such Fiscal Quarter and (b) any Fiscal Quarter ending September 30, an amount equal to the Year-End Available Amount Gross-Up for such Fiscal Quarter, provided, that the Quarterly Excess Cash Flow for any Fiscal Quarter shall be deemed to be zero until the financial statements required to be delivered pursuant to Section 8.01(a) or (b), as applicable, for such Fiscal Quarter, and the related Compliance Certificate required to be delivered pursuant to Section 8.02(b) for such Fiscal Quarter, have been received by the Lender.

“Ratio Debt Threshold” means, at any time, the (a) maximum Total Leverage Ratio specified in Section 9.10(b)(ii), minus (b) 0.25. As an example, at the time when the maximum Total Leverage Ratio under Section 9.10(b)(ii) is (or would, if applicable, be) 6.00 to 1.00, the Ratio Debt Threshold at such time shall be 5.75 to 1.00.

“Referendum Action” has the meaning specified in Section 5.13.

“Register” has the meaning specified in Section 12.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Funding” means a borrowing request in form and substance reasonably satisfactory to the Borrower and the Lender.

“Requirement of Law” means, as to any Person, the Organization Documents of such Person and any Law or judgment, award, decree, writ or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means (a) as to the Tribe, the Chairman, Vice-Chairman and Treasurer of the Tribal Council of the Tribe, the Chief Operating Officer of the Tribe, the Chief Financial Officer of the Tribe and the Attorney General of the Tribe, (b) as to Borrower, the Chairman, Vice-Chairman and Treasurer of the Management Board, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Chief Accounting Officer, and (c) as to each other Loan Party, the chief executive officer, president, chief financial officer, secretary and manager of such Loan Party (or such Loan Party’s manager, sole member or general partner as applicable). Any document delivered hereunder that is signed by a Responsible Officer of the Tribe or a Loan Party shall be conclusively presumed to have been authorized by all necessary tribal, corporate, limited liability company, partnership and/or other action on the part of the Tribe or such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Tribe or such Loan Party.

“Restricted Payment” means (a) any transfer of cash or other Property from Borrower or any of its Restricted Subsidiaries to the Tribe or any of its members or Outside Affiliates, (b) any retirement, redemption, purchase or other acquisition for value by Borrower or any of its Restricted Subsidiaries of any Capital Stock of the Borrower or any Restricted Subsidiary from the Tribe or any of its Outside Affiliates, (c) the declaration or payment by Borrower or any of its Restricted Subsidiaries of any dividend, distribution or similar payment to the Tribe or any of its members or any of its Outside Affiliates, (d) any Investment (whether by means of loans, advances or otherwise) by Borrower or any of its Restricted Subsidiaries in Securities or other obligations of the Tribe or any of its Outside Affiliates, or (e) any other payment, assignment or transfer, whether in cash or other Property, from Borrower or any of its Restricted Subsidiaries to the Tribe or any of its members or Outside Affiliates, including the payment of any tax, fee, charge or assessment imposed by the Tribe on Borrower, its Restricted Subsidiaries, their revenues or the Authority Property; provided that none of (A) Permitted Tribal Payments, (B) the making of payments by

Borrower or any of its Restricted Subsidiaries to the Tribe or any of its Affiliates or members in consideration of Property, goods and services provided to Borrower or any of its Restricted Subsidiaries by, or other contractual arrangement (including without limitation the Earth Hotel Lease) with, the Tribe or its Affiliates or members to the extent permitted by Section 9.08, (C) Specified Employee Compensation Payments, (D) the provision of services by Borrower or any of its Restricted Subsidiaries to the Tribe, its members or any of its Affiliates in the ordinary course of business in exchange for reasonable consideration to Borrower or any of its Restricted Subsidiaries, (E) payments under the Lease, (F) taxes and other charges permitted pursuant to Section 7.07, (G) assessment by the Tribe against Borrower or any of its Restricted Subsidiaries of the regulatory costs and expenses of the Tribe associated with Borrower or any of its Restricted Subsidiaries, (H) Investments in Unrestricted Subsidiaries or joint ventures of Borrower and its Restricted Subsidiaries otherwise permitted hereunder or (I) the making of Priority Distributions (subject to the limitations set forth in the definition of “Priority Distributions”), shall be considered Restricted Payments.

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary. The Borrower may at any time designate an Unrestricted Subsidiary as a Restricted Subsidiary in a written notice from the Borrower to the Lender so long as (a) no Event of Default shall have occurred and be continuing at the time and immediately after giving effect to such designation, and (b) after giving effect to such designation, the Borrower would be in compliance with Section 9.10 on a Pro Forma Basis as of the last day of the fiscal quarter most recently ended.

“Revolving Indebtedness” means any revolving Indebtedness, including, but not limited to revolving commitments, revolving credit facilities and revolving notes under the Credit Agreement.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. and any successor thereto.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Securities” means any capital stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, membership interests, limited partnership interests, or any warrant, option or other right to purchase or acquire any of the foregoing.

“Security Agreement” means that certain Security Agreement, dated as of the date hereof, by Borrower, each Guarantor (other than the WNBA Subsidiary) as of the Closing Date and each future Restricted Subsidiary that may subsequently become party thereto in favor of the Lender.

“Security Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Intercreditor Agreement, any Account Control Agreement entered into with the Lender, the Leasehold Mortgage, the Landlord Consent, the Pocono Mortgages, the Mohegan Golf Mortgage, each intercreditor agreement executed by the Lender hereunder (including in respect of any Permitted Junior Lien Indebtedness) and any other pledge agreement, hypothecation agreement, security agreement, account control agreement, assignment, deed of trust, mortgage or similar instrument executed by the Borrower or a Restricted Subsidiary in favor of the Lender to grant or perfect a Lien to secure the Obligations.

“Senior Secured Indebtedness” means, at any time, the aggregate outstanding principal amount of Consolidated Funded Indebtedness of the Borrower and of the Restricted Subsidiaries which is secured by Liens on property or assets of the Borrower or any the Restricted Subsidiaries as of such date (other than any such Indebtedness that is expressly subordinated in right of payment to the Obligations pursuant to a written agreement).

“Senior Secured Leverage Ratio” means the ratio of (a) Senior Secured Indebtedness to (b) Consolidated EBITDA for the most recently ended Test Period. Subject to Section 1.08, for purposes of determining such ratio, Senior Secured Indebtedness shall be calculated as of the last day of the applicable Test Period on a Pro Forma Basis.

“Senior Unsecured Notes” means the Borrower’s 7.875% senior notes due 2024, issued pursuant to that certain indenture, dated as of the Closing Date, among the Borrower, the Tribe, the guarantors party thereto and U.S. Bank National Association, as trustee.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” and “Solvency” shall mean, for any Person on a particular date, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is able to pay its debts as they become due and payable. For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability, without duplication.

“Special Purpose Restricted Subsidiaries” means the WNBA Subsidiary and the CT Expo Subsidiary, to the extent and for so long as the same constitute Restricted Subsidiaries.

“Specified Employee Compensation Payments” means payments to the Tribe in respect of Borrower’s executive benefit plan, in an aggregate amount not to exceed $5,000,000 per annum, that would otherwise be paid as compensation to employees of the Borrower who are participants of the plan.

“Specified Transaction” means (a) any incurrence or repayment of Indebtedness of the Borrower or a Restricted Subsidiary, (b) any Investment that results in a Person that is not a Subsidiary becoming a Restricted Subsidiary or an Unrestricted Subsidiary, (c) any Disposition, designation or redesignation of a Subsidiary that results in a Restricted Subsidiary ceasing to be a

Restricted Subsidiary or an Unrestricted Subsidiary becoming a Restricted Subsidiary, (d) any acquisition or Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, in each case under this subsection (d), with a fair market value of at least $10,000,000 or constituting all or substantially all of the assets of a Person or (e) the making of any Restricted Payment hereunder.

“Specified Tribal Contribution” means (i) that certain $20,000,000 investment made by the Tribe in the Borrower on August 28, 2020 (the “2020 Contribution Date”), of which $5,000,000 was loaned to the Borrower in the form of Subordinated Indebtedness and $15,000,000 was contributed thereto (the “2020 Contribution”) and (ii) at any time after the 2020 Contribution Date, any cash contributed by the Tribe to the Borrower or its Restricted Subsidiaries or loaned thereto to the extent such loan shall be in the form of Subordinated Indebtedness; provided, (x) until the Senior Unsecured Notes are repaid, redeemed, repurchased, exchanged or otherwise satisfied in full, such Subordinated Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Senior Unsecured Notes, (y) until the Senior Unsecured Notes are repaid, redeemed, repurchased, exchanged or otherwise satisfied in full, such Subordinated Indebtedness bears interest solely in-kind and not in cash and (z) any Specified Tribal Contribution made after the 2020 Contribution Date in the form of Subordinated Indebtedness shall be on substantially identical terms to the portion of the 2020 Contribution constituting Subordinated Indebtedness (other than with respect to principal amount, interest rate and maturity, but in any event subject to satisfaction of the conditions in the preceding clauses (x) and (y)).

“SPV” means MS Facilities LLC, a Delaware limited liability company.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid (as such date may be extended from time to time) including as a result of any mandatory sinking fund payment or mandatory redemption in the documentation governing such Indebtedness in effect on the date hereof or, if such Indebtedness is incurred after the date hereof, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (i) all unsecured Indebtedness of the Borrower for money borrowed which is subordinated, upon terms reasonably satisfactory to the Lender, in right of payment to the payment in full in cash of all Obligations and (ii) the portion of the 2020 Contribution constituting Indebtedness.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in subsection (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means, for any date of determination, the period of the four most recently ended consecutive fiscal quarters of the Borrower and its Restricted Subsidiaries for which financial statements are available.

“Threshold Amount” means $50,000,000.

“Title Company” means Chicago Title Insurance Company or such other title insurance company as may be reasonably acceptable to the Lender.

“Total Leverage Ratio” means as of the last day of each Fiscal Quarter the ratio of (a) Consolidated Funded Indebtedness to (b) Consolidated EBITDA for the most recently ended Test Period. Subject to Section 1.08, for purposes of determining such ratio, the outstanding Consolidated Funded Indebtedness shall be calculated as of the last day of the applicable Test Period on a Pro Forma Basis.

“Town Agreement” means that certain Agreement, dated as of June 16, 1994, between the Tribe and the Town of Montville, Connecticut, as amended up to the Closing Date.

“Tribal Council” means the Tribal Council of the Tribe elected in accordance with the Constitution.

“Tribal Court” means any tribal court of the Tribe.

“Tribal Entity” means Borrower and any other Person that conducts or manages gaming activities pursuant to IGRA. As of the Closing Date, the only Loan Party that is a Tribal Entity is Borrower (the “Initial Tribal Entity”).

“Tribal Provisions” means Articles V and VII and Sections 12.01, 12.13, 12.14, 12.17, 12.18, 12.19, 12.20, 12.21, 12.22, 12.23, 12.24 and 12.30.

“Tribe” has the meaning specified in the introductory paragraph hereto.

“Trigger Date” has the meaning specified in Section 2.05(c).

“UCC” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“UCC Ordinance” means Chapter 7, Article III of the Mohegan Tribe Code, also known as Ordinance Number 98-7 of the Tribe.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (1) (a) the Subsidiaries of the Borrower designated as Unrestricted Subsidiaries on Schedule 6.13 on the Closing Date; and (b) each Subsidiary of the Borrower that is so designated in a written notice from the Borrower to the Lender and any Subsidiary of an Unrestricted Subsidiary so long as after giving effect to any such designation (i) no Event of Default would exist and (ii) the Borrower would be in compliance with Section 9.10 on a Pro Forma Basis as of the last day of the fiscal quarter most recently ended; and (2) any Subsidiary of an Unrestricted Subsidiary (unless contributed or otherwise transferred to such Unrestricted Subsidiary or any of its Subsidiaries by the Borrower or one or more of its Subsidiaries after the date of designation of the parent entity as an “Unrestricted Subsidiary” hereunder, in which case the Subsidiary so transferred would be required to be independently designated in accordance with the preceding clause (1)). The designation of any Subsidiary as an Unrestricted Subsidiary pursuant to clause (1) of the immediately preceding sentence shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value (as determined by the Borrower in good faith) of the assets of such Subsidiary (less any liabilities of such Subsidiary, excluding the Obligations, that will not constitute liabilities of the Borrower or any Restricted Subsidiary after such designation (and including, for the avoidance of doubt, the fair market value of any Investments of such Subsidiary in its Subsidiaries)) at the time that such Subsidiary is designated as an Unrestricted Subsidiary; provided, that in the event that Salishan–Mohegan LLC shall become a Subsidiary and substantially concurrently therewith shall be designated an Unrestricted Subsidiary in accordance with the terms of this Agreement, any Investments in Salishan–Mohegan LLC outstanding as of the Closing Date and still outstanding as of the date of such designation shall be excluded from such calculation and shall not be deemed to be an additional Investment in Salishan-Mohegan LLC. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. Notwithstanding anything to the contrary contained in this Agreement, during the Financial Covenant Restricted Period, Borrower shall not be permitted to newly designate any Subsidiary as an Unrestricted Subsidiary.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity” shall mean, on any date and with respect to any Indebtedness (or any applicable portion thereof), an amount equal to (a) the scheduled repayments of such Indebtedness to be made after such date, multiplied by the number of days from such date to the date of each such scheduled repayment divided by (b) the aggregate outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness being refinanced or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness vis-à-vis the amortization schedule prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“WNBA Agreements” means the WNBA Membership Agreement, dated as of January 28, 2003, between WNBA, LLC, a Delaware limited liability company, and the WNBA Subsidiary.

“WNBA Subsidiary” means Mohegan Basketball Club LLC, a limited liability company formed under the Laws of the Tribe and a wholly-owned Subsidiary of Borrower, which is the owner and operator of the Women’s National Basketball Association franchise known as the Connecticut Sun.

“Year-End Available Amount Gross-Up” means, for the fourth Fiscal Quarter of each Fiscal Year, an amount equal to (a) the aggregate amount of Excess Cash Flow for the Fiscal Year ending on the last day of such Fiscal Quarter minus (b) the aggregate Quarterly Excess Cash Flow for the first three Fiscal Quarters of such Fiscal Year minus (c) the portion of such Excess Cash Flow that has been (or is, or previously was, required to be) applied to prepay the Loans (as defined in the Credit Agreement) pursuant to Section 2.05(f) of the Credit Agreement for such Fiscal Year minus

(d) without duplication, any voluntary prepayments of Loans referenced in Section 2.05(f) of the Credit Agreement that previously reduced the amount of such required prepayment pursuant to Section 2.05(f) of the Credit Agreement for such Fiscal Year minus (e) without duplication, any amounts paid by the Borrower in connection with purchases of Term Loans pursuant to Auctions that previously reduced the amount of such required prepayments of Loans referenced in Section 2.05(f) of the Credit Agreement for such Fiscal Year.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)    The term “including” is by way of example and not limitation.

(iv)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.” The word “or” is not exclusive.

(d)    Unless the context otherwise requires, the expressions “payment in full” “paid in full” and any other similar terms or phrases when used with respect to the Obligations, when used in any Loan Document, shall mean the payment in full, in cash, of all of the Obligations (other than any unasserted contingent reimbursement or indemnity obligations).

(e)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms. (a) Except as otherwise specifically prescribed herein, all accounting terms used herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements.

(b)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)    Notwithstanding the foregoing provisions of this Section 1.03 (i) to the extent that any person or entity listed on Schedule 1.03 which the Borrower does not currently consolidate in accordance with GAAP is required to be consolidated with the Borrower for any reason other than its direct or indirect majority equity ownership, such person or entity shall be deconsolidated for purposes of calculating compliance with the financial covenants in Section 9.10 and (ii) any lease that was accounted for by any Person as an operating lease as of the Credit Agreement Closing Date and any similar lease entered into after the Credit Agreement Closing Date may, in the sole discretion of Borrower, be accounted for as an operating lease and not as a Capital Lease, notwithstanding any change in GAAP occurring after the Credit Agreement Closing Date.

Section 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day; Rates.

(a)    Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

(b)    The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.

Section 1.07. Reserved.

Section 1.08. Certain Calculations and Tests.

(a)    Notwithstanding anything to the contrary herein, the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 1.08; provided that notwithstanding anything to the contrary in subsections (b) or (c) of this Section 1.08 when calculating the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Fixed Charge Coverage Ratio, as applicable, for purposes of determining actual compliance (and not pro forma compliance or compliance on a Pro Forma Basis) with any financial covenant pursuant to Section 9.10, the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect (but, for the avoidance of doubt, such events as took place on or after the first day of the applicable Test Period but on or prior to the end of the applicable Test Period shall be given pro forma effect).

(b)    For purposes of calculating the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Fixed Charge Coverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c)    In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, prepayment, retirement, exchange, extinguishment or satisfaction and discharge) any Indebtedness included in the calculations of the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Fixed Charge Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any Revolving Indebtedness), (i) during the applicable Test Period and/or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Total Leverage Ratio and the Senior

Secured Leverage Ratio and (B) the first day of the applicable Test Period in the case of the Fixed Charge Coverage Ratio. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness); provided that, in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable Test Period, the actual interest may be used for the applicable portion of such Test Period. Interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower may designate.

(d)    Notwithstanding anything to the contrary herein, unless the Borrower otherwise notifies the Lender, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence; provided that this subsection (d) shall apply solely with respect to the incurrence of Indebtedness incurred pursuant to Section 9.03(f) and shall not apply to any amounts incurred or transactions entered into (or consummated) in reliance on any provision of Article IX (other than Section 9.03(f)).

Section 1.09. Limited Condition Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when determining compliance with any applicable conditions to the consummation of any Limited Condition Transaction (including, without limitation, any Default or Event of Default condition), the date of determination of such applicable conditions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such applicable conditions are calculated as if such Limited Condition Transaction and other related transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which financial statements are available to the Lender, the Borrower or Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with the applicable conditions thereto, such applicable conditions shall be deemed to have been complied with, unless an Event of Default pursuant to Section 10.01(a), (f) or (g) shall be continuing on the date such Limited Condition Transaction is actually consummated. For the avoidance of doubt, if an LCT Election is made, the applicable conditions thereto shall not be tested at the time of consummation of such Limited Condition Transaction. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated both (x) on a Pro Forma Basis assuming such Limited Condition Transaction and other related transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (y) on a Pro Forma Basis assuming such Limited Condition Transaction and other related transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated, and the applicable action shall only be permitted if there is sufficient availability under the applicable ratio or basket under both of the calculations pursuant to subsection (x) and (y).

ARTICLE II

THE LOAN

Section 2.01. Main Street Priority Loan Facility.

(a)    Reference is made to the MSPLF, which has been authorized under section 13(3) of the Federal Reserve Act. Under the MSPLF, the Federal Reserve Bank of Boston, acting under the direction of the Board of Governors of the Federal Reserve System, has committed to lend to the SPV, on a recourse basis, and in connection therewith, on and subject to the occurrence of the Funding Date, the SPV will purchase a ninety-five percent (95%) participation in the Note. The Secretary of the Treasury has committed funds appropriated to the Exchange Stabilization Fund under section 4027 of the CARES Act to the SPV in connection with the MSPLF.

(b)    To participate in the MSPLF, the Borrower must provide the certifications and covenants set forth in the Borrower Certification, and comply with all terms and conditions of the MSPLF.

Section 2.02. The Loan. Subject to the terms and conditions set forth herein, the Lender agrees to make the Loan to the Borrower on the Funding Date in an aggregate amount equal to $50,000,000 (or such lesser amount as may be requested by the Borrower). Amounts borrowed under this Section 2.02 and repaid or prepaid may not be reborrowed. Interest on the Loan shall accrue as set forth in Section 2.08.

Section 2.03. Loan Proceeds. All Loan proceeds under the Note shall be funded within three (3) Business Days of the date of the Lender’s receipt of the Commitment Letter.

Section 2.04. Reserved.

Section 2.05. Prepayments.

(a)    The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay the Loan in whole or in part without premium or penalty; provided that (i) the Borrower shall notify the Lender of such prepayment and such notice is received by the Lender not later than 11:00 a.m. three Business Days prior to any date of prepayment; and (ii) any partial prepayment shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the conditions (which may only relate to the incurrence of Indebtedness or the receipt of proceeds of a Disposition or capital contribution by the Borrower or its Restricted Subsidiaries), if any, to such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, subject to satisfaction or waiver of any conditions specified in such notice (which conditions may only relate to the incurrence of Indebtedness or the receipt of proceeds of a Disposition or capital contribution by the Borrower or its Restricted Subsidiaries). Any prepayment shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(b)    All voluntary prepayments of the Loan shall be applied to the remaining scheduled principal payments in direct order of maturity (or as otherwise directed by the Borrower

(c)    If, on any date (such date, a “Trigger Date”), the Board of Governors of the Federal Reserve System or a designee thereof has, after consultation with the Lender, notified the Lender in writing that the Borrower has materially breached, made a material misrepresentation with respect to or otherwise failed to comply with certifications in Section 2 (CARES Act Borrower Eligibility Certifications and Covenants) or Section 3 (Federal Reserve Act and Regulation A Borrower Eligibility Certifications) of the Borrower Certification in any material respect or that any such certification has failed to be true and correct in any material respect, then the Lender shall promptly so notify the Borrower and the Borrower shall, no later than two (2) Business Days after such Trigger Date, prepay the Loan in full, along with any accrued and unpaid interest thereon.

Section 2.06. Termination of Commitments. Prior to the Funding Date, the Borrower may, upon notice to the Lender, terminate the Lender’s commitment to make the Loan. Upon funding of the Loan on the Funding Date, the Lender’s commitment shall be automatically terminated.

Section 2.07. Repayment of Loans. Borrower shall repay (i) fifteen percent (15%) of the principal amount of the Loan on the third anniversary of the Closing Date, (ii) fifteen percent (15%) of the principal amount of the Loan on the fourth anniversary of the Closing Date, and (iii) the then-outstanding principal amount of the Loan on the Maturity Date.

Section 2.08. Interest.

(a)    Subject to the provisions of subsection (b) below, the Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Eurodollar Rate plus 3.00%. The Eurodollar Rate shall be reset on each Interest Payment Date.

(b)    (i) If any amount of principal of the Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    If any amount (other than principal of the Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on the Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)    Interest payable on any Interest Payment Date occurring on or prior to the fourth Interest Payment Date shall be paid by increasing the outstanding principal amount of the Loan on such Interest Payment Date by the amount of interest due on such Interest Payment Date (such interest, “PIK Interest”) rather than in cash; provided, Borrower may elect, by giving advance written notice thereof in a form reasonably satisfactory to Administrative Agent at least three (3) Business Days prior to such Interest Payment Date (or such later time as the Administrative Agent may agree), to pay all or a portion of such PIK Interest in cash on such Interest Payment Date in the amounts specified in such notice (in which case any such amounts paid in cash will not increase the principal amount of the Loan on such Interest Payment Date).

Section 2.09. MSPLF Fees. On the Funding Date, (i) the Borrower shall pay, or cause to be paid, to the SPV a transaction fee in the amount of 1.0% of the principal amount of the Loan funded on the Funding Date (the “Transaction Fee”), and (ii) the Borrower shall pay, or cause to be paid, to the Lender an origination fee in the amount of 1.0% of the principal amount of the Loan funded on the Funding Date. The foregoing fees shall be deducted from the Loan proceeds at closing and the Lender shall pay the Transaction Fee to the SPV on behalf of the Borrower.

Section 2.10. Computation of Interest and Fees. All computations of interest for Loans bearing interest at the Base Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Evidence of Debt. The Loan made by the Lender shall be evidenced by the Note and one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.

Section 2.12. Payments Generally.

(a)    All payments to be made by the Borrower shall be made without deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender, at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)    If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01. Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the applicable withholding agent) require the deduction or withholding of any Tax from any such payment by a Loan Party, or any other applicable withholding agent, then such Loan Party, or such withholding agent shall be entitled to make such deduction or withholding.

(ii)    If any Loan Party or any other applicable withholding agent shall be required by any applicable Laws to withhold or deduct any Taxes, including, but not limited to, United States Federal backup withholding and withholding taxes, from any payment, then (A) such Loan Party or other applicable withholding agent shall withhold or make such deductions as are reasonably determined by such Loan Party or such withholding agent to be required, (B) such Loan Party or other applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment by the Lender to the relevant Governmental Authority (provided the Lender delivers to Borrower evidence of such payment reasonably satisfactory to Borrower) of, any Other Taxes.

(c)    Indemnification. The Borrower shall, and does hereby indemnify the Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)    Status of Lender; Tax Documentation.

(i)    If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(d)(ii)(A) and (ii)(B) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    the Lender shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter, upon its reasonable request), executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax;

(B)    if a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (B), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    The Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly (x) notify Borrower of such expiration, obsolescence or inaccuracy, and (y) update such form or certification or notify the Borrower in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable, out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)    Survival. Each party’s obligations under this Section 3.01 shall survive any assignment of rights by, or the replacement of, the Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document

(h)    Interpretation. For purposes of this Section 3.01, for the avoidance of doubt, the term “Laws” includes FATCA.

Section 3.02. Illegality. If the Lender determines that as a result of any Change in Law any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain, issue or fund the Loan, then, on notice thereof to the Borrower, any obligation of the Lender to issue, make, maintain, fund or charge interest with respect to the Loan shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice and written demand by the Lender, the Loan shall be prepaid by the Borrower or, if the Lender shall be permitted to maintain the Loan at the Base Rate, the Loan shall instead be converted to bear interest at the Base Rate, beginning either on the next Interest Payment Date, if the Lender may lawfully continue to maintain the Loan to such day, or immediately, if such Lender may not lawfully continue to maintain the Loan, in each case until the Lender revokes such notice or demand. Upon any such change to the Base Rate, the Borrower shall also pay accrued interest on the Loan. The Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

Section 3.03. Inability to Determine Rates. If the Lender determines (i) that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate with respect to a the Loan (in each case with respect to this subsection (i), “Impacted Loans”), or (ii) that the Eurodollar Rate with respect to the Loan does not adequately and fairly reflect the cost to the Lender of maintaining the Loan, the Lender will promptly so notify the Borrower.

Notwithstanding the foregoing, if the Lender has made the determination described in subsection (i) of the first sentence of this Section 3.03, the Lender, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Lender revokes the notice delivered with respect to the Impacted Loans under subsection (i) of the first sentence of this section 3.03, (2) the Lender notifies the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to the Lender of maintaining the Impacted Loans, or (3) the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to maintain loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Borrower written notice thereof.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on the Loan.

(a)    Changes in Law. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)    subject the Lender to any Taxes (other than, in each case, (A) Indemnified Taxes, (B) Taxes described in subsections (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or the Loan made;

and the result of any of the foregoing shall be to increase the cost to the Lender of maintaining the Loan, or to increase the cost to the Lender, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender, such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any Lending Office of the Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Loan made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)    Reserves on the Loan. The Borrower shall pay to the Lender, as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of the Loan equal to the actual costs of such reserves allocated to the Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on the Loan, provided the Borrower shall have received at least 15 days’ prior notice of such additional interest from the Lender. If the Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 30 days from receipt of such notice.

Section 3.05. Compensation for Losses. Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any payment or prepayment of the Loan (other than any Loan bearing interest at the Base Rate) on a day other than an Interest Payment Date (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)    any failure by the Borrower to prepay or borrow the Loan on the date or in the amount notified by the Borrower including any loss of anticipated profits solely attributable to a decline in the Eurodollar Rate after the date the Loan was made and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded the Loan at the Eurodollar Rate by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not the Loan was in fact so funded. The Lender shall if making a claim for compensation for losses pursuant to this Section 3.05, make such claim within 30 days after the Lender first becomes aware of the loss, cost or expense incurred by it.

Section 3.06. Matters Applicable to all Requests for Compensation. A certificate of the Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder (including calculations thereof in reasonable detail) shall be conclusive in the absence of manifest error. In determining such amount, the Lender may use any reasonable averaging and attribution methods. Any and all claims for compensation under this Article III (other than Sections 3.01 and 3.05) shall be made by the Lender within 180 days after the Lender becomes aware of the facts or circumstances giving rise to such claim. The Lender agrees to use reasonable efforts to designate a different lending office if such designation will avoid the need for or reduce the amount of any request for compensation under this Article III and take any other action available to reduce or mitigate such costs in each case if such action will not, in the good faith judgment of the Lender, be materially disadvantageous to the Lender.

Section 3.07. Survival. All of the Borrower’s obligations under this Article III shall survive payment in full of the Obligations hereunder.

Section 3.08. Effect of Benchmark Transition Event.

(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (for the purposes of this Section, a Swap Agreement is not a Loan Document) , upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Lender may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Lender has provided such amendment to the Borrower without any further action or consent of the Borrower unless the Lender has received, by such time, written notice of objection to such amendment (including, for the avoidance of doubt, any amendment with respect to an Early Opt-in Election) from the Borrower, in which case such amendment shall not take effect absent further agreement of Borrower and Lender. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section will occur prior to the applicable Benchmark Transition Start Date.

(b)    Benchmark Replacement Conforming Changes. In connection with a Benchmark Replacement, the Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower.

(c)    Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Lender pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in the Lender’s sole discretion and without consent from the Borrower, except, in each case, as expressly required pursuant to this Section.

(d)    Benchmark Unavailability Period. For any determination of interest hereunder or under any other Loan Document during a Benchmark Unavailability Period, the principal amount of this loan subject to the Benchmark shall bear interest at a per annum rate equal to the Base Rate plus 2.00%, computed as otherwise described herein. During any Benchmark Unavailability Period, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.

ARTICLE IV

CONDITIONS PRECEDENT TO CLOSING DATE AND CONDITIONS TO FUNDING DATE

Section 4.01. Conditions to Closing Date. The effectiveness of this Agreement and the occurrence of the Closing Date are subject to satisfaction of the following conditions precedent:

(a)    The Lender’s receipt of the following, each properly executed (as applicable) by a Responsible Officer of the signing Loan Party and each other party thereto and each in form and substance satisfactory to the Lender:

(i)    executed counterparts of this Agreement by the Tribe, the Borrower, and the Lender;

(ii)    a Note, dated as of the Closing Date, duly executed by the Borrower in favor of the Lender;

(iii)    the Guaranty, dated as of the Closing Date, duly executed by each Loan Party and the Lender;

(iv)    the Security Agreement and the Pledge Agreement, each dated as of the Closing Date, duly executed by each Loan Party (other than the WNBA Subsidiary) and the Lender, together with:

(A)    results of customary lien, judgment and bankruptcy searches conducted in the applicable jurisdictions in which Borrower and its Restricted Subsidiaries are organized or do business;

(B)    security agreements or other agreements in appropriate form for filing in the United States Patent and Trademark Office and United States Copyright Office with respect to intellectual property of the Loan Parties (other than the WNBA Subsidiaries) to the extent required pursuant to the Security Agreement; and

(C)    all other instruments and documents required to be delivered to the Lender pursuant to the Security Agreement.

(v)    executed counterparts of the Leasehold Mortgage (including the Landlord Consent) shall have been delivered by Borrower to the Lender in form and substance satisfactory to the Lender and in a form suitable for recordation with the Land Title and Records Office of the Bureau of Indian Affairs and with the Town of Montville, Connecticut;

(vi)    executed counterparts of the Pocono Mortgages shall have been delivered by the applicable Pocono Subsidiaries to the Lender, each in form and substance satisfactory to the Lender and each in a form suitable for recordation with the official records of the applicable county;

(vii)    executed counterparts of the Mohegan Golf Mortgage shall have been delivered by Mohegan Golf, LLC to the Lender in form and substance satisfactory to the Lender and in form suitable for recordation with the Towns of Franklin and Sprague, Connecticut;

(viii)    a surveyor’s plat of survey of each of the properties being mortgaged pursuant to the above-referenced mortgages prepared (and so certified) in compliance with the provisions of applicable state survey standards by a registered land surveyor of the state in which each such property is located;

(ix)    a completed Flood Determination with respect to the real property for which a mortgage is required pursuant to the foregoing;

(x)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect (including flood insurance with respect to any mortgaged property that is located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area), together with an executed lenders loss payable endorsement or additional insured endorsement, as applicable, with respect thereto;

(xi)    such documentation as the Lender may reasonably require to confirm the existence of the Tribe as a federally recognized Indian Tribe, the formation, valid existence and good standing of Borrower and each other Loan Party, each Loan Party’s and the Tribe’s authority to execute, deliver and perform any Loan Document, and the identity, authority and capacity of each Responsible Officer authorized to act on their behalf under the Loan Documents, including, without limitation, certified copies of the Constitution, the Gaming Ordinance, the Gaming Authority Ordinance and each Guarantor’s governing documents, and amendments thereto, certified resolutions, incumbency certificates, certificates of Responsible Officers, and the like;

(xii)    a certificate of a Responsible Officer or Secretary of the Tribe and each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Tribe or such Loan Party and the validity against the Tribe or such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xiii)    favorable written legal opinions of Wachtell, Lipton, Rosen & Katz, special counsel to Loan Parties and the Tribe, Updike, Kelly & Spellacy, P.C., special Connecticut counsel to the Loan Parties and the Tribe, Faegre Baker Daniels LLP, special Indian law counsel to the Loan Parties and the Tribe, Rosenn, Jenkins & Greenwald LLP, special Pennsylvania counsel to the Loan Parties and the Tribe, and Eckert Seamans, special Pennsylvania gaming counsel to the Loan Parties and the Tribe, in each case addressed to the Lender, and such other opinions of counsel concerning the Tribe, the Borrower, the other Loan Parties and the Loan Documents as the Lender may reasonably request;

(xiv)    a certificate signed by a Responsible Officer or Secretary of the Tribe and Borrower attaching true, correct and complete copies of each of the Material Laws (other than the gaming regulations accompanying the Gaming Ordinance) and Material Agreements (including, in each case, any amendments or modifications of the terms thereof entered into as of the Closing Date);

(xv)    a certificate signed by a Responsible Officer of the Tribe and the Borrower, as applicable, certifying (A) that the conditions specified in this Section 4.01(a) have been satisfied, and (B) that (x) there has been no event or circumstance since September 30, 2020 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (y) there is no action, suit, investigation or proceeding pending or threatened in any court of before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect;

(xvi)    executed counterparts to the Intercreditor Agreement by the Administrative Agent and the Lender and to the consent thereto by the Loan Parties;

(xvii)    executed counterparts of the Co-Lender Agreement by the Lender and the Loan Parties;

(xviii)    executed counterparts of the Borrower Certification by the Borrower; and

(xix)    executed counterparts of the Assignment-in-Blank by the Lender and the Borrower.

(b)    The Lender shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the Fiscal Years ending September 30, 2018 and September 30, 2019 (and, to the extent readily available, the related unaudited consolidating financial statements) and (b) U.S. GAAP unaudited consolidated and (to the extent readily available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for each subsequent fiscal quarter ended at least 45 days before the Closing Date.

(c)    The Lender shall have received at least two (5) days prior to the Closing Date all documentation and other information reasonably requested in writing at least seven (7) days prior to the Closing Date by the Lender that the Lender reasonably determines is required by regulatory authorities from the Tribe and the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act.

(d)    All requisite tribal and governmental authorities and third parties shall have approved or consented to the transactions contemplated hereby to the extent required, there shall be no litigation, tribal, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the transactions contemplated hereby, and the Lender shall not be required to be licensed in order to take part in the transactions contemplated hereby or enforce their rights in respect thereof, and the Lender shall be satisfied that no tribal taxes will levied on the Lender or the Facilities.

Section 4.02. Conditions to Funding Date. The obligation of the Lender to fund the Loan is subject to the following conditions precedent:

(a)    The Lender’s receipt of the following, each properly executed (as applicable) by a Responsible Officer of the signing Loan Party and each other party thereto and each in form and substance satisfactory to the Lender:

(i)    a certificate signed by a Responsible Officer of the Tribe and the Borrower, as applicable, certifying stating that (A) the representations and warranties of the Borrower and the Tribe contained in Articles V or VI or any other Loan Document are true and correct in all material respects on and as of the Funding Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates, as applicable; and (B) no Default exists or would result from the funding of the Loan.

(ii)    A Request for Funding from the Borrower.

(iii)    A certificate of the chief executive officer of the Borrower certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the transactions to occur substantially concurrent with the Funding Date, are Solvent.

(iv)    A certificate signed by a Responsible Officer of the Borrower certifying that (x) there has been no event or circumstance since the Closing Date that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (y) there is no action, suit, investigation or proceeding pending or threatened in any court of before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(v)    The perfection certificate as set forth in Section 8.13(e).

(b)    The Lender shall have received a commitment letter (the “Commitment Letter”) from the SPV that it will purchase a 95% participation interest in the Loan in the amount of $47,500,000.

(c)    The Lender shall have received from the SPV a duly executed Participation Agreement.

(d)    The Title Company shall have issued its written commitment to issue a policy of title insurance to the Lender in form and substance satisfactory to the Lender (i) upon recordation of the Leasehold Mortgage, insuring the priority and perfection of the Leasehold Mortgage, and (ii) upon recordation of the Pocono Mortgages, insuring the priority and perfection of each Pocono Mortgage, in an aggregate amount of not less than $50,000,000.

(e)    The Lender shall have received copies of Uniform Commercial Code financing statements (Form UCC-1) suitable for filing, naming each of the Loan Parties (other than the WNBA subsidiary) (as appropriate) as the debtor, and the Lender as the secured party.

(f)    Any fees required to be paid on or before the Funding Date shall have been paid (or paid from the proceeds of the Loan at funding).

(g)    The Borrower shall have established the Lender Deposit Account for purposes of the Funding Deposit and the Lender shall have deposited (or concurrently with the funding of the Loan shall deposit from the proceeds of the Loan) $2,000,000 into the Lender Deposit Account.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE TRIBE

The Tribe represents and warrants to the Lender that:

Section 5.01. Existence and Qualification; Power; Compliance With Laws. The Tribe is federally recognized as an Indian Tribe pursuant to a determination of the Assistant Secretary - Indian Affairs, dated March 7, 1994, published in the Federal Register on March 15, 1994, as amended by a correction dated July 1, 1994, published in the Federal Register on July 20, 1994, and as an Indian Tribal government pursuant to Sections 7701(a)(40)(A) and 7871(a) of the Code. As of the Closing Date, the Tribe is a non-taxable entity for purposes of federal income taxation under the Code. The Tribe has all requisite power and authority to execute and deliver each Loan Document to which it is a party and to perform its respective Obligations. The Tribe is in material compliance with the terms of the Compact, the Gaming Authority Ordinance, the Gaming Ordinance and with all Laws and other legal requirements applicable to its existence and business

(including, without limitation, IGRA and all Gaming Laws). The Tribe has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except, in each case, where the failure so to comply, to obtain such authority, consents, approvals, orders, licenses and permits, or to file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect. This Agreement and the other Loan Documents to which Borrower is a party are each “Contracts of The Tribal Gaming Authority” within the meaning of Section 1 of Article XIII (entitled “Tribal Gaming Authority Amendment”) of the Constitution.

Section 5.02. Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by the Tribe of the Loan Documents have been duly authorized by all necessary Tribal Council, Management Board and other action, and do not:

(a)    require any consent or approval not heretofore obtained of any enrolled tribal member, Tribal Council member, Management Board member, security holder or creditor;

(b)    violate or conflict with any provision of the Constitution, charter, bylaws or other governing documents of the Tribe or of Borrower;

(c)    result in or require the creation or imposition of any Lien (other than pursuant to the Security Documents) upon or with respect to any Authority Property now owned or leased or hereafter acquired;

(d)    violate any Law or Requirement of Law, including any Gaming Law, applicable to the Tribe in any material respect;

(e)    constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of the United States, as amended, or constitute a “fraudulent conveyance,” “fraudulent obligation” or “fraudulent transfer” within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any applicable jurisdiction, or any similar Law;

(f)    result in a material breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a material breach of or default under, or cause or permit the acceleration of any obligation owed under, any mortgage, indenture or loan or credit agreement or any other Contractual Obligation to which the Tribe is a party or by which the Tribe or any of its Property is bound or affected; or

(g)    require any consent or approval of any Governmental Authority, or any notice to, registration or qualification with any Governmental Authority, not heretofore obtained or obtained concurrently with the Closing Date;

and the Tribe is not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any mortgage, indenture, loan or credit agreement described in Section 5.02(f) in any respect that constitutes a Material Adverse Effect.

Section 5.03. No Governmental Approvals Required. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is required to authorize or permit under applicable Laws the execution, delivery and performance by the Tribe of the Loan Documents to which it is a party, other than such as have been obtained on or prior to the Closing Date.

Section 5.04. The Nature of Borrower. All activities of the Tribe constituting or relating to the ownership and operation of gaming facilities (including all class II and class III gaming activities within the meaning of IGRA) at Mohegan Sun and all activities of the Tribe constituting or relating to the ownership of hotel, restaurant, entertainment and resort facilities included within Mohegan Sun are conducted and owned by Borrower or a Restricted Subsidiary pursuant to the authority granted to Borrower in the Gaming Authority Ordinance, other than (i) the development and operation of, and activities of the Mohegan Tribal Finance Authority in connection with, the Earth Hotel, which may be conducted by an Unrestricted Subsidiary and (ii) facilities and operations constructed and conducted not in violation of any covenant contained herein, in each case of clauses (i) and (ii) other than any class II or class III gaming activities within the meaning of IGRA.

Section 5.05. No Management Contract. Neither this Agreement nor the other Loan Documents, taken individually or as a whole, constitute “management contracts” or “management agreements” within the meaning of Section 12 of IGRA and related regulations, or deprive the Tribe and Borrower of the sole proprietary interest and responsibility of the conduct of gaming activity at Mohegan Sun.

Section 5.06. Real Property. As of the Closing Date, Schedule 5.06 sets forth a summary description of all real property owned by the Tribe which is leased to the Borrower, including all of the land subject to the Lease, which includes all of the land underlying Mohegan Sun, and such summary is accurate and complete in all material respects. Except as set forth in Schedule 5.06, (x) as of the Closing Date, each of the leases creating such real property leasehold estates are, and (y) the Lease is, in full force and effect and create a valid leasehold estate on the terms of such lease, and the Tribe is not in default or breach of any material provision thereof. The copies of such real property leases heretofore furnished to the Lender are true copies and there are no amendments thereto as of the Closing Date or copies of which that have not been furnished to the Lender.

Section 5.07. Binding Obligations. The Loan Documents to which the Tribe is a party have been executed and delivered by the Tribe, and constitute the legal, valid and binding obligations of the Tribe, enforceable against the Tribe in accordance with their terms. The provisions of Section 12.18 are specifically enforceable against the Tribe, Borrower and its Restricted Subsidiaries. The waivers of sovereign immunity by the Tribe contained in the Loan Documents are legal, valid, binding and irrevocable.

Section 5.08. No Default. No event has occurred and is continuing that is a Default or an Event of Default.

Section 5.09. Disclosure. No written statement made by or on behalf of the Tribe to the Lender in connection with this Agreement, or in connection with the Loan, contains any untrue statement of a material fact or omits a material fact necessary in order to make the statement made not misleading in light of all the circumstances existing at the date the statement was made (including all other information disclosed by the Tribe, Borrower or their respective Subsidiaries theretofore). There is no fact known to the Tribe (other than matters of a general economic nature or matters generally applicable to businesses of the types engaged in by Borrower and its Restricted Subsidiaries) which would constitute a Material Adverse Effect that has not been disclosed in writing to the Lender.

Section 5.10. Gaming Laws. The Tribe is in material compliance with all applicable Gaming Laws.

Section 5.11. Arbitration. To the extent that any dispute among the parties to the Loan Documents is initiated in or referred to the Tribal Court, (i) such court lacks discretion to refuse to compel arbitration among the parties to the dispute to the extent that such dispute has been submitted to arbitration pursuant to Section 12.18, and (ii) such court is obligated to honor and enforce any award by an arbitrator or any judgment or order of a state or federal court, without review of any nature by such court.

Section 5.12. Recourse Obligations. Under current Law, no obligation of the Tribe of any type or nature may be recourse to Borrower unless, and only to the extent that, Borrower has become an express obligor with respect thereto, and the Tribe has no authority, independent of Borrower, to incur any obligation on behalf of Borrower, to bind any Authority Property, or to grant Liens upon any Authority Property.

Section 5.13. No Pending Referendum. No Tribal law permits any tribal member to challenge by referendum or initiative any action of the Tribal Council authorizing and approving the execution and delivery of any Loan Document or the application of the proceeds of the Loans (“Referendum Action”). No Referendum Action is, to the Tribe’s knowledge, threatened or pending which would reduce the obligations of the Tribe or Borrower under the Loan Documents or impair the enforceability of the Loan Documents or the rights of the Lender thereunder or cause a Material Adverse Effect.

Section 5.14. Allocation Plan. Subject to the making of the Priority Distributions, all revenues of Borrower and its Restricted Subsidiaries (other than the CT Expo Subsidiary) are available to make payments required under the Loan Documents and such required payments under the Loan Documents are required to be paid as and when due prior to any applicable allocation of such revenues under the Allocation Plan or other applicable law.

Section 5.15. Indian Lands. The lands on which the Mohegan Sun gaming operations of the Tribe and Borrower are conducted are “Indian lands” as defined in the IGRA and Borrower has the right to conduct class II and class III gaming on such lands under (x) the IGRA, (y) with respect to class III gaming, the Compact, and (z) applicable law.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower represents and warrants to the Lender that:

Section 6.01. Existence, Qualification and Power. Borrower is an unincorporated governmental instrumentality of the Tribe, duly organized and validly existing under the laws of the Tribe. Each of the Guarantors is an unincorporated governmental instrumentality of the Tribe, corporation, partnership, limited liability company or other entity duly organized and validly existing under the laws of the jurisdiction of its organization. As of the Closing Date, each of Borrower and its Restricted Subsidiaries is a non-taxable entity for purposes of federal income taxation under the Code and the gaming and other revenues of Borrower and its Restricted Subsidiaries are exempt from federal income taxation. To the extent required by Law, Borrower and its Restricted Subsidiaries are qualified to do business and are in good standing under the laws of each jurisdiction in which they are required to be qualified by reason of the location or the conduct of their business, except where failure to so qualify would not have a Material Adverse Effect. Borrower and its Restricted Subsidiaries each have all requisite power and authority to (a) conduct their respective businesses and to own and lease their respective Properties, except as could not reasonably be expected to have a Material Adverse Effect and (b) to execute and deliver each Loan Document to which they are a party and to perform their respective Obligations. Borrower and its Restricted Subsidiaries are in material compliance with the terms of the Compact, the Gaming Ordinance, the Gaming Authority Ordinance and with all Laws and other legal requirements applicable to their existence and business (including, without limitation, IGRA and all Gaming Laws), have obtained all authorizations, consents, approvals, orders, licenses and permits from, and have accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of their business, except, in each case, where the failure to so comply, to obtain such authority, consents, approvals, orders, licenses and permits, or to file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect; provided, that the failure to obtain or accomplish any of the foregoing arising out of, resulting from or in connection with COVID-19 shall not be a breach of this last sentence of Section 6.01.

Section 6.02. Authorization; No Contravention. The execution, delivery and performance by Borrower and its Restricted Subsidiaries of the Loan Documents have been duly authorized by all necessary Tribal Council, Management Board and other action, and do not:

(a)    require any consent or approval not heretofore obtained of any enrolled tribal member or Tribal Council member, Management Board member, security holder or creditor;

(b)    violate or conflict with any provision of the Constitution, charter, bylaws or other governing documents of the Tribe, Borrower or its Restricted Subsidiaries;

(c)    result in or require the creation or imposition of any Lien (other than pursuant to the Security Documents) upon or with respect to any Authority Property now owned or leased or hereafter acquired;

(d)    violate any Law or Requirement of Law, including any Gaming Law, applicable to the Tribe, Borrower or its Restricted Subsidiaries, except for such violations that could not reasonably be expected to have Material Adverse Effect; or

(e)    result in a breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a breach of or default under, or cause or permit the acceleration of any obligation owed under, any mortgage, indenture or loan or credit agreement or any other Contractual Obligation to which the Tribe, Borrower or any of its Restricted Subsidiaries is a party or by which the Tribe, Borrower, its Restricted Subsidiaries or any of their Property is bound or affected, except, in each case, to the extent that such breach, default or acceleration could not reasonably be expected to have a Material Adverse Effect.

Section 6.03. Governmental Authorization; Other Consents; Compliance with Law. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority or any other Person, in each case material to the operations of the Borrower and its Restricted Subsidiaries, is required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower and its Restricted Subsidiaries of the Loan Documents to which they are parties, other than such as have been obtained on or prior to the Closing Date. Borrower and its Restricted Subsidiaries are not in violation of any Requirement of Law, except to the extent that such violation could not reasonably be expected to have a Material Adverse Effect.

Section 6.04. Binding Effect. The Loan Documents to which Borrower and its Restricted Subsidiaries are party have been duly executed and delivered by Borrower and its Restricted Subsidiaries, as applicable. The Loan Documents executed by Borrower and its Restricted Subsidiaries constitute the legal, valid and binding obligations of Borrower and its Restricted Subsidiaries, as applicable, enforceable against Borrower and its Restricted Subsidiaries, as applicable, in accordance with their terms. The waivers of sovereign immunity by the Borrower and its Restricted Subsidiaries contained in the Loan Documents are legal, valid, binding and irrevocable.

Section 6.05. Financial Statements; No Material Adverse Effect.

(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)    The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries dated June 30, 2020, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of subsections (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)    Since September 30, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; provided that for the purposes of this Section 6.05(c), a “Material Adverse Effect” under clause (a) of the definition thereof shall not include effects, events, occurrences, facts, conditions or changes arising out of, resulting from or in connection with COVID-19.

Section 6.06. Litigation. Except as specifically disclosed in Schedule 6.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) as of the Closing Date, purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; provided that for the purposes of this Section 6.06, a “Material Adverse Effect” under clause (a) of the definition thereof shall not include effects, events, occurrences, facts, conditions or changes arising out of, resulting from or in connection with COVID-19.

Section 6.07. No Default. Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 6.08. Ownership of Property; Liens.

(a)    As of the Closing Date, Borrower and its Restricted Subsidiaries have good and valid title to all the Authority Property reflected in the financial statements described in Section 6.05 other than immaterial items of Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens and Rights of Others, other than Liens permitted by Section 9.01 and Permitted Rights of Others, provided that title to the real property comprising a portion of Mohegan Sun is held by the United States in trust on behalf of the Tribe. The Authority Property includes all real, mixed and personal property which is operationally integral to the on-reservation gaming activities of Borrower.

(b)    As of the Closing Date, Schedule 5.06 sets forth a summary description of all real property leasehold estates held by Borrower from the Tribe (including the real property underlying Mohegan Sun), which summary is accurate and complete in all material respects. Except as set forth in Schedule 5.06, (x) as of the Closing Date, each of the leases creating such real property leasehold estates are, and (y) the Lease is, in full force and effect and create a valid leasehold estate on the terms of such lease, and neither Borrower nor the Tribe is in default or breach of any material provision thereof. The copies of such real property leases heretofore furnished to the Lender are true copies and there are no amendments thereto existing as of the Closing Date copies of which have not been furnished to the Lender. As of the Closing Date, Schedule 6.08A sets forth a summary description of all real property owned or leased by the Pocono Subsidiaries, and Schedule 6.08B sets forth a summary description of all real property owned or leased by Mohegan Golf, LLC.

Section 6.09. Environmental Compliance. The Borrower and its Restricted Subsidiaries are in compliance with all Environmental Laws and are not subject to any Environmental Liabilities, in each case except as specifically disclosed in Schedule 6.09 and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.10. Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.

Section 6.11. Taxes. The Borrower and each of its Restricted Subsidiaries has filed all Federal, state and other material tax returns and reports required to be filed, and has paid, all Federal, state and other material Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, except such Taxes (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) as could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 6.12. ERISA Compliance. As of the Closing Date neither Borrower nor any ERISA Affiliate maintains, contributes to or is required to contribute to any “employee pension benefit plan” that is subject to Title IV of ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, Borrower and each ERISA Affiliate are in compliance with the applicable provisions of ERISA and the Code, have not incurred any material liability to the PBGC or any Plan and no Reportable Event or transaction prohibited by Section 4975 of the Code or Section 406 of ERISA has occurred.

Section 6.13. Subsidiaries. As of the Closing Date, Schedule 6.13 correctly sets forth the names, form of legal entity, U.S. taxpayer identification number, number of shares of Capital Stock issued and outstanding, and the record owner thereof and jurisdictions of organization of all Subsidiaries of Borrower and designates which Subsidiaries are Unrestricted Subsidiaries. As of the Closing Date, all of the outstanding shares of Capital Stock of each Restricted Subsidiary are owned directly or indirectly by Borrower, there are no outstanding options, warrants or other rights to purchase Capital Stock of any such Restricted Subsidiary, and all such Capital Stock so owned is duly authorized, validly issued, fully paid and non-assessable, and was issued in compliance with all applicable state and federal securities and other Laws, and is free and clear of all Liens, except for Liens permitted under Section 9.01.

Section 6.14. Margin Regulations; Investment Company Act.

(a)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulations U and X issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)    Neither the Tribe, any Loan Party nor any other Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 6.15. Disclosure. All written reports, financial statements, certificates and other written information (other than projections, estimates, budgets, forward looking statements and information of a general economic or industry nature) furnished by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement and the application of the proceeds of the Loan, on or prior to the Closing Date (as modified or supplemented by other information so furnished on or prior to the Closing Date), when taken as a whole, were complete and correct in all material respects and did not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized that such projected financial information is not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

Section 6.16. Intellectual Property; Licenses, Etc. The Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except as would not be reasonably expected to have a Material Adverse Effect. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Restricted Subsidiary infringes upon any rights held by any other Person, except as would not be reasonably expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 6.16, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.17. Security Documents. The Security Agreement creates a valid Lien in favor of the Lender, which Lien is perfected to the fullest extent that the same may be perfected by the filing of financing statements under the applicable state versions of the UCC and the UCC Ordinance. Upon recordation with the Land Title and Records Office of the Bureau of Indian Affairs and with the town of Montville, Connecticut, the Leasehold Mortgage creates a valid and perfected Lien in favor of the Lender in the collateral described therein securing the Obligations. The Pocono Mortgages create a valid and perfected Lien in favor of the Lender in the collateral described therein securing the Obligations of the applicable Pocono Subsidiaries. The Mohegan Golf Mortgage creates a valid and perfected Lien in favor of the Lender in the collateral described therein securing the Obligations of Mohegan Golf, LLC. The Pledge Agreement creates a valid Lien in favor of the Lender in the pledged collateral described therein and all action necessary to perfect the Liens so created has been taken and completed. The Account Control Agreements are effective to perfect the Lien in favor of the Administrative Agent for the ratable benefit of the Lender (as set forth in and subject to the Intercreditor Agreement) in the Operating Accounts securing the Obligations. Each of the Liens described in this Section shall be treated as first priority pari passu Liens under the Intercreditor Agreement between the Lender and the Administrative Agent and are subject only to Liens permitted under Section 9.01 and matters described in Schedule 9.01. Each of the other Security Documents creates a valid Lien in favor of the Lender on the collateral described therein, securing the Obligations.

Section 6.18. OFAC. Neither any Loan Party, nor any of their respective Subsidiaries, or, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent or Affiliate thereof is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by the United Nations Security Council, the European Union or, to the extent applicable to such Loan Party, Subsidiary or Affiliate, any member state of the European Union, or (iii) organized, resident or permanently located in a Designated Jurisdiction.

Section 6.19. Anti-Corruption Laws. Each Loan Party and each of their respective Subsidiaries have conducted their businesses in material compliance with, to the extent applicable to such Loan Party and such Subsidiary, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions. and have instituted and maintained policies and procedures designed to promote and achieve material compliance with such laws.

Section 6.20. [Reserved].

Section 6.21. Eligible Borrower. Borrower represents and warrants to Lender that Borrower is an Eligible Borrower (as that term is defined under the MSPLF), and:

(a)    each of the certifications, covenants, warranties and representations made by or on the behalf of Borrower in the Borrower Certification is true and correct as of the date of this Agreement;

(b)    Borrower has used the financial records of the Borrower, and not the records of the Tribe, when applying MSPLF requirements, including the financial records used to determine the EBITDA Leverage Condition as set forth in the MSPLF Term Sheet and to determine the application of the security and priority requirements under the MSPLF;

(c)    Borrower has waived its sovereign immunity such that U.S. federal courts, in addition to any state court, may be among the courts of competent jurisdiction for matters resulting from the MSPLF and the Loan Documents; and

(d)    Borrower is either (i) wholly owned by one or more Indian tribal governments, or by a corporation that is wholly owned by one or more Indian tribal governments, or (ii) owned in part by one or more Indian tribal governments, or by a corporation that is wholly owned by one or more Indian tribal governments, if all other owners are either U.S. citizens or businesses.

Section 6.22. Designated Senior Indebtedness. The Obligations have been duly designated as and constitute “Senior Indebtedness” (or a similar designation) and, if applicable, “Designated Senior Indebtedness” (or a similar designation) in respect of all Indebtedness of the Loan Parties that is expressly subordinated to the Obligations.

Section 6.23. Tribal Court Enforcement. To the extent that any dispute among the parties to the Loan Documents is initiated in or referred to the Tribal Court, (i) such court lacks discretion to refuse to compel arbitration among the parties to the dispute, to the extent that such dispute has been submitted to arbitration pursuant to Section 12.18, and (ii) such court is obligated to honor and enforce any award by an arbitrator or any judgment or order of a state or federal court, without review of any nature by such court.

Section 6.24. Deposit Accounts. Borrower and its Restricted Subsidiaries do not maintain any Operating Account which is not listed on Schedule 6.24 or the existence of which has not been disclosed to the Lender in writing (it being understood that the foregoing shall not be deemed to restrict the ability of the Borrower to open or close Operating Accounts, subject to compliance with applicable provisions of the Loan Documents).

Section 6.25. No Licensure Required. No party to this Agreement is required to register with, give notice to any Person or receive any permit or license from any Gaming Board or other Governmental Authority by reason of any Laws of the Tribe or Gaming Laws in connection with its entering into any Loan Document, receipt of any Note, performance, observance or enforcement (except for authorizations, approvals or notices to or from Gaming Boards (other than tribal Gaming Boards) in connection with the enforcement of remedies) of any obligation of such party under any Loan Document, in each case except as such registration has been obtained, such notice has been given or such permit or license has been received on or prior to the Closing Date.

Section 6.26. Solvency. As of the Closing Date, the Borrower (on a consolidated basis with its Subsidiaries) is Solvent after giving effect to the transactions contemplated by this Agreement to occur on the Closing Date. The Borrower has a reasonable basis to believe that, as of the date of origination of the Loan, and after giving effect to such Loan, the Borrower has the ability to meet its financial obligations for at least the next ninety (90) days and does not expect to file for bankruptcy during that time period.

Section 6.27. EBITDA Leverage Condition. Borrower satisfies the EBITDA leverage condition of the MSPLF set forth in the MSPLF Term Sheet.

Section 6.28. Separateness. Borrower is operated as a separate corporate and legal entity from the Tribe, and the repayment of the Loan will be made solely from the assets of Borrower and not from any assets of the Tribe. Borrower further represents and warrants that:

(a)    Borrower is not party to any contract or agreement with any Affiliate, except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party or that otherwise comply with Section 9.09;

(b)    Borrower has done or caused to be done all things necessary to observe all material organizational formalities applicable to it and to preserve its existence;

(c)    the Borrower has maintained all of its books, records, financial statements and bank accounts separate from those of the Tribe;

(d)    Borrower has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law) and, if it is a corporation, has not filed a consolidated federal income tax return with any other Person other than a Subsidiary of the Borrower; and

(e)    Borrower has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate).

ARTICLE VII

COVENANTS OF THE TRIBE

From the Closing Date until payment in full of the Obligations:

Section 7.01. Ownership and Operation of Mohegan Sun. The Tribe shall:

(a)    Not develop, own, operate or manage Northeast Gaming Operations other than through the Borrower, a Subsidiary of the Borrower or a joint venture of the Borrower (with any one or more entities that are not Affiliates of the Tribe unless they are Subsidiaries of the Borrower); provided, the Tribe may continue to own its existing interests in Mohegan Gaming and its Subsidiaries which may in turn own, operate and manage casino gaming operations, provided that (A) any future investments in Mohegan Gaming or its Subsidiaries or joint ventures by the Tribe or any agency, instrumentality, political subunit or Subsidiary (other than the Borrower and its Subsidiaries) of the Tribe will be made by or through the Borrower or a Subsidiary of the Borrower and (B) so long as the Tribe holds any equity interest in Mohegan Gaming other than through the Borrower, Mohegan Gaming shall not own, operate or manage Northeast Gaming Operations other than projects publicly disclosed as of the Closing Date;

(b)    Cause the Borrower to have the sole and exclusive right to operate Mohegan Sun at all times; provided, the Borrower may delegate its right to operate the Mohegan Sun to one or more employees, agents, independent contractors, managers, operators or other Persons not prohibited by the terms of this Agreement, and any such delegation shall not constitute a breach of this clause; and

(c)    Not permit any Person other than the Tribe to acquire any Ownership Interest whatsoever in the Borrower.

Section 7.02. Sovereign Immunity; Jurisdiction and Venue. The Tribe shall not abrogate or take any action to abrogate the Tribe’s waiver of sovereign immunity and consent to jurisdiction or any waiver of sovereign immunity or consents to jurisdiction provided by the Borrower or any Guarantor pursuant to this Agreement and the other Loan Documents.

Section 7.03. The Lease and the Landlord Consent. The Tribe shall continuously abide by the terms of the Lease and the Landlord Consent in all material respects.

Section 7.04. Preservation of Existence; Operation. The Tribe shall:

(a)    Do all things necessary to maintain the existence of the Tribe as a federally recognized Indian Tribe under 25 C.F.R. Part 83 and as an Indian Tribal government pursuant to Sections 7701(a)(40)(A) and 7871(a) of the Code; and

(b)    Not (i) dissolve, liquidate, reorganize or restructure the Borrower or any Restricted Subsidiary, other than as permitted under this Agreement, (ii) terminate gaming operations conducted by the Borrower, or (iii) authorize gaming operations (other than class I gaming under IGRA) on its reservation other than through the Borrower.

Section 7.05. Prohibited Transactions.

(a)    The Tribe shall not knowingly accept or retain a Restricted Payment from the Borrower in violation of this Agreement; and

(b)    In the event that the Tribe or any agency, instrumentality, political subunit or Subsidiary (other than the Borrower and its Subsidiaries) of the Tribe receives, directly or indirectly, any payment, distribution or transfer from the Borrower or any Restricted Subsidiary at a time when such payment, distribution or transfer is prohibited by the terms of this Agreement, the Tribe shall hold such payment in trust for the benefit of, and pay forthwith over and deliver promptly to, the Borrower; provided that, if an Event of Default resulting in acceleration of the Obligations has occurred and is continuing, such payment shall be paid forthwith over and delivered promptly to the Lender.

Section 7.06. Amendments to Material Laws and Agreements. The Tribe shall:

(a)    Not rescind the Lease or amend the terms of the Lease in any manner that would be materially adverse to the economic interests of the Lender or which could reasonably be expected to impair, delay, hinder or interfere with, in any material manner, any right or remedy of the Lender, subject to the provisions described under Section 12.22.

(b)    Not amend or rescind any other Material Agreements or Material Law (in each case unless any such amendment is a legitimate effort to ensure that the Borrower and Mohegan Sun conduct gaming operations in a manner that is consistent with applicable laws, rules and regulations (other than Tribal laws, rules and regulations) or that protects the environment, the public health and safety, or the integrity of the Borrower or Mohegan Sun) to restrict or eliminate the exclusive right of the Borrower to conduct gaming operations on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut in a manner that would be materially adverse to the economic interests of Lender or which could reasonably be expected to impair, delay, hinder or interfere with, in any material manner, any right or remedy of the Lender; provided, this provision shall not prohibit any change to the UCC Ordinance arising automatically from a corresponding change to the Uniform Commercial Code of the State of Connecticut.

(c)    Not take any other regulatory or governmental action (including, without limitation, amending the Constitution, the Gaming Ordinance (or accompanying gaming regulations), the UCC Ordinance, the Compact or the Town Agreement, or applying the Gaming Ordinance or gaming regulations in a discriminatory manner against the Lender), or enact any ordinance, law, rule or regulation that would have a material adverse effect on the economic interests of the Lender, or which could reasonably be expected to impair, delay, hinder or interfere with, in any material manner, any right or remedy of the Lender or the Obligations of the Tribe or the other Loan Parties under this Agreement and the other Loan Documents (in each case, unless any such foregoing action is a legitimate effort to ensure that the Borrower and Mohegan Sun conduct gaming operations in a manner that is consistent with applicable laws, rules and regulations (other than Tribal laws, rules and regulations) or that protects the environment, the public health and safety, or the integrity of the Borrower or Mohegan Sun); provided, this provision shall not prohibit any change to the UCC Ordinance arising automatically from a corresponding change to the Uniform Commercial Code of the State of Connecticut.

Section 7.07. Impairment of Contracts; Imposition of Governmental Charges. The Tribe shall not demand, impose or receive any tax, charge, assessment, fee or other imposition (except as specifically contemplated by Sections 9.06 or 9.08) or impose any regulatory or licensing requirement, against Borrower, its Restricted Subsidiaries or their customers or guests, their operations or Authority Property (including, without limitation, Mohegan Sun or Pocono), the Lender, the Loan Documents, the employees, officers, directors, patrons or vendors of Borrower and its Restricted Subsidiaries, other than (i) as provided in the Gaming Ordinance, (ii) charges upon Borrower and the Restricted Subsidiaries to pay the actual and reasonable regulatory expenditures of the Mohegan Tribal Gaming Commission under the Gaming Ordinance, (iii) fees imposed on Borrower and its Restricted Subsidiaries by the Commission under IGRA, (iv) the actual costs to the Tribe of services provided to Borrower under the Town Agreement, and (v) sales, use, room occupancy and related excise taxes, including admissions and cabaret taxes and any other taxes imposed by the Tribe at rates which are not more onerous than corresponding or similar taxes which may be imposed by the State of Connecticut or local governments in the surrounding area, provided that the Tribe shall not impose any taxes which are the functional equivalent of property taxes, gross receipts or gross revenues taxes, business franchise taxes or income taxes upon Borrower and its Restricted Subsidiaries, and any such taxes shall (x) be of general application to all similarly situated persons, (y) not be duplicative of Permitted Tribal Payments, and (z) be rationally related to the overall tax policy of the Tribe.

Section 7.08. Segregation of Property. The Tribe shall not fail to segregate Tribal assets from assets of the Borrower or any Restricted Subsidiary.

Section 7.09. Trust Property. The Tribe shall not convey into trust with the federal government of the United States any Authority Property other than real property.

Section 7.10. Liens on Authority Property. The Tribe shall not permit or incur any consensual liability of the Tribe (or of any Governmental Component of the Tribe) to be or become a legal obligation of the Borrower or any of its Restricted Subsidiaries or a liability for which assets of the Borrower or any of its Restricted Subsidiaries may be bound, other than a liability that the Borrower or its Restricted Subsidiaries are permitted or not prohibited from incurring on their own behalf under this Agreement.

Section 7.11. Bankruptcy Matters; etc.

(a)    The Tribe shall not (i) take any action to enact any Debtor Relief Law that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Lender provided for in this Agreement, (ii) exercise any power of eminent domain or condemnation over the assets of the Borrower or any of its Restricted Subsidiaries (other than any such exercise that would not materially adversely affect the economic rights and benefits of the Lender) or (iii) take any action, pursuant to or within the meaning of Debtor Relief Law, to appoint or consent to the appointment of a custodian, receiver or trustee (or other similar office) of the Borrower or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a tribal entity) or for all or substantially all of the property of the Borrower or any Restricted Subsidiary (other than any Restricted Subsidiary that is not a tribal entity); and

(b)    the Tribe agrees that upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Borrower or Mohegan Sun, the Lender shall be entitled to receive payment in full in respect of all principal, premium, interest and other amounts owing in respect of the Obligations before any payment or any distribution to the Tribe.

Section 7.12. Challenges by the Tribe. The Tribe shall:

(a)    Not directly or indirectly challenge the validity or legality of any provision of this Agreement or any other Loan Document in any court or other forum on the basis that this Agreement or any other Loan Document violates or fails to comply with IGRA or such other statutes, laws, ordinances or government rules and regulations applicable to federally-recognized Indian tribes; and

(b)    Not initiate or participate in any proceeding to have the interests of the Lender under this Agreement or any other Loan Document declared invalid or unenforceable on the basis that this Agreement or any other Loan Document (a) provides any Person with a proprietary interest in any gaming activity in contravention of the requirements under IGRA, including 25 U.S.C. Section 2710(b)(2)(A), or under the Constitution and any tribal law, ordinance or resolution including, without limitation, the Gaming Ordinance, or (b) constitutes, individually or as a whole, a “management contract” or a “management agreement” under IGRA, including 25 U.S.C. Section 2711, and its implementing regulations, or as otherwise provided under the Constitution and any tribal law ordinance or resolution, including, without limitation, the Gaming Ordinance.

Section 7.13. Access to Lands of the Tribe. The Tribe shall not take any action that impairs necessary access to the lands of the Tribe by the Borrower for purposes of operating Mohegan Sun and conducting the business of Mohegan Sun.

Section 7.14. Compliance with Law. Any action taken by the Tribe to comply with federal or state law that would otherwise violate Article VII hereof shall be taken only after prior written notice to the Lender, accompanied with an officer’s certificate and opinion of counsel that such action is required by federal or state law. To the extent possible under the federal or state law, the Tribe shall give the Lender at least 30 days prior written notice of any such action.

Section 7.15. Impairment of Contracts. The Tribe agrees that any action taken in violation of Sections 7.02, 7.06, 7.07, 7.11 or 7.12 shall be deemed in contravention of Article XIV (“Non-Impairment of Contracts”) of the Constitution of the Tribe.

Section 7.16. Mohegan Sun Korea Management Agreement. The Tribe agrees that (a) if the Tribe or one or more Affiliates or instrumentalities of the Tribe (other than the Borrower or any Restricted Subsidiaries and other than Inspire Integrated Resort Co. Ltd., or its successors or assigns to the ownership or operation of the Mohegan Sun Korea Project (“Inspire”) and its Subsidiaries), on the one hand, and Inspire, on the other hand, enter into any management agreement, development agreement, licensing agreement or other agreement providing for the payment of a fee relating to the Mohegan Sun Korea Project (a “Mohegan Sun Korea Management Agreement”), any fees actually paid by Inspire to any such entity pursuant to such Mohegan Sun Korea Management Agreement shall, to the extent lawfully permitted, promptly be distributed, contributed or otherwise transferred to the Borrower or a Restricted Subsidiary, net of any fees, costs or expenses incurred or reasonably expected to be incurred by such entity in connection with such Mohegan Sun Korea Management Agreement; and (b) if the Tribe or one or more Affiliates or instrumentalities of the Tribe (other than the Borrower or any Restricted Subsidiaries) receives any dividends, distributions or other payments or amounts from Inspire on account of its ownership of any equity interest therein, such entity shall, to the extent lawfully permitted, promptly cause any such amounts to be distributed to the Borrower or a Restricted Subsidiary, net of any fees, costs or expenses incurred or reasonably expected to be incurred by such entity in connection with its ownership of such equity interest.

ARTICLE VIII

AFFIRMATIVE COVENANTS OF BORROWER

From the Closing Date until payment in full of the Obligations:

Section 8.01. Financial Statements. The Borrower shall deliver to the Lender:

(a)    as soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending September 30, 2020), (1) a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception

(other than, solely with respect to any such report and opinion delivered prior to October 14, 2021, a qualification or exception pertaining to the upcoming maturity of the Term A Facility or the Revolving Credit Facility (each as defined in the Credit Agreement) occurring within one (1) year from the time such report and opinion is delivered) or any qualification or exception as to the scope of such audit and (2) to the extent not included in the financial statements described in the preceding clause (1), a certificate setting forth the financial information specified in Table I of Appendix C to the FAQs (attached hereto as Exhibit C) at the end of such Fiscal Year of the Borrower and, subject to reasonable advance notice, any supporting documentation reasonably requested by Lender;

(b)    as soon as available but in any event within 45 days (or 60 days with respect to the following clause (2) after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower (commencing with the Fiscal Quarter ending December 31, 2020), (1) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and (2) to the extent not included in the financial statements described in the preceding clause (1) a certificate setting forth the financial information and, where applicable, reasonably detailed calculations of the required data specified in Table II of Appendix C to the FAQs (attached hereto as Exhibit C and as amended by the Federal Reserve from time to time), along with, subject to reasonable advance notice, any supporting documentation reasonably requested by Lender; and

(c)    within ten (10) Business Days after the delivery of financial statements pursuant to Section 8.01(a) or 8.01(b) with respect to any Fiscal Year or Fiscal Quarter, as applicable, (A) a reconciliation substantially in the form attached hereto as Exhibit K, or such other form as shall be approved by the Lender and Borrower (such approval not to be unreasonably withheld or delayed), of consolidated EBITDA for the period covered thereby derived from such financial statements to Consolidated EBITDA for such period as determined hereunder, (B) a list identifying each Subsidiary of the Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such financial statements or confirmation that there is no change in such information since the later of the Closing Date and the most recent prior delivery of such information and (C) a balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such Fiscal Quarter or Fiscal Year, as applicable, and the related income statement for such Fiscal Quarter and for the portion of Borrower’s Fiscal Year then ended, substantially in the form attached hereto as Exhibit K, or such other form as shall be approved by the Lender and Borrower (such approval not to be unreasonably withheld or delayed).

Section 8.02. Certificates; Other Information. The Borrower shall:

(a)    concurrently with the delivery of the financial statements referred to in Section 8.01(a), deliver to the Lender, to the extent reasonably available, consistent with the policies of the applicable accounting firm, a certificate of its independent certified public accountants stating that in making the examination necessary for such financial statements no knowledge was obtained of any Default under Article IX or, if any such Default shall exist, stating the nature and status of such event;

(b)    deliver to the Lender, within five (5) Business Days after the delivery of the financial statements referred to in Sections 8.01(a) and (b) (commencing with the delivery of the financial statements for the Fiscal Year ended September 30, 2020), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)    promptly after any request by the Lender, deliver to the Lender copies of any audit reports, management letters or recommendations submitted to the Management Board (or the audit committee of the Management Board) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Restricted Subsidiary, or any audit of any of them;

(d)    promptly after the same are available, deliver to the Lender, copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities Exchange Commission under Section 13 or Section 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto;

(e)    concurrently with the delivery of the financial statements referred to in Sections 8.01(a) and (b), deliver to the Lender management’s discussion and analysis of the important operational and financial developments of the Borrower and the Restricted Subsidiaries during such fiscal year or quarter, as applicable, in form and detail materially consistent with the Borrower’s past practice;

(f)    to the extent requested by the Lender within five Business Days after the delivery of the financial statements referred to in Sections 8.01(a) and (b), the Borrower shall, within ten Business Days after such delivery, host a conference call or meeting with the Lenders (it being understood and agreed that the Borrower shall be permitted to satisfy such obligation by inviting the Lender to a conference call or meeting hosted by the Borrower with lenders under the Credit Agreement);

(g)    as soon as available, and in any event no later than 120 days after the end of each fiscal year of the Borrower, deliver to the Lender for the then current fiscal year a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of such current fiscal year, together with the related consolidated statements of projected cash flow and projected income;

(h)    promptly, deliver to the Lender such additional information regarding the business, financial or corporate affairs of the Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request; and

(i)    solely during the Financial Covenant Restricted Period, deliver to the Lender:

(i)    within ten (10) Business Days after the end of each calendar month (commencing with the calendar month ending January 31, 2021, a certificate of a Responsible Officer of Borrower substantially in the form attached hereto as Exhibit H, or such other form as shall be approved by the Lender and the Borrower (such approval not to be unreasonably withheld or delayed), demonstrating Borrower’s compliance with Section 9.19(a) as of the last day of the most recently ended calendar month, and

(ii)    within fifteen (15) Business Days after the end of each calendar month (commencing with the calendar month ending January 31, 2021), a monthly forecast summary substantially in the form attached hereto as Exhibit I, or such other form as shall be approved by the Lender and the Borrower (such approval not to be unreasonably withheld or delayed), showing the actual and projected financial information required thereby for Borrower and its consolidated Subsidiaries for the most recently ended calendar month (in the case of actual financial information) and the next seven (7) calendar months (in the case of projected financial information, inclusive of the month in which such forecast is delivered).

Documents required to be delivered pursuant to Section 8.01 or Section 8.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such documents are publicly available through EDGAR (or any successor system of the Securities and Exchange Commission); (ii) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 12.02; or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that, upon request of the Lender, the Borrower shall provide to the Lender (and the Borrower may in its discretion satisfy its delivery obligations) by electronic mail electronic versions (i.e., soft copies) of such documents.

The Borrower hereby acknowledges that the Lender may make available to the SPV materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, ClearPar or a substantially similar electronic transmission system.

Section 8.03. Notices. The Borrower shall promptly notify the Lender:

(a)    of the occurrence of any Default;

(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including as a result of (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any other Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any other Restricted Subsidiary and any Governmental Authority (including under any Environmental Laws); or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any other Restricted Subsidiary, including pursuant to any applicable Environmental Laws; provided that for the purposes of this Section 8.03(b), a “Material Adverse Effect” under clause (a) of the definition thereof shall not include effects, events, occurrences, facts, conditions or changes arising out of, resulting from or in connection with COVID-19;

(c)    of the occurrence of any ERISA Event;

(d)    of any material change in accounting policies or financial reporting practices by the Borrower or any Restricted Subsidiary;

(e)    of any material modification of any insurance policy;

(f)    as soon as practicable, and in any event not less than five Business Days (or, if acceptable to the Lender, a shorter period) prior to the proposed effective date thereof, with written notice of any proposed amendment, modification or waiver of the terms and provisions of any of the Material Laws or Material Agreements; and

(g)    as soon as practicable, of the occurrence (or any alleged occurrence) of (i) a default, violation or any other breach in respect of any Indebtedness of Unrestricted Subsidiaries Guaranteed by Borrower or its Restricted Subsidiaries in excess of the Threshold Amount, or (ii) any event giving rise to a reasonable expectation that any such Guarantee will be validly called upon, which notice shall be given to the Lender not later than five Business Days following a Responsible Officer of the Borrower obtaining actual knowledge of such actual or alleged default, violation or breach or of such event (in each case including as a result of receipt of any default notice related thereto).

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 8.04. Preservation of Existence, Etc. The Borrower shall, and shall cause each Restricted Subsidiary to: (a) preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 9.04 or 9.05 or, in the case of the Restricted Subsidiaries, to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses (including, without limitation, gaming and liquor licenses) and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 8.05. Maintenance of Properties. The Borrower shall, and shall cause its Restricted Subsidiaries to: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 8.06. Maintenance of Insurance. The Borrower shall, and shall cause each Restricted Subsidiary, to maintain liability, casualty and other insurance (subject to customary deductibles and retentions) with responsible insurance companies in such amounts (after giving effect to any self-insurance compatible with the following standards) and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which the Borrower and its Restricted Subsidiaries operate. If for any reason, the Administrative Agent ceases to be named as loss payee and additional insured under such policies, Borrower shall promptly ensure that each policy evidencing such insurance shall name the Lender as loss payee and additional insured, as applicable. At all times while the Loan is outstanding, the Borrower shall use commercially reasonable efforts to ensure that such policies provide that such insurance companies provide the Lender thirty (30) days written notice before the termination thereof. Without limiting the obligations of the Borrower under the foregoing provisions of this Section 8.06, in the event the Borrower shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section 8.06, then the Lender may procure insurance covering the interests of the Lender in such amounts and against such risks as otherwise would be required hereunder; provided that no funds shall be advanced to procure such insurance under any insurance policies with respect to any gaming operations or facilities regulated by IGRA unless an Event of Default exists and is continuing (including by reason of a failure to pay any such premium). The Borrower shall reimburse the Lender in respect of any insurance premiums paid by the Lender pursuant to the foregoing. Without limitation of the foregoing, the Borrower shall, and shall cause each Restricted Subsidiary to, take all actions as needed to insure compliance with all requirements under the Flood Disaster Protection Act, including the maintenance of all flood hazard insurance and certifications required thereunder. In the event of any change in the insurance carrier of any policy of the Borrower and its Restricted Subsidiaries required pursuant to this Section 8.06, and in the event of any other material change relating to any such policy, the Borrower shall promptly deliver copies of certificates evidencing such policies to the Lender.

Section 8.07. Compliance with Laws. The Borrower shall, and shall cause each other Loan Party and each other Restricted Subsidiary, to comply in all material respects with the requirements of all Laws (including Gaming Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 8.08. Books and Records. The Borrower shall, and shall cause each Restricted Subsidiary to (a) maintain proper books of record and account, in which full, true and correct entries in all material respects in material conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.

Section 8.09. Inspection Rights. The Borrower shall, and shall cause each Restricted Subsidiary to, permit representatives and independent contractors of the Lender to visit and inspect the Collateral, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that the Borrower has the opportunity to participate in such discussions), all at such reasonable times during normal business hours, as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that excluding any such visits and inspections during the continuation of an Event of Default (x) the Lender shall not exercise the rights set forth in this Section more than one time (in the aggregate) in any calendar year and (y) only one (in the aggregate) such visit and inspection per calendar year shall be at the Borrower’s expense. Notwithstanding anything to the contrary in this Section, the Borrower and its Restricted Subsidiaries will not be required to disclose or permit the visitation or inspection or discussion of, any document, information or other matter (1) in respect of which disclosure to the Lender (or its representatives or contractors) is prohibited by Law (including any applicable Gaming Laws) or any binding agreement not entered into in contemplation of avoiding such inspection and disclosure rights, (2) that is subject to attorney client or similar privilege or constitutes attorney work product, (3) in respect of which the Borrower or any of its Restricted Subsidiaries owes confidentiality obligations to any third party not entered into in contemplation of avoiding such inspection and disclosure or (4) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any of its Restricted Subsidiaries and/or any customers and/or suppliers of the foregoing.

Section 8.10. Use of Proceeds. The Borrower shall use the proceeds of the Loan for any one or more of the following: (a) to repay any Revolving Indebtedness, solely to the extent such repayment occurs on or about the Funding Date, (b) to fund the transaction costs in connection with this Agreement and the Loan Documents, and (c) for working capital and general corporate purposes not in contravention of the MSPLF or any Law or of any Loan Document (including permitted refinancing of Indebtedness and Investments).

Section 8.11. Environmental Covenant. The Borrower shall, and shall cause each Restricted Subsidiary to:

(a)    use and operate all of its facilities and properties in compliance with all applicable Environmental Laws, keep all permits, approvals, certificates, licenses and other authorizations required pursuant to applicable Environmental Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, in each case except to the extent failure to do so, whether singly or in aggregate, could not reasonably be expected to have a Material Adverse Effect;

(b)    promptly (i) notify the Lender and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties under, or compliance of its facilities and properties with, applicable Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) commence and diligently proceed to take any action required pursuant to Environmental Laws to mitigate and eliminate such condition; and

(c)    provide such information and certifications which the Lender may reasonably request from time to time to evidence compliance with this Section 8.11.

Section 8.12. [Reserved].

Section 8.13. Additional Subsidiaries and Collateral. The Borrower shall:

(a)    Cause each Person which is at any time a Restricted Subsidiary (other than the CT Expo Subsidiary with respect to any of the following and the WNBA Subsidiary with respect to any Security Document) to promptly execute and deliver to the Lender joinder agreements with respect to, or otherwise become a party to, the Guaranty, the Security Agreement, the Co-Lender Agreement and any other applicable Security Documents and any and all other documents reasonably required by the Lender in connection with the Loan Documents (including any mortgages and any other documentation and deliverables with respect to real property);

(b)    Execute, and cause each of its Restricted Subsidiaries (other than the Special Purpose Restricted Subsidiaries) to execute, and to deliver to the Lender, promptly upon request of the Lender such Security Documents (including any mortgages and any other documentation and deliverables with respect to real property) as are reasonably required by the Lender (including, without limitation, in the case of any property that is to be subject to a mortgage, a Flood Determination with respect to such property (which Flood Determination together with evidence of all flood insurance required to comply with applicable law shall be delivered at least ten Business Days prior to the time that any such mortgage becomes effective)) to create a valid and perfected Lien upon any material property which they hereafter acquire (excluding property not required to be encumbered by the existing Security Documents (it being understood that the Borrower and its Restricted Subsidiaries (i) shall not be required to deliver a mortgage with respect to (w) any leasehold interest in real property (other than the real property subject to the Lease) if the applicable landlord’s consent to the mortgage of such leasehold interest is required and the Borrower and the applicable Restricted Subsidiary have used commercially reasonable efforts to obtain the consent of such landlord to the delivery of a mortgage hereunder, and have not been able to obtain such consent, (x) the leasehold interest in the Earth Hotel, (y) the real property commonly known as the Downs at Carbondale and (z) the undeveloped real property owned by Mill Creek Land, L.P. as of the Closing Date and (ii) shall not be required to grant the Lender a security interest in the Capital Stock of the CT Expo Subsidiary, Mohegan Global Holding or Mohegan Earth Hotel)), provided, that Borrower and its Restricted Subsidiaries will not be required to pledge their respective interests under third-party management, development or other related agreements entered into by Borrower or its Restricted Subsidiaries with respect to third-party gaming facilities;

(c)    Cause the Borrower and its Restricted Subsidiaries (other than the Special Purpose Restricted Subsidiaries) to pledge all of the Capital Stock held by Borrower and its Restricted Subsidiaries (other than the Special Purpose Restricted Subsidiaries) in any Person which is or hereafter becomes a Restricted Subsidiary, and, subject to the terms of the Intercreditor Agreement, shall deliver to, if not already in the possession of, the Administrative Agent or the Lender in pledge all certificates evidencing such Capital Stock accompanied by undated stock powers executed in blank, in each case except for Capital Stock in (A) any Person which is not wholly-owned, directly or indirectly, by Borrower or its Restricted Subsidiaries to the extent such pledge is restricted by the organizational documents of such Person or by contract with other holders of Securities of such Person, (B) the Special Purpose Restricted Subsidiaries or (C) any Tribal Entity;

(d)    [Reserved];

(e)    On the Funding Date, deliver to the Lender, a completed Perfection Certificate in form attached hereto as Exhibit J, dated as of the date of delivery and signed by a Responsible Officer of the Borrower on behalf of all the Loan Parties, together with all attachments contemplated thereby (or in lieu thereof, the perfection certificate delivered to the Administrative Agent under the Credit Agreement pursuant to Section 8.13(d) thereof together with a customary “no change” certification to the Lender covering the period from the date of delivery thereof to the Funding Date), in each case reasonably satisfactory to the Borrower and the Lender.

Section 8.14. Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain (a) a public corporate credit rating from S&P, and (b) a public corporate family rating from Moody’s; provided that in no event shall the Borrower be required to maintain any specific rating.

Section 8.15. Anti-Corruption Laws. The Borrower shall, and shall cause each Restricted Subsidiary to, conduct its businesses in material compliance with, as applicable, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, other similar anti-corruption legislation in other jurisdictions, and all applicable Sanctions, and shall maintain policies and procedures designed to promote and achieve compliance with such Laws, if applicable.

Section 8.16. Payment of Taxes and Obligations. The Borrower shall, and shall cause each Restricted Subsidiary to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including all Tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary or (b) the failure to so pay and discharge such amounts could not reasonably be expected to have a Material Adverse Effect.

Section 8.17. Operating Accounts. Within forty-five days following the opening of each Operating Account (or such later date as agreed by the Administrative Agent, or following the payment in full of the Obligations (as defined in the Credit Agreement), the Lender), the Borrower shall enter into or cause its relevant Restricted Subsidiaries, other than the Special Purpose Restricted Subsidiaries, to enter into an Account Control Agreement with respect to each Operating Account hereafter established; provided, that with respect to Operating Accounts that are both (i) held with foreign banks or overseas branches of domestic banks and containing up to $50 million (dollar equivalent) of funds in the aggregate for all such Operating Accounts and (ii) established for a bona fide business purpose requiring the maintenance of funds in the applicable jurisdiction, such covenant shall be deemed satisfied if the Borrower and the applicable Restricted

Subsidiary shall have used commercially reasonable efforts to enter into an Account Control Agreement or other arrangement required under applicable law to perfect the lien of the Administrative Agent (or, following the payment in full of the Obligations (as defined in the Credit Agreement)), the Lender in such Operating Account.

Section 8.18. Continual Operation of Mohegan Sun. The Borrower shall continuously operate Mohegan Sun substantially in the manner operated as of the Closing Date (or as contemplated on the Closing Date to be operated) and in any event in material compliance with the Gaming Ordinance, the Gaming Authority Ordinance, all applicable Laws and the Compact, and refrain from conducting any gaming activities (including without limitation all class II and class III gaming activities (as defined in IGRA)) at any location on the Tribe’s current reservation near Uncasville, Connecticut, other than Mohegan Sun; provided that, if and solely for so long as any Governmental Authority (including the Tribe) prohibits the operation of Mohegan Sun, any failure to continuously operate Mohegan Sun arising out of, resulting from or in connection with COVID-19 shall not be a breach of this Section 8.18.

Section 8.19. Defense of Loan Documents. If any Person commences any action or proceeding seeking to characterize any Loan Document or any interest thereunder, for any reason (a) as constituting, creating or providing a “proprietary interest” in gaming activities or gaming operations or (b) as constituting a “management contract” or a “management agreement”, in either case, in violation of IGRA or any other Law, the Borrower shall, at its own cost, object to any such characterization and support and defend the Loan Documents, as not creating, providing or constituting a “proprietary interest” in gaming activities and not constituting a “management contract” or a “management agreement”, in either case in violation of IGRA or any other Law.

Section 8.20. Maintenance and Employee Retention. The Borrower will make commercially reasonable efforts to maintain its payroll and retain its employees during the time the Loan is outstanding to the extent required by the CARES Act and the MSPLF.

Section 8.21. Priority of Loan. At the time of origination of the Loan and at all times during the term of the Loan, the Loan shall, to the extent required by the terms of the MSPLF, be senior to, or pari passu with, in terms of priority and security, the Borrower’s other debt for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, and all guarantees of the foregoing, other than Mortgage Debt.

Section 8.22. Compliance with Borrower Certification, the Facility and the CARES Act. At all times during the term of the Loan, the Borrower shall comply with all other covenants, terms and conditions set forth in the Borrower Certification, the MSPLF and/or the CARES Act applicable thereto.

Section 8.23. Facility Commitment Letter. The Borrower hereby acknowledges and agrees that the Lender shall be under no obligation to close and fund the Loan until the Lender has received a commitment letter from the SPV (the “Commitment Letter”) that it will purchase a 95% participation interest in the amount of $47,500,000 of the aggregate principal amount of the Loan under the MSPLF in accordance with the terms and guidelines of the MSPLF.

ARTICLE IX

NEGATIVE COVENANTS

From the Closing Date until payment in full of the Obligations:

Section 9.01. Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or suffer to exist any Lien upon any of the Authority Property, whether now owned or hereafter acquired, other than the following:

(a)    Liens pursuant to (i) any Loan Document or (ii) the Credit Agreement or any “Loan Document” thereunder;

(b)    Liens existing on the date hereof and listed on Schedule 9.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the Indebtedness, if any, secured or benefited thereby is permitted by Section 9.03(c);

(c)    Liens for taxes, assessments or other governmental charges or levies not yet delinquent or thereafter payable without penalty or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, Liens for labor done and materials and services supplied and furnished or other like Liens and statutory Liens (i) which are for amounts not yet overdue for a period of more than 60 days, (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person, or (iii) which have been bonded in a manner reasonably satisfactory to the Lender;

(e)    pledges or deposits made or Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or employment or insurance legislation and deposits and other Liens to secure premiums or reimbursement or indemnification obligations to insurance companies in the ordinary course of business;

(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, including during the course of any development;

(g)    Liens on Capital Stock in Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiary or its Subsidiaries;

(h)    easements, rights-of-way, reservations, covenants, conditions, restrictions, defects and irregularities in title to any real property and other similar encumbrances affecting real property which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i)    rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to (i) the use of any real property, or (ii) any right, power, franchise, grant, license, or permit, including present or future zoning laws, building codes and ordinances, zoning restrictions, or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;

(j)    rights of tenants under leases and rental agreements covering real property entered into in the ordinary course of business of the Person owning such real property;

(k)    Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(l)    Liens securing writs of attachment or similar instruments or judgments for the payment of money not constituting an Event of Default under Section 10.01(h) or 10.01(i) or securing appeal or other surety bonds related to such judgments;

(m)    Liens on cash securing only Defeased Indebtedness;

(n)    precautionary UCC financing statement filings made in connection with operating leases;

(o)    Liens securing Indebtedness permitted under Section 9.03(e); provided that (i) such Liens do not at any time encumber any property other than the property (and proceeds of the sale or other Disposition thereof and the proceeds (including insurance proceeds), products, rents, profits, accession and replacements thereof or thereto) financed by such Indebtedness (or, in the case of Liens incurred in connection with the Indebtedness permitted by Section 9.03(e)(ii), Liens on the Capital Stock in the CT Expo Subsidiary), (ii) such Liens either exist on the date hereof or are created in connection with (within 180 days of) the acquisition, design, installation, development, construction, repair or improvement of such Property (or such Liens secure Permitted Refinancings of Indebtedness secured by Liens of the type described in this clause (ii)) and (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, designing, installing, developing, constructing, repairing or improving the property which is the subject of such financing (or constitutes Permitted Refinancing of such Indebtedness);

(p)    Liens securing Indebtedness permitted under Sections 9.03(f), 9.03(j), 9.03(k) or 9.03(q);

(q)    Permitted Rights of Others;

(r)    (i) Liens in respect of assets of the WNBA Subsidiary in favor of WNBA, LLC or its designees to secure obligations of the WNBA Subsidiary under the WNBA Agreements and (ii) Liens granted pursuant to the WNBA Agreements consisting of the right to use the Mohegan Sun Arena for scheduled home games of the Connecticut Sun and related basketball activities;

(s)    any Lien existing on property, assets or revenue prior to the acquisition thereof by the Borrower or any of its Restricted Subsidiaries or existing on property, assets or revenue of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of, or in connection with, such acquisition or such Person becoming a Restricted Subsidiary, as the case may be and (ii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and any Permitted Refinancing thereof;

(t)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(u)    licenses of intellectual property granted by the Borrower or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole; and

(v)    other Liens on property securing obligations in an aggregate amount not to exceed $10,000,000.

Section 9.02. Investments. The Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, make any Investments, except:

(a)    Investments held by the Borrower or such Restricted Subsidiary in the form of cash, cash equivalents or short-term marketable securities;

(b)    Investments consisting of payroll advances to employees of Borrower and its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $2,000,000 at any one time outstanding;

(c)    Investments consisting of Guarantees by Loan Parties of the obligations of any Person that is not a Loan Party in an aggregate amount not to exceed $150,000,000 at any time outstanding, provided that both before and after giving effect to the incurrence of any such Investment (i) no Default or Event of Default shall then exist and (ii) the Borrower is in compliance with Section 9.10 on a Pro Forma Basis; provided, further, during the Financial Covenant Restricted Period, Borrower and its Restricted Subsidiaries shall not be permitted to make any Investment pursuant to this Section 9.02(c) other than Guarantees of Mohegan Sun Korea Debt in an aggregate principal amount not to exceed $100,000,000 at any time outstanding (subject to satisfaction of the conditions in the preceding proviso);

(d)    Investments of the Borrower in any Guarantor and Investments of any Restricted Subsidiary in the Borrower or in a Guarantor;

(e)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)    Capital Expenditures, to the extent constituting an Investment, provided that during the Financial Covenant Restricted Period, the aggregate amount of such Capital Expenditures shall not exceed the amount permitted by Section 9.19(c);

(g)    Investments representing all or a portion of the sales price for property sold to another Person;

(h)    Investments identified on Schedule 9.02;

(i)    additional Investments (i) in an amount up to the Available Amount determined at the time such Investment is made and (ii) in an unlimited amount; provided, (A) in each case, immediately before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, (B) in each case immediately after giving effect thereto on a Pro Forma Basis as of the last day of the most recently-ended Test Period the Borrower shall be in compliance with Section 9.10 and (C) solely in the case of investments pursuant to the foregoing clause (ii), the Total Leverage Ratio would not exceed 3.00 to 1.00 on a Pro Forma Basis (as of the last day of the most recently ended Test Period) after giving effect to such Investment; provided, further, during the Financial Covenant Restricted Period, Borrower and its Restricted Subsidiaries shall not be permitted to make any Investment pursuant to this Section 9.02(j).

(j)    additional Investments (which may include Guarantees of Indebtedness at the Mohegan Sun Korea Project), provided (i) the aggregate amount of such Investments outstanding at any time pursuant to this Section 9.02(k) does not exceed the greater of (x) $300,000,000 and (y) 25% of Consolidated EBITDA for the mostly recently-ended Test Period and determined at the time such Investment is made, (ii) immediately before and after giving effect thereto, no Default or Event of Default has occurred and is continuing and (iii) immediately after giving effect thereto on a Pro Forma Basis as of the last day of the most recently-ended Test Period the Borrower shall be in compliance with Section 9.10; provided, further, that during the Financial Covenant Restricted Period, Borrower and its Restricted Subsidiaries shall not be permitted to make any Investment pursuant to this Section 9.02(k) other than (a) $20,000,000 to one or more Unrestricted Subsidiaries to fund the Las Vegas Project, (b) $5,000,000 in respect of additional Investments, and (c) $10,000,000 in respect of Investments the proceeds of which are paid or transferred (or deemed paid or transferred) substantially concurrently to Borrower or its Restricted Subsidiaries to satisfy intercompany obligations owed thereto in respect of corporate allocations made in the ordinary course of business consistent with past practice (in each case subject to satisfaction of the conditions in the preceding proviso);

(k)    to the extent constituting Investments, transactions permitted under Section 9.04(a), (b) and (c) and Specified Employee Compensation Payments;

(l)    Investments in the CT Expo Subsidiary in an aggregate amount not to exceed $50,000,000 at any one time outstanding;

(m)    Investments in Swap Contracts entered into to hedge against fluctuations in interest rates and exchange rates and not for speculative purposes; and

(n)    Permitted Acquisitions; provided, during the Financial Covenant Restricted Period, Borrower and its Restricted Subsidiaries shall not be permitted to make any Investment pursuant to this Section 9.02(o).

Notwithstanding the foregoing, the aggregate amount of Investments in the form of (i) capital contributions, (ii) purchases or other acquisitions of Capital Stock and (iii) purchases, acquisitions or funding of loans or other debt instruments (but, for the avoidance of doubt, excluding Investments consisting of Guarantees otherwise permitted under this Section 9.02), in each case, made by the Borrower and the Restricted Subsidiaries, directly or indirectly (including through Mohegan Gaming Advisors, LLC) in Inspire shall not exceed $300,000,000 at any time.

For purposes of determining compliance with this Section 9.02, in the event that an Investment meets the criteria of more than one of the categories of Investment described in subsections (a) through (o) above, the Borrower may from time to time, in its sole discretion, classify or reclassify such Investment (or any portion thereof) and will only be required to include the amount and type of such Investment in one or more of the above subsections.

Section 9.03. Indebtedness. The Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, in each case, other than:

(a)    (i) Indebtedness under the Loan Documents, and (ii) Indebtedness incurred under the Credit Agreement in an aggregate amount not to exceed the outstanding loans and commitments thereunder as of the date hereof, plus the “Incremental Loan Amount” (as defined in the Credit Agreement as in effect on the date hereof), and any Permitted Refinancing in respect thereof;

(b)    unsecured intercompany Indebtedness between or among the Loan Parties;

(c)    (A) the Senior Unsecured Notes and any Permitted Refinancing in respect thereof and (B) all other Indebtedness outstanding on the date hereof and listed on Schedule 9.03 and any Permitted Refinancings thereof;

(d)    Indebtedness (contingent or otherwise) under Swap Contracts entered into by the Borrower or any Restricted Subsidiary to hedge against fluctuations in interest rates or exchange rates, and not for speculative purposes;

(e)    Indebtedness (i) in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets or (ii) in the event that the CT Expo Subsidiary is a Restricted Subsidiary, incurred by the CT Expo Subsidiary for the purpose of financing all or any part of the acquisition, design, installation, development, construction, repair or improvement cost of the CT Expo; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed (x) $150,000,000, if the CT Expo Subsidiary is a Restricted Subsidiary or (y) $100,000,000, if the CT Expo Subsidiary is not a Restricted Subsidiary; and, without duplication, Permitted Refinancings in respect of the foregoing;

(f)    (A) Indebtedness of the Borrower in respect of one or more series of (i) senior or subordinated unsecured notes or loans or (ii) junior lien notes or loans that may be secured by the Collateral on a junior basis with the Obligations, in each case that are issued or made pursuant to an indenture, a loan agreement or a note purchase agreement or otherwise (any such Indebtedness, “Incremental Equivalent Debt”); provided that (i) the principal amount of Indebtedness incurred pursuant to this Section 9.03(f) shall not exceed the Incremental Loan Amount (as defined in the Credit Agreement as in effect on the date hereof) as of the date of issuance or incurrence thereof; (ii) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence or issuance; (iii) such Incremental Equivalent Debt shall satisfy the definition of Permitted Junior Debt Conditions; (iv) if such Incremental Equivalent Debt is secured, the holders of such Indebtedness (or their representatives) shall be party to a Customary Intercreditor Agreement with the Lender and such Incremental Equivalent Debt shall not be secured by any assets other than the Collateral; and (v) after giving effect to such Incremental Equivalent Debt, the Borrower would be in compliance with Section 9.10 on a Pro Forma Basis (calculated as though any such Incremental Equivalent Debt were fully drawn); and (B) any Permitted Refinancing in respect thereof that satisfies the requirements of clause (v) of the definition of Permitted Junior Debt Conditions; provided, during the Financial Covenant Restricted Period, Borrower shall not be permitted to incur any Indebtedness pursuant to this Section 9.03(f);

(g)    Guarantees by Loan Parties of the obligations of any Person that is not a Loan Party in an aggregate amount not to exceed $150,000,000 at any time outstanding, so long as both before and after giving effect to the incurrence of any such Indebtedness (i) no Default or Event of Default shall then exist and (ii) the Borrower is in compliance with Section 9.10 on a Pro Forma Basis; provided, during the Financial Covenant Restricted Period, Loan Parties shall not be permitted to incur any Guarantees pursuant to this Section 9.03(g) other than unsecured Guarantees of Mohegan Sun Korea Debt (subject to satisfaction of the conditions in this clause (g)) in an aggregate principal amount not to exceed $100,000,000 at any time outstanding;

(h)    Guarantees on Indebtedness at the Mohegan Sun Korea Project that the Borrower has elected to incur pursuant to Section 9.02(k); provided, during the Financial Covenant Restricted Period, Borrower and its Restricted Subsidiaries shall not be permitted to incur any Guarantees pursuant to this Section 9.03(h);

(i)    (i) Unsecured Indebtedness satisfying the Permitted Junior Debt Conditions, provided that the proceeds thereof are applied to refinance the loans outstanding under the Credit Agreement and (ii) any Permitted Refinancing in respect thereof;

(j)    (i) Permitted Junior Lien Indebtedness, provided that the proceeds thereof are applied to refinance the loans outstanding under the Credit Agreement and (ii) any Permitted Refinancing in respect thereof;

(k)    Permitted Junior Lien Indebtedness in an aggregate amount not to exceed $250,000,000 at any time outstanding, provided that the proceeds thereof are promptly applied to refinance any unsecured Indebtedness outstanding under Sections 9.03(c)(A), (f), (i) or (n), and any Permitted Refinancing in respect thereof; provided, during the Financial Covenant Restricted Period, Borrower and its Restricted Subsidiaries shall not be permitted to incur any Indebtedness pursuant to this Section 9.03(k);

(l)    Indebtedness of a Person that becomes a Subsidiary of a Loan Party (other than the WNBA Subsidiary) after the date hereof in connection with a Permitted Acquisition; provided, however, that such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation or contemplation thereof, and Permitted Refinancings thereof;

(m)    Indebtedness of the Borrower or its Restricted Subsidiaries to the Tribe incurred pursuant to any Specified Tribal Contribution;

(n)    (i) Subordinated Indebtedness or unsecured senior Indebtedness of the Borrower or any Guarantor, in each case, satisfying the Permitted Junior Debt Conditions, so long as both before and after giving effect to the incurrence of any such Indebtedness (A) no Default or Event of Default shall then exist, (B) the Borrower is in compliance with Section 9.10 on a Pro Forma Basis and (C) the Total Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recently-ended Test Period is not greater than the Ratio Debt Threshold, provided that the proceeds thereof are applied to refinance the loans outstanding under the Credit Agreement, and (ii) any Permitted Refinancing in respect thereof;

(o)    (i) Subordinated Indebtedness or unsecured senior Indebtedness of the Borrower or any Guarantor, in an aggregate amount not to exceed $25,000,000 at any time outstanding, so long as both before and after giving effect to the incurrence of any such Indebtedness (A) no Default or Event of Default shall then exist, (B) the Borrower is in compliance with Section 9.10 on a Pro Forma Basis and (C) the Total Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recently-ended Test Period is not greater than the Ratio Debt Threshold, and (ii) any Permitted Refinancing thereof, provided that the proceeds thereof are applied to refinance the loans outstanding under the Credit Agreement;

(p)    with respect to any of the foregoing Indebtedness (other than any Indebtedness incurred by a Person that is not a Loan Party), any Guarantee of such Indebtedness given by a Loan Party; and

(q)    (i) Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to any bail-out, support or relief plan offered by any Governmental Authority (other than the Tribe or any Affiliate thereof) in connection with COVID-19, including any such Indebtedness provided through a designee thereof or an intermediary financial institution, so long as both before and after giving effect to the incurrence of any such Indebtedness (A) no Default or Event of Default shall then exist and (B) the Borrower is in compliance with Section 9.10 on a Pro Forma Basis and (ii) any Permitted Refinancing thereof.

For purposes of determining compliance with this Section 9.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in subsections (a) through (q) above, the Borrower may from time to time, in its sole discretion, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above subsections; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in subsection (a) of this Section 9.03.

Section 9.04. Fundamental Changes. The Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or purchase or otherwise acquire all or substantially all of the stock or assets of any Person (or of any division thereof), or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)    any Restricted Subsidiary may merge or consolidate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that when any Guarantor is merging with another Restricted Subsidiary that is not a Guarantor, the Guarantor shall be the continuing or surviving Person or such surviving Person shall execute and deliver a Guaranty, provided further, that the WNBA Subsidiary may not merge with any other Guarantor unless (x) such other Guarantor shall be the continuing or surviving Person and (y) such other Guarantor is not prevented or restricted from granting Liens in favor of the Lender under the Security Documents as a result of such merger;

(b)    any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor (other than the WNBA Subsidiary);

(c)    the Borrower or any Restricted Subsidiary may make a Disposition to the extent permitted by Section 9.05, including, in the case of a Restricted Subsidiary, by way of merger;

(d)    the merger or liquidation of an Unrestricted Subsidiary into a Restricted Subsidiary (other than the Special Purpose Restricted Subsidiaries), provided that the applicable Unrestricted Subsidiary would have been permitted to be designated a Restricted Subsidiary hereunder at the time of such transaction; and

(e)    the Borrower or any Restricted Subsidiary may implement a Permitted Acquisition or other Investment permitted hereunder of all or substantially all of the stock or assets of any Person (or of any division thereof) (including through a merger (provided that the Borrower must be the surviving entity of any merger involving the Borrower)) so long (i) both before and after giving pro forma effect to any such purchase or acquisition, no Event of Default shall then exist and (ii) after giving effect to such purchase or acquisition, the Borrower would have been in compliance with Section 9.10 on a Pro Forma Basis on the last day of the most recently ended Test Period.

Section 9.05. Dispositions. The Borrower will not, and shall cause each Restricted Subsidiary not to, directly or indirectly, make any Disposition except:

(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)    Dispositions of inventory in the ordinary course of business;

(c)    Dispositions of machinery and equipment no longer used or useful in the business;

(d)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(e)    Dispositions of property by (i) the Borrower or any Restricted Subsidiary to the Borrower or any Guarantor (other than the WNBA Subsidiary) or (ii) any Restricted Subsidiary that is not a Guarantor to any other Restricted Subsidiary that is not a Guarantor;

(f)    the sale, sub-lease or other disposition of a portion of the Lease and related interests and rights, to the extent the related real property is not then otherwise developed for use in Gaming, to the Tribe or any other Person for the purpose of permitting the Tribe or such Person to construct the CT Expo or a hotel, retail, entertainment or other related asset on such real property; provided that the Tribe or such other Person (other than the Borrower or any Restricted Subsidiary) shall not conduct any class II or class III gaming activities within the meaning of IGRA on such real property;

(g)    Dispositions permitted by Sections 9.02, 9.04 and 9.06, Priority Distributions (subject to the limitations in the definition thereof) and Permitted Tribal Payments (subject to the limitations in the definition thereof);

(h)    the Disposition, abandonment, cancellation or lapse of intellectual property which, in the reasonable determination of the Borrower, are not material to the conduct of the business of the Borrower and its Subsidiaries, or are no longer economical to maintain in light of their respective use, in the ordinary course of business;

(i)    Dispositions of cash, cash equivalents and short-term marketable securities;

(j)    (i) licenses and sublicenses by the Borrower or any Restricted Subsidiary of software and intellectual property, and (ii) retail, restaurant, cell tower and other leases of real property owned or leased by the Borrower or a Restricted Subsidiary, in each case in the ordinary course of business;

(k)    Dispositions of property subject to an Extraordinary Loss;

(l)    Dispositions of property having an aggregate fair market value of not to exceed $15,000,000 per Fiscal Year; and

(m)    Dispositions by the Borrower and the Restricted Subsidiaries not otherwise permitted under this Section 9.05; provided that (i) such Disposition (together with any related Dispositions) is not of assets comprising all or a material portion of Mohegan Sun and does not materially impair the operation of Mohegan Sun as a gaming facility, (ii) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (iii) such Disposition is made at the fair market value, as determined in good faith by the Management Board, (iv) the Borrower or the applicable Restricted Subsidiary shall receive not less than 75% of the consideration for such Disposition in the form of cash or Cash Equivalents and (v) the Net Cash Proceeds of such Disposition are applied to repay obligations under the Credit Agreement or to prepay the Obligations.

For purposes of determining compliance with this Section 9.05, in the event that a Disposition meets the criteria of more than one of the categories of Disposition described in subsections (a) through (m) above, the Borrower may from time to time, in its sole discretion, classify or reclassify such Disposition (or any portion thereof) and will only be required to include the amount and type of such Disposition in one or more of the above subsections.

Section 9.06. Restricted Payments. The Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, except that:

(a)    each Restricted Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Borrower and any Restricted Subsidiary and to each other owner of Capital Stock or other equity interests in such Restricted Subsidiary on a pro-rata basis based on their relative ownership interests);

(b)    the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c)    the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;

(d)    the Borrower and its Restricted Subsidiaries may make Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options, warrants or rights or upon the conversion or exchange of or into capital stock, or payments or distributions to dissenting stockholders pursuant to applicable law;

(e)    [Reserved];

(f)    the Borrower and the Restricted Subsidiaries may make additional Restricted Payments (i) in an amount up to the Available Amount determined at the time such Restricted Payment is made and (ii) in an unlimited amount; provided that (A) immediately before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, (B) immediately after giving effect thereto on a Pro Forma Basis as of the last day of the most recently-ended Test Period (x) the Borrower shall be in compliance with Section 9.10, and (y) the Total Leverage Ratio would not exceed 4.50 to 1.00 and (C) solely in the case of Restricted Payments pursuant to the foregoing clause (ii), immediately after giving effect thereto on a Pro Forma Basis as of the last day of the most recently-ended Test Period, the Total Leverage Ratio would not exceed 3.00 to 1.00; provided, during the Financial Covenant Restricted Period, Borrower and its Restricted Subsidiaries shall not be permitted to make any Restricted Payment pursuant to this Section 9.06(f);

(g)    [Reserved];

(h)    the Borrower and the Restricted Subsidiaries may make payments to the Tribe (or any agency, instrumentality or political subunit thereof) on account of any Indebtedness permitted under this Agreement which is held by the Tribe (or any agency, instrumentality or political subunit thereof), subject to Section 9.12, (i) at the Stated Maturity thereof, (ii) with the proceeds of other Indebtedness permitted to be incurred hereunder, and (iii) in the case of any Indebtedness the majority of which is not held by the Tribe (or any Affiliate thereof), upon the payment in full of such Indebtedness; and

(i)    to the extent construed as Restricted Payments, the Borrower and the Restricted Subsidiaries may make payments made pursuant to the Earth Hotel Lease to the extent permitted under Section 9.08(i).

For purposes of determining compliance with this Section 9.06, in the event that any Restricted Payment meets the criteria of more than one of the categories of Restricted Payment described in subsections (a) through (i) above, the Borrower may from time to time, in its sole discretion, classify or reclassify such Restricted Payment, or any portion thereof, and will only be required to include the amount and type of such Restricted Payment in one or more of the above subsections.

Section 9.07. Change in Nature of Business. The Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted or proposed to be conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto. In no event shall any Loan Party (other than the Initial Tribal Entity) be a Tribal Entity.

Section 9.08. Transactions with Affiliates. The Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Borrower, other than (a) employment of enrolled tribal members, and the immediate family members of tribal members, on terms consistent with the past practices of

Borrower (including the payment of employment bonuses in accordance with past practices), (b) transactions involving Property having an aggregate value of not more than $5,000,000 for all such transactions, (c) transactions which are on commercially reasonable terms entered into with Native American suppliers and vendors in accordance with the affirmative action provisions of the Tribe’s Employment Rights Ordinance (in the case of any such transactions or series of related transactions involving more than $5,000,000, on terms disclosed to the Lender), (d) other transactions on terms at least as favorable to Borrower or the applicable Restricted Subsidiary as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, the terms of which are disclosed to the Lender in writing, (e) payments pursuant to the Lease, (f) transactions with the WNBA Subsidiary contemplated by the WNBA Agreements, (g) transactions amongst Borrower and its Restricted Subsidiaries, or amongst Restricted Subsidiaries, in each case which are not prohibited under Section 9.02, (h) Restricted Payments expressly permitted under Section 9.06, Permitted Tribal Payments (subject to the limitations in the definition thereof), Priority Distributions (subject to the limitations in the definition thereof) and Indebtedness incurred to the Tribe pursuant to any Specified Tribal Contribution (subject to the limitations in the definition thereof), (i) the payments and other transactions contemplated by the Earth Hotel Lease, the retail leases relating to Jersey Mike’s and Pasta Vita restaurants at Mohegan Sun and the agreements governing the Specified Employee Compensation Payments (in each case, as in effect on the date of this Agreement, and with any amendments thereto that are not, in the good faith reasonable determination of Borrower, adverse to the interests of Borrower and are otherwise permitted to be entered into pursuant to clause (d) above), (j) payment of reasonable and customary fees to members of the Management Board, consistent with past practice and (k) provision by the Borrower or any of its Restricted Subsidiaries of development or management services to a joint venture or an Unrestricted Subsidiary, provided that the Borrower or such Restricted Subsidiary, as the case may be, is reimbursed for incremental out-of-pocket costs and expenses incurred in providing such services. For the avoidance of doubt, taxes, assessments and other amounts permitted under Section 7.07(i) through (v) shall not be deemed to be transactions governed by this Section 9.08.

Section 9.09. Negative Pledges and Other Contractual Restrictions. The Borrower shall not, and shall cause each Restricted Subsidiary not to, directly or indirectly, enter into any Contractual Obligation (other than this Agreement, any other Loan Document, the Credit Agreement or any other loan document relating thereto with respect to the following clauses (a)(ii) and (iii), as in effect on the date hereof) that (a) limits the ability (i) of any Restricted Subsidiary (other than the CT Expo Subsidiary) to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Restricted Subsidiary (other than the CT Expo Subsidiary) to Guarantee the Obligations or (iii) of the Borrower or any Restricted Subsidiary (other than the Special Purpose Restricted Subsidiaries) to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided, however, that (1) (x) subsections (a)(i) and (iii) shall not prohibit any Contractual Obligation in an agreement governing Indebtedness permitted under any of Section 9.03(c)(B) or (e) solely to the extent any such Contractual Obligation relates to the property financed by or that is the subject of such Indebtedness and (y) subsection (a)(iii) shall not prohibit any restrictions on the granting of a Lien to secure the Obligations on the Equity Interests in any Unrestricted Subsidiary which restrictions are contained in any Contractual Obligations governing Indebtedness of such Unrestricted Subsidiary or its Subsidiaries, (2) subsection (a)(i) shall not prohibit restrictions contained in the WNBA Agreements solely to the extent such restrictions relate solely to the WNBA Subsidiary, (3) subsection (a)(i) shall not prohibit restrictions in any Indebtedness permitted under Section 9.03 that are not more restrictive than those set forth in this Agreement, (4) subsections (a)(i) and (iii) shall not prohibit leases, licenses and other Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on and/or assignments of such leases, licenses and Contractual Obligations, (5) subsection (a) shall not prohibit customary restrictions and conditions contained in any agreement relating to a Disposition permitted by Section 9.05 (provided that such restrictions and conditions apply only to the asset or Person to be sold), (6) subsection (a) shall not prohibit restrictions contained in Indebtedness or other Contractual Obligations of Persons acquired pursuant to, or assumed in connection with, permitted acquisitions or Investments not prohibited hereunder after the Closing Date and which restrictions apply only to such Persons, and Permitted Refinancings thereof, (7) subsections (a)(i) and (iii) shall not prohibit restrictions with respect to the disposition of and/or Liens on interests in or assets of joint ventures contained in agreements governing such joint ventures, (8) subsections (a)(i) and (iii) shall not prohibit restrictions on cash deposits or other deposits imposed by Contractual Obligations incurred in the ordinary course of business; or (b) requires the grant of a Lien by the Borrower or any Restricted Subsidiary (other than the Special Purpose Restricted Subsidiaries) to secure an obligation of such Person if a Lien is granted to secure the Obligations, other than any Permitted Lien.

Section 9.10. Financial Covenants. So long as the Loan shall remain unpaid, the Borrower shall not, subject to Section 1.08:

(a)    Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter of the Borrower (commencing with the fiscal quarter ending December 31, 2020) to be less than 1.05 to 1.00.

(b)    Total Leverage Ratio. Permit the Total Leverage Ratio on the last day of any period of four fiscal quarters of the Borrower (commencing with the period of four fiscal quarters ending December 31, 2020) set forth below to be greater than the ratio set forth below opposite such period:

(i)    During the Financial Covenant Restricted Period:

Four Fiscal Quarters Ending	Maximum Total Leverage Ratio
December 31, 2020 through March 31, 2021	7.00 to 1.00
June 30, 2021	6.75 to 1.00
September 30, 2021	6.50 to 1.00
December 31, 2021	6.25 to 1.00
March 31, 2022 and June 30, 2022	5.75 to 1.00
September 30, 2022 through June 30, 2023	5.50 to 1.00
September 30, 2023 and each fiscal quarter ending thereafter	5.25 to 1.00

(ii)    From and after the Financial Covenant Restricted Period Termination Date:

Four Fiscal Quarters Ending	Maximum Total Leverage Ratio
December 31, 2020 through June 30, 2021	6.00 to 1.00
September 30, 2021 through June 30, 2022	5.75 to 1.00
September 30, 2022 through June 30, 2023	5.50 to 1.00
September 30, 2023 and each fiscal quarter ending thereafter	5.25 to 1.00

(c)    Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio on the last day of any period of four fiscal quarters of the Borrower (commencing with the period of four fiscal quarters ending December 31, 2020) set forth below to be greater than the ratio set forth below opposite such period:

(i)    During the Financial Covenant Restricted Period:

Four Fiscal Quarters Ending	Maximum Secured Leverage Ratio
December 31, 30, 2020 through March 31, 2021	4.75 to 1.00
June 30, 2021	4.25 to 1.00
September 30, 2021 through June 30, 2022	4.00 to 1.00
September 30, 2022 and each fiscal quarter ending thereafter	3.75 to 1.00

(ii)    From and after the Financial Covenant Restricted Period Termination Date:

Four Fiscal Quarters Ending	Maximum Secured Leverage Ratio
December 31, 2020 through June 30, 2021	4.25 to 1.00
September 30, 2021 through June 30, 2022	4.00 to 1.00
September 30, 2022 and each fiscal quarter ending thereafter	3.75 to 1.00

Section 9.11. Use of Proceeds. The Borrower shall not use the proceeds of the Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock in violation of Regulations U and X of the FRB or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose in violation of such Regulations.

Section 9.12. Certain Prepayments of Indebtedness. The Borrower shall not, and shall cause each Restricted Subsidiary not to, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Disqualified Capital

Stock of the Borrower or any Restricted Subsidiary or Other Junior Indebtedness of the Borrower or any Restricted Subsidiary (such payments, “Junior Prepayments”), except:

(a)    with respect to intercompany indebtedness between or among the Loan Parties;

(b)    a Permitted Refinancing of any such Indebtedness (including through exchange offers and similar transactions) or a refinancing of such Indebtedness with the proceeds of Permitted Junior Lien Indebtedness or unsecured Indebtedness (in each case that is permitted to be incurred by the terms of this Agreement) incurred simultaneously with such repayment;

(c)    exchanges of unregistered Indebtedness for Indebtedness having substantially equivalent terms pursuant to customary exchange offers for registered Indebtedness;

(d)    Junior Prepayments of Disqualified Capital Stock with the proceeds of any issuance of Disqualified Capital Stock permitted to be issued hereunder or in exchange for Disqualified Capital Stock or other Capital Stock permitted to be issued hereunder;

(e)    [Reserved];

(f)    provided (1) immediately before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, and (2) immediately after giving effect thereto on a Pro Forma Basis as of the last day of the most recently-ended Test Period the Borrower shall be in compliance with Section 9.10, additional Junior Prepayments (x) in an amount up to the Available Amount as of the time of such Junior Prepayment, provided after giving effect thereto on a Pro Forma Basis the Total Leverage Ratio as of the last day of the most recently-ended Test Period would not exceed 5.15 to 1.00, plus (y) in an amount up to $150,000,000, provided after giving effect thereto on a Pro Forma Basis the Total Leverage Ratio as of the last day of the most recently-ended Test Period would not exceed 4.25 to 1.00, and plus (z) in an unlimited amount, provided after giving effect thereto on a Pro Forma Basis the Total Leverage Ratio as of the last day of the most recently-ended Test Period would not exceed 3.25 to 1.00; provided, during the Financial Covenant Restricted Period, Borrower and its Restricted Subsidiaries shall not be permitted to make any Junior Prepayments pursuant to this Section 9.12(f).

Notwithstanding anything contained in this Section 9.12 to the contrary, Borrower and its Restricted Subsidiaries shall not prepay, redeem, purchase, defease or otherwise satisfy (and, for the avoidance of doubt, shall not make any cash payments of principal or interest with respect to) any Indebtedness of the Borrower or its Restricted Subsidiaries to the Tribe incurred pursuant to any Specified Tribal Contribution to the extent and for so long as the Loan remains outstanding.

Section 9.13. Sanctions. The Borrower shall not, and shall cause each Subsidiary not to, directly or indirectly, use the proceeds of the Loan, or lend or contribute such proceeds to any Subsidiary, joint venture partner or other individual or entity to fund any activities of or business with any individual, or entity, or in any Designated Jurisdiction, that, at the time of such funding, is, to the knowledge of the Borrower (other than in the case of a Subsidiary), the subject of Sanctions, or in any other manner that will result in a violation of applicable Sanctions.

Section 9.14. Anti-Corruption Laws. The Borrower shall not, and shall cause each Subsidiary not to, directly or indirectly use the proceeds of the Loan for any purpose which would breach, to the extent applicable, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions to the extent applicable to the Borrower and its Subsidiaries.

Section 9.15. WNBA Subsidiary Operations and Indebtedness. Borrower shall not permit the WNBA Subsidiary to enter into any substantial operations other than the operation of a Women’s National Basketball Association franchise, nor permit the WNBA Subsidiary to own any substantial assets other than the Women’s National Basketball Association franchise and the assets related to its operations. Borrower and its other Restricted Subsidiaries will not, either directly or indirectly, be liable for any obligations of the WNBA Subsidiary, or have any continuing obligations to WNBA, LLC or its Affiliates, other than (a) obligations of Borrower to honor scheduled arena dates for home games of the Women’s National Basketball Association franchise and related basketball activities, and (b) obligations under Borrower’s guarantee of the WNBA Subsidiary’s obligations under the WNBA Agreements.

Section 9.16. CT Expo Subsidiary Operations and Indebtedness. For so long as the CT Expo Subsidiary is a Restricted Subsidiary and not a Loan Party hereunder, Borrower shall not permit the CT Expo Subsidiary to conduct any business other than the development, construction, ownership and operation of the CT Expo, and activities ancillary thereto, nor permit the CT Expo Subsidiary to own any substantial assets other than the CT Expo and the assets related to its development and operations.

Section 9.17. [Reserved].

Section 9.18. Change in Fiscal Year. The Borrower shall not, and shall cause each Restricted Subsidiary not to, change its fiscal year from September 30.

Section 9.19. Additional Financial Covenant Restricted Period Covenants. During the Financial Covenant Restricted Period, Borrower shall not, and shall cause each Restricted Subsidiary not to:

(a)    permit Liquidity as of the last day of any calendar month ending after the Funding Date to be less than $70,000,000; or

(b)    make any interest payment in respect of the Senior Unsecured Notes unless as of the date of and pro forma for such interest payment Borrower would have Liquidity of at least $70,000,000; or

(c)    incur Capital Expenditures in an aggregate amount exceeding (i) $27,500,000 during the period from July 1, 2020 through March 31, 2021 or (ii) $35,000,000 for the period from April 1, 2021 through March 31, 2022

Section 9.20. Cancellation or Reduction of Lines of Credit. Notwithstanding any other provision of this Agreement, to the extent prohibited by the MSPLF, the Borrower will not seek to cancel or reduce any of its committed lines of credit with the Lender or any other lender until (i) the Loan is repaid in full or (ii) neither the SPV nor a Governmental Assignee holds an interest in the Loan in any capacity.

Section 9.21. Compensation, Stock Repurchase, and Capital Distribution Restrictions. The Borrower will comply with compensation, stock repurchase, and capital distribution restrictions that apply to it under Section 4003(c)(3)(A)(ii) of the CARES Act, including, without limitation:

(a)    Except as provided by the MSPLF, until twelve (12) months after the Loan has been repaid, the Borrower shall not buyback stock of equity securities listed on a national securities exchange of the Borrower or a parent of the Borrower (exceptions for contractual obligations entered in to prior to March 27, 2020); and

(b)    From the date hereof until twelve (12) months after the Loan has been repaid, the Borrower shall comply with the compensation limits set out in Section 4004 of the CARES Act.

Section 9.22. Repayment of Other Indebtedness. Notwithstanding any other provision of this Agreement, to the extent set forth in and subject to the FAQs and the MSPLF, the Borrower will not repay the principal balance of, or pay any interest on, any debt.

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

Section 10.01. Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”) under this Agreement:

(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within five Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five Business Days after demand therefor, any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in Sections 8.03(a), 8.04(a) (with respect to the Borrower) or Article IX or the Tribe fails to perform or observe any term, covenant or agreement contained in Article VII; provided, that an Event of Default under this subsection (b) as a result of the Borrower’s failure to perform or observe any covenant contained in Section 9.19(a) shall (A) automatically be deemed cured if Borrower is in compliance with Section 9.19(a) as of the last day of any succeeding calendar month and (B) be subject to cure pursuant to Section 10.04; or

(c)    Other Defaults. Any Loan Party or the Tribe fail to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice shall have been given to the Borrower by the Lender; or

(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Tribe, the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)    Cross-Default. (i) The Borrower or any Restricted Subsidiary (A) fails to make any payment when due after giving effect to any applicable notice and cure periods (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) (1) otherwise owed to the Lender, or (2) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in an amount equal to or greater than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case after giving effect to any applicable notice and cure periods, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or any Indebtedness consisting of a Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this paragraph (e)(i) shall not apply to any secured Indebtedness becoming due as a result of a Disposition of the Property or assets securing such Indebtedness if such Disposition and the prepayment of such secured Indebtedness are permitted hereunder; or (ii) any counterparty under Swap Contract terminates such Swap Contract as a result of an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is equal to or greater than the Threshold Amount and the Borrower or such Restricted Subsidiary, as the case may be, has not paid such Swap Termination Value within 30 days of the due date thereof, unless such termination or such Swap Termination Value is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP have been provided; or

(f)    Insolvency Proceedings, Etc. The Tribe, the Borrower or any Material Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

(g)    Inability to Pay Debts; Attachment. (i) The Borrower or any Material Restricted Subsidiary admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Authority Property and is not released, vacated or fully bonded within 90 calendar days after its issue or levy; or

(h)    Judgments. There is entered against the Borrower or any Material Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount equal to or greater than the Threshold Amount (to the extent not covered by independent third-party insurance of a solvent insurer and as to which the insurer does not dispute coverage) and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order and are not stayed within five (5) Business Days, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)    Judgments against the Tribe. There is entered against the Tribe a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount which entitles the judgment creditor to exercise any rights in respect of any Authority Property or the revenues of Mohegan Sun (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and either (A) enforcement proceedings are commenced by any creditor upon such judgment or order and are not stayed within five (5) Business Days, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(j)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any Material Restricted Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower, any Material Restricted Subsidiary or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(k)    Invalidity of Loan Documents. Any Loan Document or any portion or provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or payment in full of all the Obligations, ceases to be in full force and effect and binding on each Loan Party party thereto and, in the reasonable judgment of the Lender, such circumstance is materially adverse to the interests of the Lender; or any Lien in favor of the Lender on a material portion of the Collateral any time after its perfection and for any reason other than as expressly permitted hereunder or payment in full of all the Obligations, ceases to be in full force and effect and, in the reasonable judgment of the Lender, such circumstance is materially adverse to the interests of the Lender; or the Tribe, any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Tribe or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(l)    Tribe Status. The Tribe at any time ceases to be a federally recognized Indian Tribe; or

(m)    Change of Control. There occurs any Change of Control; or

(n)    License Revocation. Any of the Borrower’s or any Restricted Subsidiary’s Gaming Licenses shall have been lost or suspended or any other event shall have occurred, in each case, resulting in the inability to legally conduct class II gaming or class III gaming at Mohegan Sun for a period in excess of fifteen (15) consecutive days after the date of cessation of operations as a result of such loss or suspension or other event; provided that any such suspension or temporary loss arising out of, resulting from or in connection with COVID-19 shall not be an Event of Default under this Section 10.01(n); or

(o)    Referendum Action. A Referendum Action with respect to any matter shall have passed, which could reasonably be expected to result in a Material Adverse Effect; or

(p)    Management Agreement. The Tribe or Borrower shall enter into any management agreement with any Affiliate of the Tribe or Borrower, other than a Loan Party, with respect to all or any part of the Gaming operations of Mohegan Sun or Pocono at any time during the term of this Agreement unless (i) the manager thereunder has entered into a subordination agreement with the Lender (which the Lender shall be under no obligation to enter into) and (ii) in the case of any such management agreement (within the meaning of IGRA) with respect to Mohegan Sun, such subordination agreement is effective and the Commission has approved such subordination agreement and management agreement or has issued a “declination” letter in connection with such subordination agreement and management agreement (including to the effect that the subordination agreement does not modify such management agreement); or

(q)    Subordinated Indebtedness. A final judgment is entered by a court or other tribunal which purports to be of competent jurisdiction that any Subordinated Indebtedness is not subordinated in accordance with its terms to the Obligations if such Indebtedness would not have been permitted to be incurred hereunder but for such subordination; or

(r)    Mohegan Sun Korea Debt. (i) The occurrence of any event under the definitive financing agreements governing any Mohegan Sun Korea Debt such that a Guarantee thereof by Borrower or any Restricted Subsidiary may then be called in an amount in excess of $50,000,000 (a “Mohegan Sun Korea Debt Trigger”); provided that such Event of Default under this Section 10.01(r) shall automatically be deemed cured if (a) the Mohegan Sun Korea Debt Trigger is cured or waived or no longer applies, or (b) Borrower or its Restricted Subsidiaries raise equity or incur Indebtedness that is unsecured or secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations, in each case that is otherwise permitted under this Agreement, in an amount sufficient to, and Borrower or its Restricted Subsidiaries apply the proceeds thereof to, satisfy such Guarantee; or (ii) Borrower or any Restricted Subsidiary satisfies any Guarantee in respect of Mohegan Sun Korea Debt in excess of $25,000,000 other than with proceeds of equity or Indebtedness that is unsecured or secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations, in each case that is otherwise permitted under this Agreement.

(s)    Failure to Pay Any Indebtedness Owed to Lender. The Borrower or any Subsidiary shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) owing to the Lender or any commonly controlled Affiliate of the Lender, in each case beyond the applicable grace period with respect thereto, if any; or (ii) the Borrower or any Subsidiary shall fail to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure to make a payment, default or other event described in cause (i) or (ii) is to cause such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness; provided that, as used in this clause, the term “Indebtedness” shall mean all debt for borrowed money and any obligations evidenced by a bond, debenture, note, loan agreement or other similar instrument, and any guarantee of the foregoing.

Section 10.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions (but subject at all times to Section 10.04):

(a)    declare the unpaid principal amount of the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)    exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Lender.

Notwithstanding the foregoing, the Lender agrees that with respect to any deposit account or securities account maintained by or on behalf of any Tribal Entity it shall not deliver a notice of control, notice of exclusive control, shifting control notice, activation notice, or any similar notice under, or give any instructions or entitlement orders as to the disposition of any property subject to, an Account Control Agreement or any other deposit account control agreement or securities account control agreement entered into in respect of such account unless an Event of Default has occurred and is continuing, subject to the terms of the Intercreditor Agreement.

NOTWITHSTANDING ANY OTHER POSSIBLE CONSTRUCTION OF ANY PROVISION(S) CONTAINED IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT, IT IS AGREED THAT WITHIN THE MEANING OF IGRA: (A) THE LOAN DOCUMENTS, INDIVIDUALLY AND COLLECTIVELY, DO NOT AND SHALL NOT PROVIDE FOR THE MANAGEMENT OF ALL OR ANY PART OF THE MOHEGAN SUN GAMING OPERATIONS BY ANY PERSON OTHER THAN THE TRIBE OR THE BORROWER, OR DEPRIVE THE TRIBE OR THE BORROWER OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE MOHEGAN SUN GAMING OPERATIONS; AND (B) NEITHER THE LENDER NOR ANY SUCCESSOR, ASSIGN OR AGENT OF LENDER WILL OR MAY EXERCISE ANY REMEDY OR OTHERWISE TAKE ANY ACTION UNDER OR IN CONNECTION WITH ANY LOAN DOCUMENTS IN A MANNER THAT WOULD CONSTITUTE MANAGEMENT OF ALL OR ANY PART OF THE MOHEGAN SUN GAMING OPERATIONS OR THAT WOULD DEPRIVE THE TRIBE OR THE BORROWER OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE MOHEGAN SUN GAMING OPERATIONS.

Section 10.03. Application of Funds. After the exercise of remedies provided for in Section 10.02 (or after the Loan has automatically become immediately due and payable) and subject to the terms of the Intercreditor Agreement, any amounts received on account of the Obligations shall be applied by the Lender in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts other than principal and interest (including Attorney Costs and amounts payable under Article III) payable to the Lender;

Second, to payment of the remaining Obligations; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Section 10.04. Right to Cure. Notwithstanding anything to the contrary contained in Sections 10.01 or 10.02, if Borrower determines that an Event of Default under the covenant set forth in Section 9.19(a) has occurred or may occur, on or prior to the fifth (5th) Business Day after the date on which the certificate required to be delivered hereunder pursuant to Section 8.02(i)(i) with respect to such calendar month (the “Cure Expiration Date”), a Specified Tribal Contribution

may be made, and the amount of the net cash proceeds thereof shall be deemed to increase Liquidity as of the last day of such calendar month provided that such net cash proceeds are actually received by Borrower or its Restricted Subsidiaries on or prior to the Cure Expiration Date. Notwithstanding anything to the contrary contained in Section 10.01 and Section 10.02, (A) upon any Specified Tribal Contribution in an amount necessary to cure any Event of Default under the covenant set forth in Section 9.19(a), such covenant will be deemed satisfied and complied with as of the end of the relevant calendar month with the same effect as though there had been no failure to comply with such covenant and any Event of Default under such covenant (and any other Default as a result thereof) will be deemed not to have occurred for purposes of the Loan Documents, and (B) from and after the date that Borrower delivers a written notice to the Lender that it intends to exercise its cure right under this Section 10.04 (a “Notice of Intent to Cure”) the Lender may not exercise any rights or remedies under Section 10.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under the covenant set forth in Section 9.19(a) with respect to the calendar month for which a Notice of Intent to Cure has been provided (and any other Default as a result thereof) until the Cure Expiration Date.    No more than two (2) Specified Tribal Contributions may be made after the Funding Date pursuant to this Section 10.04.

ARTICLE XI

[RESERVED]

ARTICLE XII

MISCELLANEOUS

Section 12.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Tribe, the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Tribe, the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. If the Borrower enters into any amendment to or obtains any waiver or consent under the Credit Agreement or any loan document relating thereto with or from the Administrative Agent and/or any lenders thereunder, the Borrower shall notify the Lender of such event and may request that the Lender promptly (i) enter into an amendment to, or provide a waiver or consent under, this Agreement and/or the other Loan Documents, as applicable, that makes such changes to this Agreement or the other Loan Documents, or (ii) provide the Tribe, the Borrower and/or the other Loan Parties, as applicable, relief under this Agreement or the other Loan Documents, in each case on substantially the same terms as made to or provided under the Credit Agreement or the loan documents relating thereto, as applicable. Lender shall not unreasonably withhold such amendment or relief or any consent related thereto unless such amendment, relief or consent is prohibited by the terms of the CARES Act and the MSPLF as determined in Lender’s sole discretion, exercised in good faith.

Section 12.02. Notices and Other Communications; Facsimile Copies.

(a)    General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent, if a confirmation of transmittal is confirmed (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lender may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing subsection (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and the Lender. The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)    Reliance by the Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

Section 12.03. No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 12.04. Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Lender for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all applicable Attorney Costs, (b) to pay or reimburse the Lender for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all applicable Attorney Costs, and (c) after the occurrence and during the continuance of an Event of Default, to pay or reimburse each Lender for all reasonable out-of-pocket costs and expenses incurred in connection with any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law, including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees related thereto, and other out-of-pocket expenses incurred by the Lender and the cost of independent public accountants and other outside experts retained by the Lender. All amounts due under this Section 12.04 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Loan and repayment of all other Obligations.

Section 12.05. Indemnification by the Borrower; Waiver. The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses (including the fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors or Affiliates, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. In connection with any claim for indemnification pursuant to this Agreement by more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel selected by the Indemnitees; provided that if such legal counsel determines in good faith that representing all such Indemnitees is reasonably likely to result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each Indemnitee shall be entitled to separate representation.

To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

All amounts due under this Section 12.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the payment in full of the Obligations. This Section 12.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 12.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

Section 12.07. Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Tribe and the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void ab initio). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the Loans (i) to the SPV, (ii) as required by law, or (iii) as required by the MSPLF; provided that assignments other than those set forth in clauses (i)-(iii) above shall be subject to the following conditions:

(i)    No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(ii)    No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(iii)    Borrower Consent Required for Assignments to Entities Not Constituting Chartered Banks. Subject to the MSPLF, no assignment shall be made by Lender to an entity that is not a chartered bank without the prior consent of Borrower.

(iv)    Multiple Lenders. Subject to the MSPLF and the provisions of the Co-Lender Agreement, upon an assignment by the Lender, while it is the sole Lender hereunder, of a portion (but not all), of its rights and obligations under this

Agreement and the Loan, the Lender and the Borrower, upon reasonable advance notice by the Lender to the Borrower, shall amend this Agreement to include provisions customary of multi-lender facilities (it being understood and agreed that the Lender and the Borrower shall cooperate in good faith to implement such an amendment on terms reasonably acceptable to such Lender and the Borrower as promptly as reasonably practicable).

From and after the effective date specified in any assignment, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 12.04 and 12.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with Section 12.07(d).

(c)    Liberty Bank, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register for the recordation of the name and address of the Lender and any assignees thereof, and the principal amount and stated interest of the Loan owing to the Lender and such assignees pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error. No assignment of the Loan, whether or not evidenced by a Note, will be effective without being recorded in the Register.

(d)    The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement; provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that (i) reduces the fees, interest rate or principal payable directly or indirectly to such Participant (or the Lender in respect of such Participant), or (ii) extends the final maturity date for the Loan. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements of Section 3.01(e))

to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided, however, that such Participant agrees to be subject to the provisions of Sections 3.06 and 12.16 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.09 as though it were the Lender.

Upon the sale of a participation, the Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)    A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were the Lender shall not be entitled to the benefits of Section 3.01.

(f)    The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

Section 12.08. Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective auditors, partners, directors, officers, employees, agents, advisors and representatives that need to know such information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 12.07(f), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement and the other Loan Documents. For purposes of this Section, “Information” means all information received from the Tribe, the Borrower or any of their respective Subsidiaries relating to the Tribe, the Borrower or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure to any such Person by the Tribe, the Borrower or any of their respective Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.09. Set-off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence and during the continuance of any Event of Default, the Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. The Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 12.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (other than Tribal Laws) (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 12.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 12.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of the Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 12.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid, void or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid, void or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.15. [Reserved].

Section 12.16. [Reserved].

Section 12.17. Governing Law. Except to the extent otherwise expressly provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the Law of the State of New York, without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of New York (other than any mandatory provisions of the Uniform Commercial Code of the State of New York relating to the Law governing perfection and the effect of perfection of the security interests granted under the Loan Documents), provided however, that if and only to the extent that any security interest granted to the Lender pursuant to this Agreement or any other Loan Document shall be deemed exempt from the provisions of Article 9 of the Uniform Commercial Code of the State of New York by virtue of Borrower being a governmental entity, then such security interest shall be governed by the corresponding provisions of Article 9 of the Tribe’s Uniform Commercial Code,

as adopted by the UCC Ordinance. Borrower and each other party hereto each hereby consents to the application of New York civil law to the construction, interpretation and enforcement of this Agreement and the other Loan Documents, and to the application of New York civil law to the procedural aspects of any suit, action or proceeding relating thereto, including but not limited to legal process, execution of judgments and other legal remedies, except for any procedural matters governed by or relating to the conduct of arbitration under Section 12.18. This Agreement and the other Loan Documents to which Borrower is a party are each “Contracts of the Tribal Gaming Authority” within the meaning of Section 1 of Article XIII (entitled “Tribal Gaming Authority Amendment”) of the Constitution.

Section 12.18. Arbitration Reference.

(a)    Mandatory Arbitration. Subject to clause (c) below, at the option of the Lender, the Borrower, any of its Restricted Subsidiaries that are Tribal Entities or, to the extent it is a party to any such controversy or claim, the Tribe, any controversy or claim between or among the parties arising out of or relating to this Agreement, the other Loan Documents or any agreements or instruments relating hereto or thereto or delivered in connection herewith or therewith and any claim based on or arising from an alleged tort in connection herewith or therewith (each, a “Claim”), shall be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association (“AAA”). The arbitrators shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. Judgment upon the arbitration award may be entered in any court having jurisdiction and each of the Tribe, the Borrower and each Restricted Subsidiary consents to the jurisdiction of the state and federal courts located in any jurisdiction in which are located assets against which such judgment is sought to be enforced. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(b)    Provisional Remedies, Self-Help and Foreclosure. No provision of this Section shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of any party to resort to arbitration or reference. At the Lender’s option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

(c)    Limitation.

(i)    [Reserved].

(ii)    Notwithstanding anything to the contrary in this Agreement or any Loan Document, a Claim may only be submitted to or otherwise determined by arbitration pursuant to clause (a) or otherwise if, and only if, each of the courts described in Section 12.20(c)(i) and 12.20(c)(ii) lack or decline jurisdiction with respect to such Claim.

(d)    Specific Enforcement Representation. Each party to this Agreement severally represents and warrants to the other parties that this Section 12.18 is specifically enforceable against such party by the other parties.

Section 12.19. Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL OR, TO THE EXTENT PROVIDED BY SECTION 12.18, ARBITRATION, WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 12.20. WAIVER OF SOVEREIGN IMMUNITY; CONSENT TO JURISDICTION.

(a)    Borrower hereby expressly and irrevocably waives the sovereign immunity of Borrower and each of its Restricted Subsidiaries (and any defense based thereon) from any suit, action or proceeding or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, exercise of contempt powers, or otherwise) or arbitration in any forum, with respect to this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, provided that (1) the waiver contained in this clause (a) is expressly limited to actions against Borrower and its Restricted Subsidiaries and (2) any recovery upon any judgment resulting therefrom shall be limited to recovery against the Authority Property (other than any Protected Assets), including Pocono and the revenues of Borrower and its Restricted Subsidiaries and all Collateral relating thereto.

(b)    The Tribe hereby expressly and irrevocably waives its own sovereign immunity (applicable to itself as an Indian tribal nation) (and any defense based thereon) from any suit, action or proceeding or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, exercise of contempt powers, or otherwise) with respect to the representations and warranties of the Tribe set forth in Article V, the covenants of the Tribe set forth in Article VII, and each provision of Section 10.01 which relates to an Event of Default caused by the Tribe’s breach of any such representation, warranty or covenant, it being expressly understood that (1) the waivers and consents contained in this clause (b) are not limited to actions against

Borrower and its Restricted Subsidiaries, (2) any action described in this clause (b) may be brought against the Tribe, and (3) any recovery upon any judgment resulting from any such action may be had against the assets and revenues of the Tribe, other than Protected Assets, in a manner consistent with Section 12.21

(c)    Each of the Tribe, Borrower and the Restricted Subsidiaries hereby expressly and irrevocably submits to the exclusive (subject to Section 12.18 and other than with respect to actions by the Lender in respect of rights under any Security Document governed by law other than the law of the State of New York or with respect to any Collateral subject thereto) jurisdiction of (i) any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, (ii) in the event that the courts described in clause (i) above lack or decline jurisdiction, any Connecticut state court or federal court of the United States of America sitting in Connecticut, and any appellate court from any thereof and (iii) in the event that the courts described in clauses (i) and (ii) above lack or decline jurisdiction, any other court of otherwise competent jurisdiction, including, subject to clause (g) below, any Tribal Court, in each case in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and each of the Tribe, the Borrower and each Restricted Subsidiary consents to the jurisdiction of the state and federal courts located in any jurisdiction in which are located assets against which such judgment is sought to be enforced. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Tribe, Borrower, the Restricted Subsidiaries or their respective properties in the courts of any jurisdiction.

(d)    Each of the Tribe, Borrower and the Restricted Subsidiaries hereby expressly and irrevocably waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court described in clause (c) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(f)    The waivers and consents described in this Section shall inure to the benefit of the Lender, its successors and assigns, and each other Person who is entitled to the benefits of the Loan Documents (including without limitation the indemnitees referred to in Section 12.05). Subject to Sections 12.21 and 12.22 the Lender and such other Persons shall have and be entitled to all available legal and equitable remedies, including the right to specific performance, money damages and injunctive or declaratory relief. The waivers of sovereign immunity and consents to jurisdiction contained in this Section are irrevocable.

(g)    Each of the Tribe, Borrower and the Restricted Subsidiaries agrees that any action for the entry of judgment on and/or enforcement of an arbitration award or court order or judgment may be brought in the Mohegan Tribal Gaming Disputes Court. Each of the Tribe, Borrower and the Restricted Subsidiaries expressly waives the application of the doctrines of exhaustion of tribal remedies and any right of comity with respect to any Tribal Court or any tribal court of appeals the Tribe may now or hereafter maintain. In any event, no action may be brought in any Tribal Court without the prior written consent of the Lender.

Section 12.21. Lender Covenant. In any action or proceeding against Borrower or any of its Restricted Subsidiaries to enforce the Loan Documents which is not also an action or proceeding against the Tribe, the Lender agrees that it shall have no recourse to the Tribe or to its property which is not Authority Property. In any action or proceeding to enforce the Loan Documents which includes the Tribe, the Lender agrees that it shall, to the extent then permitted by applicable Law (other than Tribal Law), take commercially practicable steps to enforce any claim for damages awarded to the Lender by any court, tribunal, arbitrator or other decision maker against Borrower or the Authority Property prior to taking recourse to the Tribe or any Property thereof which is not Authority Property. The provisions of this Section shall not be construed (a) to create any recourse on the part of the Lender against the Tribe, the property of the Tribe which is not Authority Property or revenues except for any breach of the Tribe’s own representations, warranties and covenants set forth in Articles V and VII, or (b) to create any recourse on the part of the Lender against any Protected Assets, or (c) to require exhaustion by the Lender of any remedies against Borrower, its Restricted Subsidiaries or the Authority Property prior to having recourse, in the proper case, against the Tribe and its property which is not Authority Property.

Section 12.22. Gaming Law Limitations. Notwithstanding any provision in any Loan Document, the Lender shall not engage in any of the following: planning, organizing, directing, coordinating, controlling or managing all or any portion of the Tribe’s or Borrower’s or any other Tribal Entity’s gaming operations that are regulated by IGRA (collectively, “Management Activities”), including (but not limited to) with respect to the following:

(a)    the training, supervision, direction, hiring, firing, retention, or compensation (including benefits) of any employee (whether or not a management employee) or contractor;

(b)    any employment policies or practices;

(c)    the hours or days of operation;

(d)    any accounting systems or procedures;

(e)    any advertising, promotions or other marketing activities;

(f)    the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

(g)    the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

(h)    budgeting, allocating, or conditioning payments of any Tribal Entity’s operating expenses;

provided, however, that the Lender will not be in violation of the foregoing restriction solely because the Lender:

(1)    enforces compliance with any term in any Loan Document that does not require the gaming operation to be subject to any third-party decision-making as to any Management Activities; or

(2)    requires that all or any portion of the revenues securing the Loans and other Obligations be applied to satisfy valid terms of the Loan Documents; or

(3)    otherwise forecloses on all or any portion of the property securing the Obligations.

Section 12.23. Section 81 Compliance. The parties hereto agree that any right, restriction or obligation contained in any Loan Document that “encumbers Indian land” within the meaning of 25 U.S.C. § 81(b) shall not be effective for longer than six years, 364 days unless the Loan Document is an agreement or contract described in 25 U.S.C. § 81(c) or bears the approval of the Secretary of the Interior within the meaning of 25 U.S.C. § 81(b).

Section 12.24. USA PATRIOT Act Notice. The Lender hereby notifies the Tribe and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Tribe and the Borrower, which information includes the name and address of the Tribe and the Borrower and other information that will allow the Lender to identify the Tribe and the Borrower in accordance with the Act.

Section 12.25. OFAC. No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 12.26. Designation as Senior Debt. All Obligations shall be “Designated Senior Indebtedness” for purposes of and as defined in any existing or future indenture between the Borrower and a trustee relating to any subordinated debt issued by the Borrower, if and to the extent that such term (or any comparable term) is defined therein as providing specific rights to certain holders of senior Indebtedness.

Section 12.27. Gaming Boards. The Lender agrees to use its reasonable best efforts to cooperate with all Gaming Boards (other than tribal Gaming Boards) in connection with the administration of their regulatory jurisdiction over the Borrower and its Affiliates, including by providing in a timely manner such documents or other information as may be requested by any such Gaming Board (other than tribal Gaming Boards) relating to the Borrower or any of its Affiliates or to the Loan Documents. The Borrower and each of its Affiliates hereby consents to any such disclosure by the Lender to any Gaming Board and releases such parties from any liability for any such disclosure.

Section 12.28. Gaming Regulations. Each party to this Agreement hereby acknowledges that the consummation of the transactions contemplated by the Loan Documents is subject to applicable Gaming Laws, including but not limited to any licensing or qualification requirements imposed on the Lenders and the Loan Parties thereby (other than by tribal Gaming Laws). The Borrower represents and warrants that it will use its reasonable best efforts to obtain all requisite approvals necessary in connection with the transactions contemplated hereby and in the other Loan Documents.

Section 12.29. No Personal Liability. No director, officer, office holder, employee, agent, representative or member of the Borrower, any Guarantor or the Tribe, as such, shall have any liability for, nor be subject to suit in respect of, any obligations of the Borrower or any Guarantor hereunder or the other Loan Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. It is expressly acknowledged and agreed that the Tribe shall not be deemed to be a Guarantor, and its representations and covenants shall be limited to those expressly set forth herein.

Section 12.30. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation, amendments or other modifications, waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Lender is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant to the procedures approved by it.

Section 12.31. Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 12.32. [Reserved].

Section 12.33. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and the Tribe acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Tribe, the Borrower and their respective Affiliates, on the one hand, and the Lender, on the other hand, (B) each of the Borrower and the Tribe has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and the Tribe is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Tribe, the Borrower or any of their respective Affiliates, or any other Person in connection with the transactions contemplated hereby and by the other Loan Documents, and (B) the Lender has no obligation to the Tribe, the Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender, and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Tribe, the Borrower and their respective Affiliates, and the Lender has no obligation to disclose any of such interests to the Tribe, the Borrower or their respective Affiliates. To the fullest extent permitted by law, each of the Tribe and the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.34. Collateral and Guaranty Matters.

(a)    Any Lien on any property granted to or held by the Lender under any Loan Document shall automatically be released (including, as applicable, by way of amending or subdividing the Leasehold Mortgage in connection with an amendment of the Lease in connection with a transaction pursuant to Section 9.05(f)) (i) upon termination of the Agreement and payment in full of all Obligations under this Agreement, (ii) upon the sale, transfer or other disposition of such property to the extent such sale, transfer or other disposition is not prohibited hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 12.01 hereunder.

(b)    Each Guarantor shall be released from its obligations under the Guaranty and the Security Documents if such Person is not a Restricted Subsidiary or will cease to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

(c)    (i) Each Guarantor shall be released from its obligations under the Guaranty and the Security Documents as a result of a corporate restructuring of the Borrower and its Subsidiaries so long as after giving effect thereto each Person that is required to be a Guarantor pursuant to the terms hereof becomes or continues to be a Guarantor and (ii) any Lien on any property granted to or held by the Lender under any Loan Document shall be released in connection with a corporate restructuring of the Borrower and its Subsidiaries so long as after giving effect thereto substantially all Collateral of each Guarantor remains Collateral.

(d)    The Lender shall subordinate any Lien on any property granted to or held by the Lender under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.01(o);

(e)    Lender shall enter into and Customary Intercreditor Agreements to the extent permitted by Sections 9.01 and 9.03 hereof.

In each case as specified in this Section 12.34, the Lender will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty or to enter into Customary Intercreditor Agreements, in each case in accordance with the terms of the Loan Documents and this Section 12.34.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ Mario C. Kontomerkos
Name:	Mario C. Kontomerkos
Title:	Chief Executive Officer

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT (for the limited purpose of joining the Tribal Provisions)

By:	/s/ Ralph James Gessner, Jr.
Name:	Ralph James Gessner, Jr.
Title:	Chairman of the Tribal Council

[Signature Page to Loan Agreement]

LIBERTY BANK, as Lender

By:	/s/ John K. Jepson, Jr.
Name:	John K. Jepson, Jr.
Title:	First Vice President

[Signature Page to Loan Agreement]